Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 29, 2010

among

GENESIS ENERGY, L.P.,

as the Borrower

The Lenders Party Hereto,

BNP PARIBAS,

as Administrative Agent,

BANK OF AMERICA, N.A. and BANK OF MONTREAL,

as Co-Syndication Agents,

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent

$525 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY

BNP PARIBAS SECURITIES CORP.,

BANC OF AMERICA SECURITIES LLC,

and BMO CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Bookrunners

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SCHEDULES:

Schedule 2.01	Committed Amounts
Schedule 2.06	Existing Letters of Credit
Schedule 3.05	Certain Obligations
Schedule 3.06(a)	Properties
Schedule 3.07	Disclosed Matters
Schedule 3.14	Insurance
Schedule 3.15	Material Agreements
Schedule 3.18	Force Majeure
Schedule 3.19(a)	Subsidiaries and Joint Ventures
Schedule 3.19(b)	Consents
Schedule 3.19(c)	Organizational Chart
Schedule 3.20(c)	Copyright Violations
Schedule 5.12	Insurance
Schedule 5.16	Risk Management Requirements
Schedule 5.18	Post-Effective Date Items
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.09	Transactions with Affiliates

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Committed Amount Decrease Certificate
Exhibit C	Form of Letter of Credit Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Perfection Certificate
Exhibit F	Form of Borrowing Request
Exhibit G	Form of Borrowing Base Certificate
Exhibit H	Form of Committed Amount Increase Certificate
Exhibit I	Form of Additional Lender Certificate

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 29, 2010, is by and among GENESIS ENERGY, L.P., a Delaware limited partnership (the “Borrower”), the LENDERS party hereto, and BNP PARIBAS, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, Genesis Crude Oil, L.P. (the “OLP”), as borrower, the Borrower, as guarantor, Fortis Capital Corp., as administrative agent for the lenders (in such capacity, the “Existing Agent”), the lenders from time to time party thereto and the other agents and parties referred to therein entered into that certain Credit Agreement dated as of November 15, 2006, as amended by that certain First Amendment to Credit Agreement and Guarantee and Collateral Agreement dated as of July 25, 2007, as amended by that certain Amendment to First Amendment to Credit Agreement and Guarantee and Collateral Agreement dated as of March 28, 2008 (as amended, supplemented and otherwise modified, the “November 2006 Credit Agreement”), pursuant to which the lenders party thereto made certain loans and other extensions of credit and provided certain commitments to the OLP;

WHEREAS, the OLP, the Borrower, the Existing Agent, the lenders from time to time party thereto and the other agents and parties referred to therein amended and restated the November 2006 Credit Agreement by entering into that certain First Amended and Restated Credit Agreement dated as of May 30, 2008, as amended by that certain First Amendment to First Amended and Restated Credit Agreement dated as of July 18, 2008, and that certain Second Amendment to First Amended and Restated Credit Agreement dated as of February 5, 2010 (as amended, supplemented and otherwise modified, the “Existing Credit Agreement”), pursuant to which the lenders party thereto made certain loans and other extensions of credit and provided certain commitments to the OLP;

WHEREAS, the Existing Agent, the Administrative Agent, the Borrower, the OLP and certain subsidiaries and trustees party thereto have entered into (a) that certain Master Assignment Agreement, dated as of the date hereof and effective contemporaneously herewith, whereby the Existing Agent assigned to the Administrative Agent, and the Administrative Agent assumed from the Existing Agent, all of the Existing Agent’s rights, interests, liabilities and obligations as administrative agent under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) (the “Master Assignment Agreement”) and (b) other Agency Assignment Documents (as defined below);

WHEREAS, the OLP and the Borrower entered into that certain Assignment and Assumption Agreement, dated as of the date hereof and effective contemporaneously herewith (the “Genesis Assignment and Assumption Agreement”), whereby OLP assigned to the Borrower, and the Borrower assumed from the OLP, all of the OLP’s rights, interests, liabilities and obligations as borrower under the Existing Agreement;

WHEREAS, the OLP, the Borrower, the Administrative Agent, the Lenders and the other agents and parties hereto desire to enter into this Second Amended and Restated Credit Agreement in order to amend and restate the Existing Credit Agreement;

NOW, THEREFORE, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing (including any Inventory Financing Sublimit Borrowing), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall have the meaning assigned to such term in the Uniform Commercial Code in effect in the State of New York.

“Account Debtor” means any Person who is or who may become obligated under, with respect to or on account of an Account.

“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, by the Borrower or any Restricted Subsidiary of (a) any Person or group of Persons (or all or substantially all of the Equity Interest in any Person or group of Persons) or (b) any related group of assets of any Person or group of Persons. “Acquire” has a meaning correlative thereto.

“Acquisition Consideration” means the purchase consideration for any Acquisition and all other payments by the Borrower or any Restricted Subsidiary in exchange for, or as part of, or in connection with, any Acquisition, whether paid in cash or by the assumption of obligations or the exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness (including any Indebtedness assumed or acquired pursuant to Section 6.01(g)), “earn-out” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any Restricted Subsidiary.

“Additional Lender” has the meaning assigned to such term in Section 2.05(c).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.05(c)(ii)(E).

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA determined on a Pro Forma Basis; provided that cash distributions received by the Borrower and the Restricted Subsidiaries from all Joint Ventures consummated after the Effective Date (other than the Exempted Joint Venture) shall not account for more than 25% of Adjusted Consolidated EBITDA (as such Adjusted Consolidated EBITDA is calculated from time to time without giving effect to cash distributions from Joint Ventures consummated after the Effective Date (but giving effect to cash distributions from the Exempted Joint Venture whether consummated before or after the Effective Date)), and any excess shall be deemed to not be Adjusted Consolidated EBITDA. Upon the occurrence and during the continuance of a “Cash Option Only Default” under and as defined in the NEJD Financing Lease Agreement, Adjusted Consolidated EBITDA shall be automatically reduced by an amount equal to the contributions to Adjusted Consolidated EBITDA attributable to NEJD SPE 2 for the applicable Test Period or Calculation Period.

“Adjusted LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.09(a), the term “Affiliate” shall also include (a) any Person that directly or indirectly owns more than 25% of the Equity Interests of the Person specified that have the ordinary voting power to elect the directors thereof or (b) any Person that is an executive officer or director of the Person specified.

“Agency Assignment Documents” means, collectively, (a) the Master Assignment Agreement, and (b) each other agreement, document, assignment, notice, filing or endorsement entered into or made by the Existing Agent and the Administrative Agent in connection with the Master Assignment Agreement in order to evidence such assignment and assumption or to grant or continue the Liens in favor of the Existing Agent contemplated by the Loan Documents (as defined in the Existing Credit Agreement) as assigned to or in favor of the Administrative Agent for the benefit of the Secured Parties.

“Agreement” means the November 2006 Credit Agreement, as amended and restated by the Existing Credit Agreement, as further amended and restated by this Second Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, restated, or replaced from time to time, and any annexes, exhibits and schedules to any of the foregoing.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBOR Rate for a one-month maturity on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, for purposes of calculating the “Alternate Base Rate,” the LIBOR Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such page as determined by the Administrative Agent) at approximately 11:00 a.m. London time on such date. Any change in the Alternate Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or LIBOR Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, Federal Funds Effective Rate or LIBOR Rate, respectively.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.24(a).

“Applicable Margin” means, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Fee on Committed Amount, as the case may be, the rate per annum set forth in the Pricing Grid below based upon the Consolidated Leverage Ratio then in effect:

Pricing Grid
Level	Consolidated Leverage Ratio	LIBOR Margin	Base Rate Margin	Unused Fee on Committed Amount
I	< 3.00 to 1.00	2.50%	1.50%	0.500%
II	> 3.00 to 1.00 but < 3.50 to 1.00	2.75%	1.75%	0.500%
III	> 3.50 to 1.00 but < 4.00 to 1.00	3.00%	2.00%	0.500%
IV	> 4.00 to 1.00 but < 4.50 to 1.00	3.25%	2.25%	0.500%
V	> 4.50 to 1.00	3.50%	2.50%	0.500%

The Applicable Margin for any date shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the fiscal quarter most recently ended and any change shall (a) become effective upon the delivery to the Administrative Agent of financial statements pursuant to Section 5.01(a) or (b) for such quarter and (b) apply (i) in the case of ABR Loans, to ABR Loans outstanding on such delivery date or made on and after such delivery date and (ii) in the case of Eurodollar Loans, to Eurodollar Loans made, continued or converted on and after such delivery date; provided that for the period commencing on the Effective Date and until the next date on which financial statements are delivered to the Administrative Agent pursuant to Section 5.01(a) or (b), the Applicable Margin shall be determined by reference to the Consolidated Leverage Ratio set forth in the calculations delivered pursuant to Section 4.01(o). Notwithstanding the foregoing, at any time during which the applicable Borrower Party has failed to deliver such financial statements to the Administrative Agent when due, the Consolidated Leverage Ratio shall be deemed, solely for the purpose of this definition, to be Level V until such time as the applicable Borrower Party shall deliver such financial statements.

“Arrangers” means, collectively, BNP Paribas Securities Corp., Banc of America Securities LLC and BMO Capital Markets, and “Arranger” means, individually, BNP Paribas Securities Corp., Banc of America Securities LLC or BMO Capital Markets.

“Assignee” has the meaning assigned to such term in Section 10.04(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Committed Amount.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA that is not a Plan or a Multiemployer Plan and that is maintained or otherwise contributed to by any ERISA Affiliate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrower Parties” means the Borrower and the Restricted Subsidiaries.

“Borrower’s Business” means the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base Certificate” means a certificate duly executed by a Financial Officer of the Borrower, substantially in the form of Exhibit G, prepared with respect to all Financed Eligible Inventory owned by the Borrower or any Restricted Subsidiary on the Inventory Financing Sublimit Borrowing Base Date specified therein, (a) stating that the aggregate principal amount borrowed and outstanding under the Inventory Financing Sublimit Tranche, after giving effect to any Inventory Financing Sublimit Borrowings made on or as of such Inventory Financing Sublimit Borrowing Base Date (if any), and giving effect to any prepayment required to be made contemporaneously with the delivery of such Borrowing Base Certificate pursuant to Section 2.11(e), does not exceed the lesser of (x) the Inventory Financing Sublimit Borrowing Base as of such Inventory Financing Sublimit Borrowing Base Date and (y) Inventory Financing Sublimit Availability as of such Inventory Financing Sublimit Borrowing Base Date, and (b) describing in reasonable detail the volumes, locations, sale contracts, Sale Values, Hedging Agreements, and Hedged Values of the Financed Eligible Inventory.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit F.

“Borrowing Request (Financed Inventory)” means a Borrowing Request or a Borrowing Base Certificate that includes the information related to the applicable Inventory Financing Sublimit Borrowing required by Section (c) of the form of Borrowing Request attached hereto as Exhibit F.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Period” means, with respect to any Substantial Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Substantial Transaction or other event for which financial statements pursuant to Section 5.01(a) or (b) have been delivered to the Lenders pursuant to this Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real property, pipelines or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means any loss of or damage to or destruction of, or any condemnation or other taking of, any Property of the Borrower or any other Relevant Party.

“Change in Control” means the occurrence of any of the following events: (a) the Borrower and the Restricted Subsidiaries (other than Restricted Subsidiaries that are Controlled, or directly or indirectly owned (in whole or in part), by the OLP) shall cease to be the sole legal or beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 100% of the limited partnership interests of the OLP (including all securities which are convertible into limited partner interests), or (b) the General Partner shall cease to be the sole general partner of the Borrower, or (c) the Continuing Directors shall cease to collectively constitute a majority of the members of the board of directors of the General Partner, or (d) members of the Permitted Investor Group, collectively, shall cease to Control the General Partner, or (e) any Restricted Subsidiary that is a partnership shall cease to have as its general partner either the General Partner, the Borrower or a Restricted Subsidiary, or (f) any change in control or similar event shall occur under the terms of any indenture, note agreement or other agreement governing any outstanding Material Indebtedness permitted by Section 6.01(j) that results in an “event of default” under such Indebtedness, such Indebtedness becoming due and payable before its maturity, or such Indebtedness being subject to a repurchase, retirement or redemption right or option (whether or not exercised).

“Change in Law” means (a) the adoption of any law, rule or regulation after November 15, 2006, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after November 15, 2006 or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after November 15, 2006.

“Charges” has the meaning assigned to such term in Section 10.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all collateral under or as defined in any Security Document.

“Committed Amount” means, with respect to each Lender, the amount of the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder at any given time. A Lender’s Committed Amount may be (a) increased from time to time pursuant to Section 2.05(c), (b) reduced from time to time pursuant to Section 2.05(b) or 2.09, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Committed Amount as of the Effective Date is set forth on Schedule 2.01. The aggregate Committed Amount as of the Effective Date shall be $525,000,000.

“Committed Amount Decrease Certificate” means a Committed Amount Decrease Certificate delivered in connection with a decrease in the Committed Amounts substantially in the form of Exhibit B.

“Committed Amount Increase Certificate” has the meaning assigned to such term in Section 2.05(c)(ii)(D).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (without giving effect to (without duplication) (a) any extraordinary income or gains, (b) any interest income, (c) any non-cash income (excluding items which represent the reversal of a non-cash charge referred to in clause (e) below of this definition), (d) any extraordinary losses, (e) any non-cash charges or losses (except to the extent that any such non-cash charge or loss would require an anticipated cash payment (or a reserve for an anticipated cash payment) in any future period), including any non-cash expenses relating to impairments and similar write-offs and stock appreciation rights, (f) any gains or losses from sales of assets other than inventory sold in the ordinary course of business, (g) income or losses attributable to Unrestricted Subsidiaries, Joint Ventures, any Person accounted for by the Borrower by the equity method of accounting, or any other Person that is not a Subsidiary or (h) income or losses attributable to Direct Financing Leases) adjusted by adding thereto (in each case, to the extent deducted in determining Consolidated Net Income for such period or deducted by operation of clause (g) or (h) above), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)), (ii) provision for taxes based on income (including any Texas franchise Tax provided such franchise Tax is a Tax based on income) and foreign withholding taxes, (iii) all depreciation, depletion and amortization expense (including impairment of assets, as contemplated in the Statement of Financial Accounting Standards No. 144 (or any codification thereof), “Accounting for the Impairment or Disposal of Long-Lived Assets”), (iv) any deferred or non-cash equity compensation or stock option or similar compensation expense, including all expense recorded for the Borrower’s equity appreciation rights plan in excess of cash payments for exercised rights; provided, however, that actual cash payments made with respect to such deferred compensation shall reduce Consolidated EBITDA in the period in which such payment is made, (v) any cash received by the Borrower or any Restricted Subsidiary pursuant to any Direct Financing Lease and (vi) any cash distributions (or with respect to NEJD SPE 1, loan payments under the NEJD Intercompany Note) received by the Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries, Joint Ventures, any Person accounted for by the Borrower by the equity method of accounting, or any other Person that is not a Subsidiary. For the avoidance of doubt, it is understood and agreed that to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained in such definition.

“Consolidated Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the Test Period most recently ended on or prior to such date to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” means, for any period, (a) the sum of (i) the total consolidated interest expense, net of consolidated interest income, of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit (including the Letters of Credit) and Hedging Agreements)) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (a)) the amortization of any deferred financing costs for such period, plus (ii) without duplication, (x) that portion of Capital Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (g) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period, minus (b) that portion of (i) and (ii) above attributable to Unrestricted Subsidiaries.

“Consolidated Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Funded Debt on such date to (b) Adjusted Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that solely for the purpose of the definition of Applicable Margin, Adjusted Consolidated EBITDA as used in clause (b) hereof will be calculated without giving effect to the proviso set forth in the definition of Adjusted Consolidated EBITDA.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded (without duplication) in computing Consolidated Net Income: (i) except for determinations expressly permitted or required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the Property or assets of such Person are acquired by a Subsidiary and (ii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Senior Secured Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Senior Secured Funded Debt on such date to (b) Adjusted Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries on a consolidated basis after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt) and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other intangible assets, all as set forth, or on a Pro Forma Basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Total Funded Debt” means, at any time, an amount equal to (a) the sum of (without duplication) (i) all Indebtedness and Disqualified Equity of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (b) (excluding undrawn amounts in respect of letters of credit) and (g) of the definition of Indebtedness, and (iii) all Guarantees of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii), minus (b) to the extent included in clause (a) above, any such Indebtedness or Guarantees of any Unrestricted Subsidiaries, minus (c) to the extent included in clause (a) above, outstanding Inventory Financing Sublimit Borrowings; provided, that for purposes of this clause (c), the outstanding Inventory Financing Sublimit Borrowings on the last day of each month (including for purposes of delivery of any certificates pursuant to Section 5.01(d)) shall be deemed to have been reduced by the Inventory Sublimit Prepayment Amount of a prepayment required to be made in the immediately succeeding calendar month pursuant to Section 2.11(e).

“Consolidated Total Senior Secured Debt” means, at any time, all Consolidated Total Funded Debt that is secured by a Lien on any assets or Property of the Borrower or any of its Restricted Subsidiaries.

“Continuing Director” means any member of the board of directors of the General Partner who (a) is a member of such board of directors as of the date hereof or is specified in the Borrower’s filings with the SEC prior to the date hereof as a Person who is to become a member of such board as of the Effective Date, (b) was nominated for election or elected to such board of directors with the approval of at least a majority of the Continuing Directors who were members of such board at the time of such nomination or election; or (c) is a designee of any owner of Equity Interests in the General Partner.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any agreement the purpose of which is to create a First Priority perfected Lien by control in favor of the Administrative Agent for the benefit of the Secured Parties in respect of one or more deposit accounts, securities accounts or commodities accounts of any Borrower Party.

“Co-Syndication Agents” means Bank of America, N.A. and Bank of Montreal.

“Covered Property” means any Equity Interests, Pipelines or other Property (excluding Real Property) of a type subject to the Security Documents first owned or acquired by the Borrower or any Restricted Subsidiary after the date of this Agreement that, at the time the Borrower or such Restricted Subsidiary first owns or acquires such Property, automatically becomes Collateral subject to perfected First Priority Liens (subject to Permitted Encumbrances) already created pursuant to then existing Security Documents.

“Davison Family” means (a) James E. Davison (Sr.), James E. Davison, Jr., Stephen K. Davison and Todd A. Davison, and (b) any Related Person of any such member.

“Davison Group” means (a) any member of the Davison Family and (b) any Related Person of any such member.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, any Lender that (a) within one Business Day of when due, has failed to fund any portion of any Loan (or any participation in respect of its Committed Amount) to, as applicable, the Borrower, the Administrative Agent or any Issuing Bank required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent that it does not intend to do so; or (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit; or (c) has failed, within three Business Days after reasonable request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to any of its obligations to fund prospective Loans (or any participations in respect of its Committed Amount); or (d) otherwise has failed to pay over to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (e) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Denbury” means Denbury Resources Inc., a Delaware corporation.

“DG JV” means DG JV, LLC, a Delaware limited liability company.

“DG Marine Agreement Contribution” means the contribution and assignment by each of the Borrower and Genesis Marine of certain of their rights and obligations under the DG Marine Agreements to DG Marine Transportation.

“DG Marine Agreements” means the DG Marine Contribution and Sale Agreement and the DG Marine Omnibus Agreement.

“DG Marine Contribution and Sale Agreement” means the Contribution and Sale Agreement, dated June 11, 2008, by and among Grifco Transportation, Ltd., DG Marine Transportation and Shore Thing, Ltd., as Sellers, Genesis Marine, as Investor, the Borrower and TD Marine.

“DG Marine Holdings” means DG Marine Holdings, LLC, a Delaware limited liability company.

“DG Marine Joint Ventures” means DG JV, DG Marine Holdings, and DG Marine Transportation and their subsidiaries.

“DG Marine Joint Ventures Administrative Arrangements” means the provision by the Borrower and its Affiliates of certain administrative-type services and other arrangements to the DG Marine Joint Ventures, including employee benefit arrangements, administrative relationships and performance guarantees, the value of which does not exceed $3,000,000, for which the Borrower and the applicable Affiliate of the Borrower are reimbursed by the applicable DG Marine Joint Venture for costs incurred by the Borrower or such Affiliate of the Borrower related to the provision of such services in accordance with Section 5.15(b).

“DG Marine Omnibus Agreement” means the Omnibus Agreement, dated June 11, 2008, by and among TD Marine, James E. Davison, Steven K. Davison, and Todd A. Davison, as the Davison Parties, and the Borrower and Genesis Marine, as the Genesis Parties.

“DG Marine Transportation” means DG Marine Transportation, LLC, a Delaware limited liability company.

“DG Marine Transportation Employee Benefit Arrangements” means the participation by employees of DG Marine Transportation in the health, welfare and 401(k) plans of the Borrower and the General Partner, and DG Marine Transportation’s reimbursement to the Borrower and/or the General Partner in respect of additional costs incurred thereby related to such participation in accordance with Section 5.15(a).

“DG Marine Transportation Subordinated Debt” means the debt issued pursuant to that certain senior subordinated credit agreement, dated as of May 30, 2008, between DG Marine Transportation, as borrower, and Genesis Marine, as lender, as amended.

“Direct Financing Lease” means any arrangement in respect of which cash received pursuant to such arrangement is shown on the Borrower’s consolidated statement of cash flows as being attributable to “direct financing leases;” provided, however, the NEJD Financing Lease Agreement shall not constitute a Direct Financing Lease for purposes hereof.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.07.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, earlier than six months after the Maturity Date. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.08.

“Divestiture” means the direct or indirect sale or transfer, whether in one or more related transactions, by the Borrower or the Restricted Subsidiaries of any Person or group of Persons (or any Equity Interest in any Person or group of Persons) or any related group of assets, liabilities or securities of any Person or group of Persons. “Divest” has a meaning correlative thereto.

“Documentation Agent” means U.S. Bank National Association.

“dollars” or “$” refers to lawful money of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Inventory” means Petroleum Products owned by the Borrower or its Restricted Subsidiaries, specified by the Borrower as Eligible Inventory in the corresponding Borrowing Base Certificate or Borrowing Request (Financed Inventory), as applicable, which are the subject of either (x) sales contracts or (y) Hedging Agreements (including over-the-counter commodity contracts, futures contracts and physical forward sales contracts at fixed prices); provided, that such Petroleum Products shall only constitute Eligible Inventory so long as (a) (i) the Borrower or its Restricted Subsidiaries shall have lawful and absolute title thereto (specifically excluding, however, tank bottoms and pipeline line fill of the Borrower and its Restricted Subsidiaries classified as long-term assets), subject only to Permitted Eligible Inventory Encumbrances and (ii) the Administrative Agent, for the benefit of the Secured Parties, shall have a First Priority perfected Lien with respect to such Petroleum Products (subject only to Permitted Eligible Inventory Encumbrances), (b) the Administrative Agent, for the benefit of the Secured Parties, shall have a First Priority perfected Lien (subject only to Permitted Eligible Inventory Encumbrances) with respect to such sales contracts or Hedging Agreements, and (c) unless such requirement is waived by the Administrative Agent, each applicable commodities intermediary shall have executed and delivered an Inventory Financing Control Agreement.

“Embargoed Person” has the meaning set forth in Section 6.22.

“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Material Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment or, to the extent arising under Environmental Laws.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions promulgated by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnification for such matters), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) any Environmental Claim, or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any member interests in a limited liability company, any general or limited partner interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing (including any Inventory Financing Sublimit Borrowing), refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

“Exchange Consent” means the Consent and Agreement contemplated by Section 2(b)(iv) of the NEJD Consent.

“Excluded Accounts” has the meaning assigned to such term in Section 6.18.

“Excluded Property” means any (a) tract, or group of related tracts, of Real Property acquired by the Borrower or any Restricted Subsidiary (other than from a Borrower Party) after the date of this Agreement having a fair market value (when including the fair market value of improvements thereon) on the acquisition date thereof of less than $10,000,000 in the aggregate for such group; provided, however, that with respect to projects undertaken in connection with Organic Growth, the term “acquisition date” shall mean the “in-service” date of the relevant project, (b) vehicles, aircraft and other goods covered by a certificate of title, (c) marine vessels owned by the DG Marine Joint Ventures (including subsidiaries of DG Marine

Transportation) on the Effective Date and each marine vessel purchased or otherwise acquired by any Borrower Party or DG Marine Transportation and its subsidiaries after the Effective Date if the consideration paid by such Borrower Party in the transaction or group of related transactions related to such acquisition is less than $10,800,000, (d) rights in or to letters of credit (including letter of credit rights (as defined in the UCC)), (e) the Excluded Accounts and (f) Property subject to a Lien permitted pursuant to Section 6.02(f) or (h) (so long (and only so long) as the documents evidencing the Indebtedness secured thereby and permitted pursuant to Section 6.01(h) or (g), respectively, prohibit Liens thereon securing obligations under the Loan Documents).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) in the case of a Foreign Lender, any U.S. federal withholding taxes imposed on amounts payable to a Lender or the Issuing Bank as a result of such Lender’s or Issuing Bank’s failure to comply with the requirements of FATCA to establish a complete exemption from withholding thereunder.

“Executive Order” has the meaning assigned to such term in Section 3.24(a).

“Exempted Joint Venture” means each Joint Venture, any of the Equity Interests of which is owned by any Borrower Party or any Subsidiary, that is acquired from an integrated energy company as contemplated by the Borrower prior to the date hereof.

“Existing Agent” has the meaning assigned to such term in the recitals hereto.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Issuing Bank” means Bank of America, N.A.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.06.

“Facility” means any Real Property or Pipelines (including in each case all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower, any Subsidiary or any of their respective predecessors or Affiliates.

“Family” means (a) an individual, (b) such individual’s spouse, (c) any other natural person who is related to such individual or such individual’s spouse within the second degree of kinship and (d) any other natural person who has been adopted by such individual.

“FATCA” means Section 1471 through 1474 of the Code as enacted on the date hereof and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (a) that certain Fee Letter, dated as of June 29, 2010, among the Arrangers and the Borrower, and (b) that certain Fee Letter, dated as of June 29, 2010, between the Administrative Agent and the Borrower.

“FERC” means the Federal Energy Regulatory Commission.

“Finance Co” means a direct, Wholly Owned Subsidiary formed to become or otherwise serving as a co-issuer or co-borrower of unsecured Indebtedness or Disqualified Equity permitted by this Agreement, which Restricted Subsidiary meets the following conditions at all times: (a) the provisions of Sections 5.10 and 5.11 have been complied with respect to such Restricted Subsidiary and (b) such Restricted Subsidiary has not (i) incurred, directly or indirectly, any Indebtedness, Disqualified Equity or other obligation or liability whatsoever other than the Indebtedness or Disqualified Equity that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower; (ii) engaged in any business, activity or transaction or owned any Property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness or Disqualified Equity that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower, and (B) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration; (iii) consolidated with or merged with or into any Person; or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financed Eligible Inventory” means all Eligible Inventory the purchase or storage of which has been financed (or deemed financed) by Loans made under the Inventory Financing Sublimit Tranche.

“Financial Officer” means, with respect to any Person, the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, vice president of finance or controller of such Person and, to the extent the Borrower or any of the Subsidiaries does not have any officers (or any such officer), any similar officer of the General Partner or such Person’s parent or general partner.

“First Priority” means, with respect to any Lien purported to be created and granted in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Free State Acquisition” means the purchase by FS SPE 2 of the Free State Pipeline from Onshore pursuant to the Free State Purchase and Sale Agreement.

“Free State Acquisition Documents” means the Free State Purchase and Sale Agreement, the Free State Transportation Services Agreement, the Free State ROFR Agreement, the Free State SRCA, the Free State Denbury Guaranty, and each other agreement, instrument, certificate or document executed by the Borrower Parties, FS SPE 2, Denbury and/or Onshore or any of their officers at any time in connection with the Free State Acquisition, as such agreements may be amended, modified, supplemented or restated from time to time in accordance with this Agreement.

“Free State Denbury Guaranty” means the Guaranty, dated as of May 30, 2008, by Denbury in favor of FS SPE 2.

“Free State Pipeline” means the “Pipeline System” as defined in the Free State Purchase and Sale Agreement.

“Free State Purchase and Sale Agreement” means the Pipeline Purchase and Sale Agreement, dated as of May 30, 2008, by and between Onshore and FS SPE 2.

“Free State ROFR Agreement” means the Right of First Refusal and Option to Purchase Agreement, dated as of May 30, 2008, by and among Onshore, FS SPE 2 and the Borrower.

“Free State SRCA” means the Special Representations and Covenants Agreement, dated as of May 30, 2008, by and between the Borrower and Onshore relating to the Free State Acquisition.

“Free State Transportation Services Agreement” means the Transportation and Services Agreement dated as May 30, 2008, by and between FS SPE 2 and Onshore.

“FS SPE 1” means Genesis Free State Holdings, LLC, a Delaware limited liability company.

“FS SPE 2” means Genesis Free State Pipeline, LLC, a Delaware limited liability company.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Loans” means all Loans other than Inventory Financing Sublimit Borrowings; provided, that Inventory Financing Sublimit Borrowings may be converted into General Loans in accordance with Section 2.11(e)(ii).

“General Partner” means the “General Partner” of the Borrower as such term is defined in the Partnership Agreement.

“General Partner Pledge Agreement” means the First Amended and Restated General Partner Pledge Agreement, dated as of even date herewith, by the General Partner in favor of the Administrative Agent.

“Genesis Assignment and Assumption Agreement” has the meaning assigned to such term in the recitals hereto.

“Genesis Marine” means Genesis Marine Investments, LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Real Property Disclosure Requirements” means any Governmental Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, Pipeline, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, Pipeline, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, Pipeline, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee”, of or by any Person (the “guarantor”), means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any obligation that arises solely as a result of the relevant Person’s status as a general partner in a partnership.

“Guarantee and Collateral Agreement” means the Second Amended and Restated Guarantee and Collateral Agreement, dated as of even date herewith, by and among the Borrower and the other grantors set forth therein, in favor of the Administrative Agent.

“Guarantor” means each Restricted Subsidiary and each guarantor pursuant to Sections 5.10 and 5.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Activity” means any event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedged Value” means, as to Financed Eligible Inventory that is not subject to sales contracts, an amount equal to the volumes of such Financed Eligible Inventory multiplied by the prices fixed with respect thereto in the corresponding Hedging Agreements.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and which in any event are no more than 120 days past due, or, if more than 120 days past due, are being contested in good faith and adequate reserves with respect thereto have been made on the books of such Person), (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any Property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount of such indebtedness and the fair market value of the Property to which such Lien relates), (d) all Capital Lease Obligations of such Person, (e) all Guarantees of such Person, (f) all net obligations under any Hedging Agreement or under any similar type of agreement and (g) all Off-Balance Sheet Liabilities of such Person. For the avoidance of doubt, Indebtedness shall not include any indebtedness that arises solely as a result of the relevant Person’s status as a general partner of a partnership.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intellectual Property” has the meaning assigned to such term in Section 3.20(a).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, substantially in the form of Exhibit D.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory Financing Control Agreement” means a Control Agreement required in connection with the Inventory Financing Sublimit Tranche with respect to one or more commodities accounts.

“Inventory Financing Sublimit Amount” means $75,000,000.

“Inventory Financing Sublimit Availability” means, at any time, the lower of (a) the then effective aggregate Committed Amounts (net of the then outstanding General Loans and LC Exposure) and (b) the Inventory Financing Sublimit Amount.

“Inventory Financing Sublimit Borrowing” means a Borrowing under the Inventory Financing Sublimit Tranche.

“Inventory Financing Sublimit Borrowing Base” means, as redetermined upon the delivery of each Borrowing Base Certificate delivered pursuant to Section 5.01(g), as of the Inventory Financing Sublimit Borrowing Base Date specified therein, the amount equal to the product of (a) 90% and (b) an amount equal to the sum of (in each case, as determined as of such Inventory Financing Sublimit Borrowing Base Date) (i) the Sale Value of Financed Eligible Inventory that is subject to sales contracts, plus (ii) the Hedged Value of Financed Eligible Inventory that is not subject to sales contracts, minus (iii) all storage, transportation and other applicable costs related to such Financed Eligible Inventory.

“Inventory Financing Sublimit Borrowing Base Date” means the last day of each calendar month.

“Inventory Financing Sublimit Tranche” has the meaning assigned to such term in Section 2.01(b).

“Inventory Sublimit Prepayment Amount” has the meaning assigned to such term in Section 2.11(e).

“Investment” means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any Equity Interest in any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and receivables owed by such other Person that are not current assets or did not arise from sales to such other Person in the ordinary course of business and, solely for purposes of clauses (a) through (p) of Section 6.04, any evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any Equity Interest, evidences of indebtedness or other securities) of, any Guarantee of obligations of, or any other interest in, any other Person.

“Issuing Bank” means (a) BNP Paribas, (b) each Existing Issuing Bank in its capacity as the issuer of the Existing Letters of Credit issued thereby or (c) such other Lender that is agreed upon by such Lender, the Administrative Agent and the Borrower in such Person’s capacity as an issuer of Letters of Credit hereunder, and in the case of clause (a) or (c), its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means (a) any Person (i) that is not a Subsidiary, and (ii) of which the Borrower, together with its subsidiaries, is, directly or indirectly, the beneficial owner of 5% or more of any class of Equity Interests or (b) an Unrestricted Subsidiary formed with the express intention of establishing a joint venture; provided that if an entity formed pursuant to this clause (b) still constitutes a Subsidiary thirty days after formation, it shall no longer constitute a Joint Venture.

“Knowledge” means knowledge; provided that to the extent used in this Agreement to refer to the knowledge of any Borrower Party in respect of activities or affairs of any Person that is not an Affiliate of such Borrower Party, the term “Knowledge” shall not require such Borrower Party to make any inquiry to such Person.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Issuing Bank at any time shall be its Ratable Portion of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Additional Lender Certificate or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or any other documentation specified in Section 2.19.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and the Existing Letters of Credit.

“Letter of Credit Request” means a request by the Borrower for a Letter of Credit in accordance with Section 2.06(a), substantially in the form of Exhibit C.

“LIBOR Rate” means, with respect to any day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Reference LIBOR01 (or any successor page) at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Reuters Reference LIBOR 01 (or otherwise on such screen), then the “LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 a.m., New York City Time, two Business Days prior to the commencement of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan to be outstanding during such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) solely for purposes of clause (a) through (h) of Section 6.02, any assignment or sale of income or revenues (including accounts receivable) or rights in respect of any thereof.

“Loan Documents” means this Agreement, each promissory note, if any, executed in connection herewith, the Letters of Credit, the Security Documents, the Genesis Assignment and Assumption Agreement, the Master Assignment Agreement, the Fee Letter, each Secured Hedging Agreement, the NEJD Intercompany Financing Agreements, any letter of credit issued for the benefit of NEJD SPE 1, NEJD SPE 2 or the Administrative Agent in connection with the NEJD Transaction, and each other agreement, instrument, certificate or document executed by the Borrower Parties or any of their officers at any time in connection with this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Group” means (a) members of the executive management personnel of the General Partner, (b) any spouse or descendant of any individual named in (a), (c) any other natural person who is a member of the Family of any such individual referenced in (a)-(b) above, (d) any other natural person who has been adopted by any such individual referenced in (a)-(c) above, and (e) any Related Person of any such Person referenced in (a)-(d) above.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Assignment Agreement” has the meaning assigned to such term in the recitals hereto.

“Material Acquisition” means a Permitted Acquisition that, when taken together with all other Permitted Acquisitions that have been consummated in the immediately prior twelve months, collectively have an aggregate Acquisition Consideration in excess of $75,000,000; provided that the acquisition by the Borrower Parties of any Equity Interests in any DG Marine Joint Venture shall not constitute, or count towards the $75,000,000 threshold of, a Material Acquisition.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the other Borrower Parties, taken as a whole, exclusive of the inclusion (whether through consolidation, the application of the equity or cost method of accounting for investments, or otherwise) of any effects (including investments therein, assets, liabilities, revenues, expenses and income/loss) attributable to any Unrestricted Subsidiary other than (i) actual cash distributions from any Unrestricted Subsidiary to any Borrower Party and (ii) actual effects on the Borrower Parties on a standalone basis (such as any Borrower Party becoming liable for any obligation), (b) the perfection or priority of the Liens created and granted pursuant to the Security Documents, (c) the ability of any Borrower Party to perform any of its obligations under the Loan Documents to which it is a party or (d) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Agreement” means any agreement to which any Borrower Party is a party that is of the type either referred to as a “material definitive agreement” in Form 8-K or required to be attached as an exhibit to a filing in accordance with Item 601 of Regulation S-K, as promulgated by the SEC.

“Material Exempted Joint Ventures” means, collectively, the Exempted Joint Ventures for which the Adjusted Consolidated EBITDA attributable thereto, in the aggregate, is equal to or greater than $10,000,000 with respect to any Test Period.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or Disqualified Equity of any one or more of the Borrower and the other Borrower Parties in an aggregate principal amount exceeding 3% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b). For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Restricted Subsidiary that, on any date of determination, (a) owns tangible Property having a fair market value in excess of 5% of the aggregate fair market value of all tangible Property of the Borrower and the Restricted Subsidiaries, in each case, as determined in good faith by the Borrower, or (b) accounts for in excess of 5% of Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that FS SPE 1 and NEJD SPE 1 shall at all times be deemed to be Material Subsidiaries.

“Maturity Date” means June 30, 2015.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or any other document creating and evidencing a Lien on Real Property, Pipelines and other Property in favor of the Secured Parties, which shall be in a form reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.

“Mortgaged Property” means all Real Property and Pipelines that are subject to a Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“NEJD Consent” means the Consent and Agreement, dated as of May 30, 2008, by and among Denbury, Onshore, the Existing Agent, NEJD SPE 1, NEJD SPE 2 and the Borrower, as assigned by the Existing Agent to the Administrative Agent pursuant to the Master Assignment Agreement.

“NEJD Conveyances” means, collectively, (a) Conveyance dated as of May 30, 2008 by Onshore to NEJD SPE 2 of property located in the certain counties in the State of Mississippi and (b) Conveyance dated as of May 30, 2008 by Onshore to NEJD SPE 2 of property located in certain parishes in the State of Louisiana.

“NEJD Closing Agreement” means the Closing Agreement, dated as of May 30, 2008, by and between NEJD SPE 2 and Onshore.

“NEJD Denbury Guaranty” means the Guaranty, dated as of May 30, 2008, by Denbury in favor of NEJD SPE 2.

“NEJD Financing Lease Agreement” means the Pipeline Financing Lease Agreement, dated as of May 30, 2008, by and between NEJD SPE 2 and Onshore.

“NEJD Intercompany Collateral” means all collateral under or as defined in any NEJD Intercompany Security Document.

“NEJD Intercompany Collateral Agreement” means the NEJD Intercompany Collateral Agreement, dated as of May 30, 2008, by NEJD SPE 2 in favor of NEJD SPE 1.

“NEJD Intercompany Consent” means the Consent and Agreement, dated as of May 30, 2008, by and among the Existing Agent, NEJD SPE 1, NEJD SPE 2 and the Borrower, as assigned by the Existing Agent to the Administrative Agent pursuant to the Master Assignment Agreement.

“NEJD Intercompany Financing Agreements” means the NEJD Intercompany Note, the NEJD Intercompany Security Documents, and each other agreement, instrument, certificate or document executed by NEJD SPE 1 or NEJD SPE 2 or any of their respective officers at any time in connection with the NEJD Intercompany Note, as such agreements may be amended, modified supplemented or restated from time to time.

“NEJD Intercompany Note” means the promissory note, dated as of May 30, 2008, in the original principal amount of $175,000,000, executed and delivered by NEJD SPE 2 and payable to the order of NEJD SPE 1.

“NEJD Intercompany Security Documents” means the NEJD Intercompany Collateral Agreement and any and all other agreements, documents, instruments or certificates executed by NEJD SPE 2 or any of its officers at any time in connection with securing the obligations under the NEJD Intercompany Financing Agreements, as such agreements may be amended, modified, supplemented or restated from time to time.

“NEJD Memoranda of Lease” means, collectively, (a) the Memorandum of Lease, Deed of Trust, Security Agreement and UCC Fixture Filing, dated as of May 30, 2008, among

Onshore, as Lessee, Grantor and Debtor, and the trustee named therein; and NEJD SPE 2, as Lessor, Beneficiary and Secured Party and (b) Notice of Lease, Mortgage and Security Agreement dated as of May 30, 2008, among Onshore, as Lessee and Mortgagor, Grantor and Debtor and NEJD SPE 2, as Lessor, Mortgagee and Secured Party.

“NEJD Pipeline” means the “Pipeline System” as defined in the NEJD Closing Agreement.

“NEJD SPE 1” means Genesis NEJD Holdings, LLC, a Delaware limited liability company.

“NEJD SPE 2” means Genesis NEJD Pipeline, LLC, a Delaware limited liability company.

“NEJD SRCA” means the Special Representations and Covenants Agreement, dated as of May 30, 2008, by and between the Borrower and Onshore relating to the NEJD Transaction.

“NEJD Transaction” means the financing lease transaction between NEJD SPE 2 (as lessor) and Onshore (as lessee) in respect of the NEJD Pipeline pursuant to each of the NEJD Transaction Documents.

“NEJD Transaction Documents” means the NEJD Closing Agreement, the NEJD Financing Lease Agreement, the NEJD Memoranda of Lease, the NEJD Conveyances, the NEJD Denbury Guaranty, the NEJD SRCA, and each other agreement, instrument, certificate or document executed by the Borrower Parties, NEJD SPE 2, Denbury and/or Onshore or any of their officers at any time in connection with the NEJD Transaction (other than the NEJD Intercompany Financing Agreements), as such agreements may be amended, modified, supplemented or restated from time to time.

“New Financed Inventory” has the meaning assigned to such term in Section 4.02(c)(i).

“New Pipeline” means any Pipeline first owned or acquired by the Borrower or any Restricted Subsidiary after the date of this Agreement that was not acquired from another Borrower Party.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Historical Pro Forma Adjustments” has the meaning assigned to such term in clause (iii) of the definition of “Pro Forma Basis.”

“Non-Recourse Obligations” means Indebtedness, Guarantees and other obligations of any type as to which (a) neither the Borrower nor any other Borrower Party

(except, as this defined term is used in Section 5.10(c)(iii)(x), the applicable Restricted Subsidiary) (i) is obligated to provide credit support in any form (other than obligations that may remain with a Borrower Party pursuant to applicable law solely based on such Borrower Party having been a predecessor-in-interest or operator with respect to Property contributed or transferred to an Unrestricted Subsidiary or Joint Venture) or (ii) is directly or indirectly liable and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary or Joint Venture) would permit (upon notice, lapse of time or both) any holder of any Indebtedness or Guarantees of the Borrower or any other Borrower Party (except, as this defined term is used in Section 5.10(c)(iii)(x), the applicable Restricted Subsidiary) to declare a default on such Indebtedness or Guarantees of the Borrower or any such other Borrower Party or cause the payment of any such Indebtedness to be accelerated or payable prior to its stated maturity or cause any such Guarantees to become payable, in the case of (a) and (b) above, except for obligations that arise solely as a result of such Person’s status as a general partner of a partnership.

“Notes Offering” means an issuance of at least $150,000,000 of unsecured notes or Disqualified Equity (provided that such Disqualified Equity is included in Consolidated Total Funded Debt) by one or both of the Borrower and Finance Co in accordance with Section 6.01(j).

“November 2006 Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“OFAC” has the meaning assigned to such term in Section 3.24(b)(v).

“Off-Balance Sheet Liabilities” means, as to any Person, any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person.

“OLP” has the meaning assigned to such term in the recitals hereto.

“Onshore” means Denbury Onshore, LLC, a Delaware limited liability company.

“Organic Growth” means maintenance and other capital expenditures, including maintaining and expanding facilities, in each case other than pursuant to an Acquisition.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation or bylaws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participants” has the meaning assigned to such term in Section 10.04(b).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Borrower (as amended, restated, or otherwise modified from time to time) dated as of June 9, 2005 by and between the General Partner and the limited partners party thereto.

“Patriot Act” has the meaning assigned to such term in Section 10.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a Perfection Certificate substantially in the form of Exhibit E provided to the Administrative Agent that provides certain information with respect to the Borrower, the General Partner and each Restricted Subsidiary; including information relating to its Property (including Real Property and Pipelines) as such certificate shall be supplemented from time to time.

“Permitted Acquisition” means an Acquisition that meets the following conditions:

(a) such Acquisition shall not constitute or include an Acquisition that results in a Joint Venture or an Acquisition that is consummated through an Unrestricted Subsidiary;

(b) no Default or Event of Default then exists or would result therefrom;

(c) all representations and warranties contained in the Loan Documents shall be true and correct in all material respects immediately after giving effect to the consummation of such Acquisition;

(d) with respect to any Acquisition that constitutes a Substantial Transaction, the Borrower shall have made and submitted to the Administrative Agent and the Lenders calculations with respect to the financial covenants contained in Section 6.15 for the respective Calculation Period on a Pro Forma Basis as if the respective Acquisition (as well as the other Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Acquisition had occurred on the first day of such Calculation Period;

(e) with respect to any Acquisition that constitutes a Substantial Transaction, if requested by the Administrative Agent, if (and to the extent) such financial statements then exist, the Borrower shall have provided the Arrangers, the Administrative Agent and the Lenders with historical financial statements for the last three fiscal years of the Person or business to be acquired as well as for the interim periods since the most recent annual financial statements that are available;

(f) no Borrower Party shall, in connection with any such Acquisition, assume or remain liable with respect to any Indebtedness or Disqualified Equity of the related seller or the business, Person or Properties acquired, except to the extent permitted under Section 6.01;

(g) the Acquisition shall not cause the Borrower to be in violation of Section 6.03(b) and the applicable Property acquired in connection with any such Acquisition shall be made subject to the Lien of the Security Documents to the extent required by the Loan Documents and shall be free and clear of any Liens other than Liens permitted by Section 6.02;

(h) such Acquisition shall not be hostile;

(i) such Acquisition shall be consummated in all material respects in accordance with all applicable Governmental Requirements;

(j) with respect to any Acquisition that constitutes a Substantial Transaction, the Borrower shall have provided to the Administrative Agent and the Lenders a reasonably detailed description of all customary due diligence information relating to any such Acquisition and all such information and data relating to such Acquisition as may be reasonably requested thereby; and

(k) at least seven Business Days prior to the proposed date of consummation of an Acquisition that constitutes a Substantial Transaction, the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate executed by a Responsible Officer certifying that (i) such Acquisition complies with this definition (including (if (but only if) the Borrower has elected both that financial projections and calculations prepared on a Pro Forma Basis for the Acquisition take into account Non-Historical Pro Forma Adjustments and that the Acquisition not be consummated unless the approval of each Arranger be obtained prior to consummation thereof) obtaining all approvals required by clause (iv) of the definition of “Pro Forma Basis”) and (ii) such transaction could not reasonably be expected to have an adverse effect on the Administrative Agent, any Issuing Bank, the Arrangers or the Lenders;

provided, that the acquisition by the Borrower Parties of all Equity Interests in the DG Marine Joint Ventures shall be deemed to be a Permitted Acquisition for purposes of this Agreement.

“Permitted Eligible Inventory Encumbrances” means Liens described in clauses (a), (b) and (d) of the definition of Permitted Encumbrances.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, restrictions and similar encumbrances on Real Property and Pipelines imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not (i) materially detract from the value of (A) the Real Property and Pipelines that are part of the Borrower’s Business or (B) the Real Property and Pipelines, taken as a whole, owned by any Material Subsidiary, or (ii) interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ Liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(h) Liens described in Sections 6.02(b), 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), or 6.02(h); and

(i) purchase options, calls or similar rights of a third party with respect to securities of non-wholly owned Subsidiaries and Joint Ventures.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money (other than any Liens permitted pursuant to Sections 6.02(b), 6.02(c), 6.02(f), 6.02(g) and 6.02(h)).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Investor Group” means the Quintana Group, the Robertson Group, the Davison Group and the Management Group.

“Permitted Joint Venture” means any Joint Venture that, at the time of the relevant acquisition of or Investment in such Joint Venture, (a) is not a Borrower Party, does not Control, or own directly or indirectly any Equity Interests in, any Borrower Party, (b) in which no Borrower Party shall be under any obligations to make Investments or incur Guarantees that would be in violation of this Agreement, (c) relating to which, if reasonably requested by the Administrative Agent, the Borrower shall have provided to the Administrative Agent and the Lenders a reasonably detailed description of all customary due diligence information relating to the Joint Venture and all such reasonably requested information and data relating to such Joint Venture; provided, however, for the avoidance of doubt, this subpart (c) shall not obligate the Borrower to give any notice to the Administrative Agent, whether relating to its due diligence of or planned investment in any Permitted Joint Venture, and (d) after giving effect to which, (i) no Default exists or would result therefrom and (ii) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.15; provided, however, that the DG Marine Joint Ventures shall be deemed to be Permitted Joint Ventures unless and until such time as the Borrower Parties own more than 50% of the Equity Interests therein, at which time each such DG Marine Joint Venture shall become a “Restricted Subsidiary” for all purposes under this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products or any blend thereof.

“Pipeline” means gathering systems and pipelines, together with all contracts, Rights-of-Way, easements, servitudes, fixtures, equipment, improvements, permits, records and other real Property appertaining thereto.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute and is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Planned Reorganization” means any transaction or series of transactions pursuant to which the General Partner contributes, sells, or otherwise transfers either or both of

(a) its general partner interests in the OLP to a Wholly Owned Subsidiary or (b) its general partner interests in any subsidiary of the OLP to any Wholly Owned Subsidiary.

“Prime Rate” means, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time and, if requested, provided to the Borrower prior to the delivery of the relevant Borrowing Notice. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Principal Office” has the meaning assigned to such term in Section 2.18(a).

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition, an acquisition that results in a Joint Venture, an acquisition that is consummated through an Unrestricted Subsidiary or a Divestiture that constitutes a Substantial Transaction) or Disqualified Equity after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness or Disqualified Equity had been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) or Disqualified Equity after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness or Disqualified Equity had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (c) any Substantial Transaction then being consummated as well as any other Substantial Transaction if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Substantial Transaction then being effected, with the following rules to apply in connection therewith:

(i) with respect to such Substantial Transaction, all Indebtedness or Disqualified Equity (A) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Acquisitions, acquisitions that result in a Joint Venture, or acquisitions that are consummated through an Unrestricted Subsidiary) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance an Acquisition, an acquisition that results in a Joint Venture, or an acquisition that is consummated through an Unrestricted Subsidiary, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (B) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) with respect to such Substantial Transaction, all Indebtedness or Disqualified Equity assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (A) the rate applicable thereto, in the case of fixed rate Indebtedness or

Disqualified Equity, or (B) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Disqualified Equity (although interest expense with respect to any Indebtedness or Disqualified Equity for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness or Disqualified Equity (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii) with respect to such Substantial Transaction, in making any determination of Adjusted Consolidated EBITDA, pro forma effect shall be given to any such Substantial Transaction if effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and, at the Borrower’s election by written notice to the Administrative Agent as contemplated by clause (iv)(a)(x) below, but only to the extent approved by each Arranger pursuant to such clause, with respect to adjustments beyond the mere combination of the relevant historical financial information, including for factually supportable and identifiable cost savings and reduction of expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, (collectively such adjustments, “Non-Historical Pro Forma Adjustments”), as if such cost savings or reduction of expenses or other adjustments were realized commencing on the first day of the respective period; and

(iv) with respect to any Acquisition that constitutes a Substantial Transaction, (a) the Borrower shall have submitted to the Administrative Agent (x) written notice whether, at Borrower’s election, financial projections and calculations prepared on a Pro Forma Basis for such Substantial Transaction are to take into account Non-Historical Pro Forma Adjustments as contemplated by clause (iii) above and, if so, whether the Borrower will obtain approval by each Arranger of such Non-Historical Pro Forma Adjustments prior to consummation of the Acquisition and (y) reasonably detailed financial projections of the Borrower and the Subsidiaries and a calculation of Adjusted Consolidated EBITDA in each case taking into account such Substantial Transaction on a Pro Forma Basis (both without giving effect to any Non-Historical Pro Forma Adjustments and, unless Borrower has elected that financial projections and calculations prepared on a Pro Forma Basis for such Substantial Transaction not take into account any Non-Historical Pro Forma Adjustments, after giving effect to such Non-Historical Pro Forma Adjustments) for the most recent Calculation Period, (b) the Administrative Agent shall have submitted such financial projections and such Adjusted Consolidated EBITDA calculation to the Arrangers and, if (but only if) the Borrower has elected that financial projections and calculations prepared on a Pro Forma Basis for such Substantial Transaction take into account Non-Historical Pro Forma Adjustments as specified in such written notice referred to in clause (a)(x), received approval of each Arranger (provided that (A) solely for purposes of this approval, any Arranger that does not affirmatively state in writing that it will not approve such projections and calculation within five Business Days after submission to it by the Administrative Agent for approval will be deemed to have approved such projections and calculations, and (B) to the extent the approval otherwise required by clause (b) above is not obtained, such Acquisition may be consummated if otherwise permitted by the Loan Documents; provided that such Acquisition shall be accounted for hereunder on a Pro Forma Basis (without giving effect to any Non-Historical Pro Forma Adjustments) until such approval is obtained (and, if commercially reasonable and requested by the Administrative Agent, the parties hereto will continue to cooperate to determine if such approvals can be obtained based on good faith adjustments to such Non-Historical Pro Forma Adjustments taken into account in preparing such projections or calculations)), and (c) the Borrower shall have made and submitted to the Administrative Agent and the Lenders calculations with respect to the financial covenants contained in Section 6.15 for the respective Calculation Period on a Pro Forma Basis (without giving effect to any Non-Historical Pro Forma Adjustments unless approval thereof by each Arranger either has been obtained or is to be obtained prior to (and as a condition to) consummation of such Acquisition) as if the respective Acquisition (as well as the other Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Acquisition had occurred on the first day of such Calculation Period.

“Process Agent” has the meaning assigned to such term in Section 10.09(d).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any Property and any refinancing thereof; provided that (a) such Indebtedness is incurred prior to, or contemporaneously with or within one year after such acquisition of such Property by such Person and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related costs, fees and expenses.

“Q GEI Holdings, LLC” is a Delaware limited liability company controlled, directly or indirectly, by Quintana Capital Group II, L.P., its affiliated investment funds or their respective Controlled Affiliates.

“Quintana Group” means Quintana Capital Group GP Ltd., QEP Management Co. GP, LLC, Quintana Capital Group II, L.P., its affiliated investment funds, Q GEI Holdings, LLC, or any of their respective Controlled Affiliates.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender at any time of determination, the percentage obtained by dividing (a) the Committed Amount of such Lender at such time by (b) the aggregate Committed Amounts of all Lenders at such time (or, if such date of determination is after the Maturity Date, the percentage obtained by dividing the aggregate outstanding principal balance of the aggregate Revolving Credit Exposure owing to such Lender at such time by the aggregate principal balance of the aggregate Revolving Credit Exposures owing to all Lenders at such time).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any person, whether by leased, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof. Real Property does not include Pipelines.

“Real Property Requirements” means the following:

(a) with respect to each Mortgaged Property that is not a Pipeline:

(i) a Mortgage encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Borrower Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Lien under applicable Governmental Requirements, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii) with respect to each Mortgage, opinions of local counsel to the Borrower Parties, which opinions (A) shall be addressed to the Administrative Agent and each of the Lenders and be dated the Effective Date or the effective date of such Mortgage, (B) shall cover the enforceability of the respective Mortgage and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (C) shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) a Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which a building or a mobile home is located.

(b) with respect to each Mortgaged Property that is not a Pipeline, evidence reasonably acceptable to the Administrative Agent of payment by a Borrower Party of all search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages referred to above; and

(c) with respect to each Mortgaged Property that is not a Pipeline, the Borrower and each Restricted Subsidiary shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property.

(d) to the extent requested by the Administrative Agent for each Mortgaged Property that is not a Pipeline, (i) ALTA mortgagee title insurance policies or unconditional commitments therefor with extended coverage guaranteeing over the standard exceptions to title customarily contained in such policies, survey exceptions, parties in possession exception, and mechanic’s and materialman’s lien exceptions, issued by one or more title companies reasonably satisfactory to the Administrative Agent with respect to each such Mortgaged Property that is material to the Borrower’s Business and constitutes interests owned in “fee” (each, a “Title Policy”), in amounts not less than the fair market value of each such Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the applicable Mortgage date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Administrative Agent and (ii) evidence satisfactory to the Administrative Agent that such Borrower Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy; and

(e) to the extent requested by the Administrative Agent for each Mortgaged Property that is not a Pipeline, ALTA surveys of all such Mortgaged Properties that are material to the Borrower’s Business and on which improvements are located, in form and substance satisfactory to Administrative Agent, certified to the Administrative Agent and dated not more than thirty (30) days prior to the applicable Mortgage date.

“Register” has the meaning set forth in Section 10.04(d).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Person” means, with respect to a particular Person: (a) each other member of an individual’s Family; (b) any Person that is directly or indirectly Controlled by such individual and/or any one or more members of such individual’s Family; (c) any Person with respect to which such Person and/or one or more members of such Person’s Family and/or all Related Persons thereto, collectively, constitute at least a majority of the executors or trustees thereof (or in a similar capacity); and (d) any person that is an estate planning vehicle (such as a trust) of which such Person and/or one or more members of such Person’s Family and/or any Related Persons thereto, collectively, are substantial beneficiaries.

“Relevant Parties” means the Borrower, the Restricted Subsidiaries and NEJD SPE 2.

“Remedial Work” has the meaning assigned to such term in Section 5.09(a).

“Required Lenders” means, at any time, Lenders having combined Revolving Credit Exposures and unused Committed Amounts representing greater than 50% of the sum of the total combined Revolving Credit Exposures and unused Committed Amounts at such time; provided, that the portion of the Revolving Credit Exposures or Committed Amounts held by any Defaulting Lender shall be excluded from both the approvals received and the total Committed Amounts or Revolving Credit Exposures then in effect for purposes of making a determination of Required Lenders for any purpose hereunder or under any other Loan Document.

“Responsible Officer” means, with respect to any Person, the Chief Executive Officer, the President, any Executive Officer, any Financial Officer or any Vice President of such Person. Unless otherwise indicated herein, each reference to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interest of the Borrower or any Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Subject to the right to redesignate certain Restricted Subsidiaries as Unrestricted Subsidiaries in accordance with the definition of “Unrestricted Subsidiary,” all of the Subsidiaries as of the date hereof, other than each Subsidiary that is designated as an “Unrestricted Subsidiary” on Schedule 3.19(a), are Restricted Subsidiaries. Any Subsidiary designated as an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary pursuant to a written notice from the Borrower to the Administrative Agent; provided that, after giving effect to such redesignation, (a) no Default or Event of Default shall have occurred and be continuing and (b) the Borrower shall be in compliance on a Pro Forma Basis with Section 6.15; provided further that, an Unrestricted Subsidiary that has previously been redesignated as a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rights-of-Way” means any and all rights-of-way, easements, permits, licenses, franchises or other rights of ingress and egress.

“Risk Management Requirements” has the meaning assigned to such term in Section 5.16.

“Robertson Family” means (i) Corbin J. Robertson, Jr., Corbin J. Robertson, III, William K. Robertson and Christine R. Morenz, (ii) any spouse or descendant of any individual named in (i), (iii) any other natural person who is a member of the Family of any such individual referenced in (i)-(ii) above, and (iv) any other natural person who has been adopted by any such individual referenced in (i)-(iii) above.

“Robertson Group” means (i) any member of the Robertson Family, (ii) any Related Person of any such member, and (iii) Lillie C. Cullen Estate Trust for Corbin J. Robertson, Jr., Hugh R. Cullen Estate Trust for Corbin J. Robertson, Jr., 1953 Trust for Corbin J. Robertson, Jr., Corby & Brooke Robertson 2006 Family Trust, Morenz 2006 Family Trust, The William K. Robertson 2007 Family Trust, The Corbin J. Robertson III 2009 Family Trust, The Frances Christine Robertson Morenz 2009 Family Trust, and The William K. Robertson 2009 Family Trust. For the avoidance of doubt, the Persons named in part (iii) above may be Related Person’s of members of the Robertson Family.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. or any successor ratings organization.

“Sale Value” means, as to Financed Eligible Inventory that is subject to sales contracts, an amount equal to the volumes of such Financed Eligible Inventory multiplied by the sale price.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” means each Hedging Agreement between any Borrower Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Agreement.

“Secured Obligations” means, collectively, all Indebtedness, liabilities and obligations of the Borrower and each Guarantor to the Administrative Agent, each Issuing Bank, the Lenders and each Lender or Affiliate of a Lender party to a Secured Hedging Agreement, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with this Agreement, the other Loan Documents (other than the NEJD Intercompany Financing Agreements), each Secured Hedging Agreement (to the extent that the Secured Obligations arise under, out of, or in connection with such Secured Hedging Agreement during such time as the Lender party to such Secured Hedging Agreement is a party to this Agreement, or in the case of an Affiliate of a Lender party to such Secured Hedging Agreement, the Lender affiliated with such Affiliate, is a party to this Agreement) and all other agreements, guarantees, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Loans and LC Exposure, any amounts payable in respect of an early termination under any Secured Hedging Agreement, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by any Secured Party, including all out of pocket expenses incurred in order to preserve any collateral or security interest, whether after acceleration or otherwise.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders and any Lender or Affiliate of any Lender that is a party to a Secured Hedging Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means, collectively, the Guarantee and Collateral Agreement, the Perfection Certificate, the General Partner Pledge Agreement (until such time as a Planned Reorganization occurs that involves a transfer of all Equity Interests in Restricted Subsidiaries owned by the General Partner), the Control Agreements, the Mortgages, the NEJD Intercompany Security Documents, the NEJD Consent, the NEJD Intercompany Consent, and any and all other agreements, documents, instruments or certificates executed by the General Partner or any Borrower Party or any of their respective officers at any time in connection with securing the obligations under the Loan Documents, as such agreements may be amended, modified, supplemented or restated from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than

50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Substantial Transaction” means any Permitted Acquisition, any acquisition that results in a Joint Venture, any acquisition that is consummated through an Unrestricted Subsidiary, or any Divestiture in respect of which the aggregate Acquisition Consideration (or, in the case of a Divestiture, the consideration paid by the purchaser if calculated in the same manner as the definition of Acquisition Consideration) is in excess of $25,000,000; provided that the acquisition by the Borrower Parties of all of the Equity Interests not already owned by the Borrower Parties in the DG Marine Joint Ventures shall be deemed to be a Substantial Transaction for purposes of this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TD Marine” means TD Marine, LLC, a Delaware limited liability company.

“Test Period” means each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement (including for the avoidance of doubt any amendments, modifications, supplements or restatements thereof), the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the execution, delivery and performance of the other Loan Documents by the Borrower Parties.

“Transferee” has the meaning assigned to such term in Section 10.04(f).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means any Subsidiary (a) that is listed as an Unrestricted Subsidiary on Schedule 3.19(a) (until such time as such Subsidiary may be redesignated as a Restricted Subsidiary in accordance with the definition of “Restricted Subsidiary”) or that becomes a Subsidiary after the date hereof and, at the time it becomes a Subsidiary, is designated as an Unrestricted Subsidiary pursuant to a written notice from the Borrower to the Administrative Agent, (b) which has not acquired any assets (other than as not prohibited by this Agreement) from the Borrower or any Restricted Subsidiary, and (c) that has no Indebtedness, Guarantee obligations or other obligations other than Non-Recourse Obligations, except as expressly permitted pursuant to Sections 5.13(c) and 6.04(g) and, in the case of NEJD SPE 2, except for recourse pursuant to the NEJD SRCA, the NEJD Intercompany Financing Agreements and the NEJD Consent (subject to limitations on amendment of such documents set forth in the Loan Documents, the NEJD Intercompany Financing Agreements and the NEJD Consent). Any Restricted Subsidiary may be redesignated as an Unrestricted

Subsidiary pursuant to a written notice from the Borrower to the Administrative Agent; provided that, after giving effect to such redesignation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance on a Pro Forma Basis with Section 6.15; provided further that, an Unrestricted Subsidiary that has previously been redesignated as a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary.

“Unused Fee(s) on Committed Amount” has the meaning assigned to such term in the definition of Applicable Margin.

“Wholly Owned Subsidiary” means any Restricted Subsidiary, all of the Equity Interests in which (other than the director’s qualifying shares, as may be required by law) are owned by the Borrower, either directly or indirectly through one or more Wholly Owned Subsidiaries; provided that, so long as, if any of the following Persons does not otherwise constitute a Wholly Owned Subsidiary pursuant to the preceding definition, it shall nonetheless be a Wholly Owned Subsidiary so long as all of its Equity Interests constitute Collateral under one or more Security Documents: the OLP, Genesis Syngas Investments, L.P., Genesis Natural Gas Pipeline, L.P., Genesis Pipeline Texas L.P., Genesis Pipeline USA, L.P., and Genesis CO2 Pipeline, L.P.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall, unless otherwise stated, be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “asset” shall be construed to have the same meaning as the defined term “Property” set forth herein.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) General. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans (including Loans under the Inventory Financing Sublimit Tranche made in accordance with Section 2.01(b)) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Committed Amount, or (b) the aggregate Revolving Credit Exposures for all Lenders exceeding the aggregate Committed Amounts; provided, however, that at no time shall any Lender be obligated to make Loans in an aggregate principal amount in excess of such Lender’s Ratable Portion of the aggregate Committed Amounts at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b) Inventory Financing Sublimit Tranche. Subject to the terms and conditions set forth herein, each Lender agrees that, upon the request of the Borrower, certain Loans made pursuant to Section 2.01(a), as are specified by the Borrower in the applicable Borrowing Request (Financed Inventory), will be designated as part of a sublimit (the “Inventory Financing Sublimit Tranche”) to finance (i) the purchase and sale by the Borrower or any Restricted Subsidiary of Eligible Inventory, (ii) the Eligible Inventory subject to a Hedging Agreement entered into by the Borrower or any Restricted Subsidiary, and (iii) storage and transportation costs relating thereto; provided that on the date any such Loan is so designated, the aggregate outstanding Loans under the Inventory Financing Sublimit Tranche shall not exceed the Inventory Financing Sublimit Availability. With respect to any Inventory Financing Sublimit Borrowing, such Inventory Financing Sublimit Borrowing shall be deemed to have been used to finance the Eligible Inventory specified in the applicable Borrowing Request (Financed Inventory) in accordance with clauses (i), (ii) and (iii) of the preceding sentence, regardless of the manner in which the proceeds of such Inventory Financing Sublimit Borrowing are actually applied.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Committed Amounts. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Committed Amounts of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $300,000 and not less than $2,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Committed Amount or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) whether such Borrowing is an Inventory Financing Sublimit Borrowing;

(vi) in the case of an Inventory Financing Sublimit Borrowing, the certifications required by Section 4.02(c)(iii);

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the Borrowing requested thereunder will not cause the sum of the total Revolving Credit Exposures to exceed the aggregate Committed Amounts. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Reserved.

SECTION 2.05 Committed Amount.

(a) Initial Committed Amount; General Provisions. On the Effective Date, the aggregate Committed Amounts shall be $525,000,000. The aggregate Committed Amounts shall at all times be in a minimum amount and an integral multiple of $5,000,000. Any decrease (other than termination thereof pursuant to Section 2.09) of the aggregate Committed Amounts may only be made in accordance with Section 2.05(b), and any such reduction of the Committed Amounts shall be permanent. Any increase of the aggregate Committed Amounts may only be made in accordance with Section 2.05(c).

(b) Decreases of Committed Amounts. The Borrower may decrease the aggregate Committed Amounts by delivering to the Administrative Agent a Committed Amount Decrease Certificate electing a decrease of the aggregate Committed Amounts. Any such decrease in the aggregate Committed Amounts shall be effective from the third Business Day after receipt of the applicable Committed Amount Decrease Certificate by the Administrative Agent as provided above, unless such Committed Amount Decrease Certificate requests such decrease to become effective on a later date, not to exceed ten Business Days after receipt thereof by the Administrative Agent. Any such decrease in the aggregate Committed Amounts shall be applied to each Lender’s Committed Amount pro rata. The Administrative Agent shall deliver to each Lender a copy of such Committed Amount Decrease Certificate together with a schedule showing each Lender’s Ratable Portion of the decrease to the aggregate Committed Amounts.

(c) Increase of Committed Amounts. Subject to the conditions set forth in this Section 2.05(c), the Borrower may from time to time increase the aggregate Committed Amounts then in effect by increasing the Committed Amount of a Lender or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”); provided that such Additional Lender will be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned.

(i) Any increase in the aggregate Committed Amounts shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if, after giving effect thereto, the aggregate increases in the Committed Amounts pursuant to this Section 2.05(c) would exceed $125,000,000;

(ii) Any increase in the aggregate Committed Amounts shall be subject to the following additional conditions:

(A) no Event of Default shall have occurred and be continuing at the effective date of such increase;

(B) on the effective date of such increase, no Eurodollar Loans shall be outstanding or if any such Eurodollar Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Loans unless the Borrower pays compensation required by Section 2.16;

(C) no Lender’s Committed Amount may be increased without the consent of such Lender;

(D) if the Borrower elects to increase the aggregate Committed Amounts by increasing the Committed Amount of an existing Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (a “Committed Amount Increase Certificate”), together with a processing and recordation fee of $3,500, and the Borrower shall, upon the return of such Lender’s existing Note, deliver a new Note payable to such Lender in a principal amount equal to its Committed Amount, after giving effect to such increase, and otherwise duly completed; and

(E) if the Borrower elects to increase the aggregate Committed Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and if requested by such Additional Lender, the Borrower shall deliver a Note payable to such Additional Lender in a principal amount equal to its Committed Amount, and otherwise duly completed.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.05(c)(iv), from and after the effective date specified in the Committed Amount Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Loans are outstanding, then the last day of the Interest Period in respect of such Eurodollar Loans, unless the Borrower has paid compensation required by Section 2.16): (A) the amount of the aggregate Committed Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each such Lender (including any Additional Lender, if applicable) shall hold its Ratable Portion of the outstanding Loans (and participation interests) after giving effect to the increase in the aggregate Committed Amounts.

(iv) Upon its receipt of (A) a duly completed Committed Amount Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, (B) the processing and recording fee referred to in Section 2.05(c)(ii)(D), (C) the Administrative Questionnaire referred to in Section 2.05(c)(ii)(E), if applicable, and (D) the written consent of the Administrative Agent to such increase required by this Section 2.05(c), the Administrative Agent shall accept such Committed Amount Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 10.04(d). No increase in the aggregate Committed Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.05(c)(iv).

SECTION 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account from any Issuing Bank pursuant to a Letter of Credit Request, at any time and from time to time during the Availability Period (subject to Section 2.06(c)). In the event of any inconsistency between the terms and conditions of this Agreement or the Letter of Credit Request, on the one hand, and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, on the other hand, the terms and conditions of this Agreement and the Letter of Credit Request shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of

Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Committed Amounts.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date requested (which shall be a Business Day), which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Portion of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Ratable Portion of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Committed Amounts, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. At least once per quarter, the Administrative Agent shall provide each Lender with a schedule showing the amount of such Lender’s participations in outstanding Letters of Credit; provided, that the Administrative Agent shall have no liability for any failure to comply with this provision.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the

Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Ratable Portion thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Ratable Portion of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Governmental Requirements) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing

Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, or to the extent required by Section 2.11(c), the Borrower shall, at the request of the Required Lenders, within two Business Days, deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the

Borrower described in clause (h) or (i) of Article VII. The Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such account and cash collateral. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower that is maintained with the Administrative Agent in New York City or otherwise acceptable to the Administrative Agent and is designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Committed Amounts.

(a) Unless previously terminated, each Committed Amount shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate in full the aggregate Committed Amounts. The Borrower may reduce the aggregate Committed Amounts from time to time pursuant to Section 2.05(b), provided that the Borrower shall not terminate or reduce the aggregate Committed Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the aggregate Committed Amounts.

(c) The Borrower shall notify the Administrative Agent of any election to terminate all Committed Amounts at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Committed Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the aggregate Committed Amounts, or reduction of any portion thereof, shall be permanent.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after an increase or reduction in such Lender’s Committed Amount pursuant to an assignment made pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Committed Amounts as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing (other than an Inventory Financing Sublimit Borrowing) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16(a).

(c) If, at any time, the total Revolving Credit Exposure outstanding at such time exceeds the aggregate Committed Amounts then the Borrower shall prepay the Loans to the extent of such excess on the date such excess first occurs and, if such prepayment does not result in such excess being $0 because of outstanding Letters of Credit, then the Borrower shall cash collateralize such Letters of Credit pursuant to Section 2.06(j) to the extent of such remaining excess.

(d) If, at any time, the aggregate principal amount of outstanding Inventory Financing Sublimit Borrowings exceeds the Inventory Financing Sublimit Availability at such time, then the Borrower shall prepay the Inventory Financing Sublimit Borrowings to the extent of such excess on the date such excess first occurs.

(e) On the fifth Business Day of each calendar month, the Borrower shall either (i) prepay the outstanding Inventory Financing Sublimit Borrowings by an amount (if positive) equal to (A) the aggregate outstanding Inventory Financing Sublimit Borrowings as of the applicable Inventory Financing Sublimit Borrowing Base Date minus (B) the Inventory Financing Sublimit Borrowing Base as of such Inventory Financing Sublimit Borrowing Base Date (the “Inventory Sublimit Prepayment Amount”), or (ii) convert outstanding Inventory Financing Sublimit Borrowings in an amount equal to the Inventory Sublimit Prepayment Amount into General Loans pursuant to a written notice to the Administrative Agent on such day.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee which shall accrue at an annual rate equal to the applicable Unused Fee on Committed Amount, on the daily amount of such Lender’s unused Committed Amount during the period from and including the Effective Date to but excluding the date on which its Committed Amount terminates. Accrued Unused Fees on Committed Amounts shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the aggregate Committed Amounts terminate, commencing on the first such date to occur after the date hereof, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Committed Amount terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of that portion of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Committed Amounts and the date on which there ceases to be any LC Exposure attributable to such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued shall be payable on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Committed Amounts terminate and any such fees accruing after the date on which the Committed Amounts terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Committed Amounts; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate,

Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) In the event that any financial statements delivered pursuant to this Agreement, or any certificate delivered pursuant to Section 5.01(d), is shown to be inaccurate (regardless of whether this Agreement or the Committed Amounts are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin and/or a higher Unused Fee on Committed Amount for any period (an “Applicable Period”) than the Applicable Margin or Unused Fee on Committed Amount, as applicable, applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct certificate in the form of the certificate described in Section 5.01(d), (ii) such higher Applicable Margin and/or higher Unused Fee on Committed Amount shall be applied to such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and expense owing as a result of such increased Applicable Margin and Unused Fee on Committed Amount for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 7.02. This Section 2.13(f) shall not limit the rights of the Administrative Agent and the other Secured Parties with respect to Section 2.13(c) or Article VII.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any

Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Governmental Requirements.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Governmental Requirements.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Governmental Requirements, such properly completed and executed documentation prescribed by applicable Governmental Requirements or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the address set forth for the Administrative Agent in Section 10.01 in the State of New York (its “Principal Office”), except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16(a), Section 2.17 and Section 10.03 shall be made directly to the Persons entitled thereto.

The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Governmental Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, if any Lender becomes a Defaulting Lender or if any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Committed Amount is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.02 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver, or amendment shall be deemed a “Non-Consenting Lender”.

SECTION 2.20 Defaulting Lenders. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender as determined in accordance with Section 2.20(e):

(a) If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Ratable Portion of the total Revolving Credit Exposures, then payments (including principal, interest and fees) to such Defaulting Lender will be suspended until such time as all amounts due and owing to the Lenders have been equalized in accordance with each of the Lenders’ respective Ratable Portions of the total Revolving Credit Exposures. Further, if at any time prior to the acceleration or maturity of the Revolving Credit Exposures, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of any LC Exposure while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Revolving Credit Exposures for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Revolving Credit Exposures are paid in full or each Lender (including each Defaulting Lender) is owed its Ratable Portion of all Revolving Credit Exposures then outstanding. After acceleration or maturity of the Revolving Credit Exposures, subject to the first sentence of this Section 2.20(a), all principal will be paid ratably as provided in Section 2.18(c).

(b) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the Committed Amount of such Defaulting Lender pursuant to Section 2.12;

(ii) with respect to any LC Exposure of such Defaulting Lender that exists at the time a Lender becomes a Defaulting Lender or thereafter:

(A) all or any part of such Defaulting Lender’s Ratable Portion of the total LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Committed Amounts (calculated without regard to such Defaulting Lender’s Committed Amount) but only to the extent that (1) the sum of all Non-Defaulting Lenders’ Committed Amounts is greater than zero; (2) the conditions set forth in Section 4.02 are satisfied at such time and (3) each such Non-Defaulting Lender’s Committed Amount is greater than zero;

(B) if the reallocation described in clause (ii)(A) above cannot, or can only partially, be effected, then the Borrower shall within three Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s portion of the LC Exposure (after giving effect to any partial reallocation pursuant to clause (ii)(A) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s portion of the LC Exposure pursuant to this Section 2.20 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s portion of the LC Exposure during the period such Defaulting Lender’s portion of the LC Exposure is cash collateralized;

(D) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 2.20(b)(ii)(A), then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Portions (calculated without regard to such Defaulting Lender’s Committed Amount); and

(E) if any Defaulting Lender’s portion of the LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(b)(ii), then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all commitment and commission fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Committed Amount that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s portion of the LC Exposure shall be payable to the Issuing Banks, until such LC Exposure is cash collateralized, reallocated and/or repaid in full.

(c) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Committed Amounts of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.06(e) (and Defaulting Lenders shall not participate therein).

(d) The Borrower Parties shall not enter into any Hedging Agreement or sales contract with a Lender while it is a Defaulting Lender.

(e) In the event that the Administrative Agent, the Borrower, and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure shall be readjusted to reflect the inclusion of such Lender’s Committed Amount and on such date such Lender shall purchase at par such of the Loans, Committed Amounts and/or Secured Obligations of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans, Committed Amounts and/or Secured Obligations in accordance with its Ratable Portion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. It and each other Relevant Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and to own and lease its Property and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within its and the other Borrower Parties’ corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder, member or limited partner action. This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect the Liens created and granted under the Security Documents, (b) will not violate any Governmental Requirement, (c) will not violate the Organizational Documents of it or any other Relevant Party, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or any other Relevant Party or their respective assets, or give rise to a right thereunder to require any payment to be made by it or any of its Restricted Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any Property of it or any of its Restricted Subsidiaries, except Liens created and granted under the Security Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, partners’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2010, certified by one of its Financial Officers.

(b) Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of, with respect to Section 3.04(a), the Borrower and its consolidated subsidiaries and, with respect to Section 3.04(b), the Borrower and its consolidated subsidiaries, as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in Sections 3.04(a)(ii) and 3.04(b)(ii).

(c) Since December 31, 2009, there has been no event, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Other Obligations and Restrictions. Except for Indebtedness not prohibited by Section 6.01 and other liabilities incurred in the ordinary course of business, neither it nor any of its Restricted Subsidiaries has any outstanding liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Borrower or material with respect to the Borrower’s consolidated financial condition and that are not shown in the financial statements delivered pursuant to Section 3.04 or shown on Schedule 3.05. It and each of its Restricted Subsidiaries has paid all material Taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or Property, except to the extent that any of the foregoing is not yet due or is being in good faith contested as permitted by Section 5.04(a).

SECTION 3.06 Properties.

(a) Generally. Except as set forth on Schedule 3.06(a), it and each other Relevant Party has good title to, or valid leasehold interests in, all its Property material to the Borrower’s Business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Property is free and clear of all Liens except for Permitted Encumbrances. Its tangible personal Property and the tangible personal Property of each of its Restricted Subsidiaries that is material to the Borrower’s Business or, in the case of a Material Subsidiary or NEJD SPE 2, material to its business, is in good operating order and condition (ordinary wear and tear occurring in the ordinary course of business or caused by Casualty Events excepted) in accordance with industry standards.

(b) Collateral. It and each of its Restricted Subsidiaries owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing of, necessary for or material to the Borrower’s Business or, in the case of a Material Subsidiary, material to its business, in each case as currently conducted. The use by it and each of its Restricted Subsidiaries of such Collateral and all rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been made and remains outstanding asserting that it or any other Relevant Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Permits, etc. It and each other Relevant Party has all permits, licenses and authorizations required in connection with the conduct of its businesses, and is in compliance with the terms and conditions of all such permits, licenses and authorizations, except where the failure to have or comply with such permits, licenses and authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.07 Litigation.

(a) There are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of it, threatened against or affecting it or any of its subsidiaries, Joint Ventures or any business, Property or rights of it or any of its subsidiaries or Joint Ventures that (i) if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (ii) could reasonably be expected to adversely affect any rights or remedies of the Secured Parties under any Loan Document or the Transactions.

(b) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) No Casualty Event has occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Compliance with Laws and Agreements. It and each of its subsidiaries and Joint Ventures is in compliance with all laws, regulations and orders of any Governmental Authority and all indentures, agreements and other instruments applicable to or binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.09 Default. No Default has occurred and is continuing.

SECTION 3.10 Investment Company Status. Neither it nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

SECTION 3.11 Taxes. It and each other Relevant Party has (a) timely filed or caused to be timely filed, or an extension has been obtained for the filing of, all material federal Tax returns and all material state, local and foreign Tax returns or materials required to have been filed by it or such Relevant Party and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material Taxes (whether or not shown on any Tax return) due and payable, collectible and remittable by it or such Relevant Party and all assessments received by it or such Relevant Party, except Taxes that (i) if Taxes of a Borrower Party, are being contested in good faith by appropriate proceedings and for which it or such Restricted Subsidiary has set aside on its books and records adequate reserves in accordance with GAAP and (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. It and each other Relevant Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable, except where the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Restricted Subsidiaries is aware of any proposed or pending Tax assessments, deficiencies or audits relating to it or any other Relevant Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.12 ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 3.13 Disclosure; No Material Misstatements. It has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any other Relevant Party is subject (and all other matters known to it) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No written information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of it or any other Relevant Party to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or included therein or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.14 Insurance. Schedule 3.14 hereto contains an accurate and complete description of all material policies of fire, liability, worker’s compensation and other forms of insurance that are owned or held by or could accrue to the account of it or any other Relevant Party as of the Effective Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies (a) are sufficient for compliance with all material Governmental Requirements and all material agreements to which it is a party, (b) are valid, outstanding and enforceable policies, and (c) provide adequate insurance coverage for the material assets and operations of it and each other Relevant Party in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or similar business. On or prior to the Effective Date, the Borrower shall have used commercially reasonable efforts to cause such insurance policies relating to the Borrower or any Restricted Subsidiary to (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the

Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable.

SECTION 3.15 Material Agreements. Schedule 3.15 hereto contains a complete and correct list of all Material Agreements of it and its Restricted Subsidiaries (other than the Loan Documents) in effect as of the Effective Date. Copies of such documents have been provided to the Administrative Agent. All Material Agreements are in full force and effect (except any such Material Agreement that has expired by its terms) and neither it nor any of its Restricted Subsidiaries is in default thereunder, and there is no uncured default by any affiliate predecessor in interest to it or any of its Restricted Subsidiaries or, to its Knowledge, by any predecessor in interest to it or any of its Restricted Subsidiaries (other than an affiliate predecessor) or counterparty thereto and neither it nor any of its Restricted Subsidiaries has altered or amended any material item or provision of any Material Agreement except where such non-enforceability, default, alterations or amendments, individually or in the aggregate, could not reasonably be expected to have an adverse effect on the Administrative Agent, the Issuing Banks or the Lenders.

SECTION 3.16 Reserved.

SECTION 3.17 Solvency. After giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the Properties of it and each of the other Relevant Parties (individually as to any Relevant Party, and on a consolidated basis with its and its subsidiaries’ respective subsidiaries and determined on a going concern basis) will exceed the probable liability of its debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of it and each of the other Relevant Parties (individually as to any Relevant Party, and on a consolidated basis with its and its subsidiaries’ respective subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) it and each of the other Relevant Parties (individually as to any Relevant Party, and on a consolidated basis with its and its subsidiaries’ respective subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) it and each of the other Relevant Parties (individually as to any Relevant Party, and on a consolidated basis with its and its subsidiaries respective subsidiaries) will not have unreasonably small capital with which to conduct business in which it is engaged as such business is now conducted and is proposed to be conducted.

SECTION 3.18 Labor Disputes and Acts of God. (a) As of the Effective Date, there are no strikes, lockouts or slowdowns against it or any of its Restricted Subsidiaries pending or, to the Knowledge of it or any of its Restricted Subsidiaries, threatened. The hours worked by and payments made to employees of it or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner that could reasonably be expected to have a Material Adverse Effect. All payments due from it or any of its Restricted

Subsidiaries or for which any claim may be made against it or any of its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of it or such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it or any of its Restricted Subsidiaries is bound, which could reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in Schedule 3.18, neither the business nor the Properties of it nor any of its Restricted Subsidiaries has been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.19 Equity Interests and Subsidiaries. (a) Schedule 3.19(a) dated as of the Effective Date sets forth a list of (i) all of the Subsidiaries and Joint Ventures and their jurisdictions of organization as of the Effective Date, (ii) whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary as of the Effective Date, and (iii) the number of each class of its Equity Interests authorized, and the number outstanding, as of the Effective Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the Effective Date. All Equity Interests of each of its Restricted Subsidiaries are duly and validly issued and are fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Partnership Act (or any similar provision of any similar statute). It and each of its Restricted Subsidiaries is the record and beneficial owner of, and has good and defensible title to, the Equity Interests pledged by it under the Guarantee and Collateral Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Guarantee and Collateral Agreement, and there are no outstanding options, warrants or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, other than equity interests in Joint Ventures and non-wholly owned Subsidiaries. All Restricted Subsidiaries are Guarantors.

(b) No Consent of Third Parties Required. No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or First Priority status of the Lien granted to the Administrative Agent for the benefit of the Secured Parties on the Equity Interests pledged under the Guarantee and Collateral Agreement or the exercise by the Administrative Agent of the voting or other rights with respect to such Equity Interests provided for in the Guarantee and Collateral Agreement or the exercise of remedies in respect thereof, except for those consents set forth on Schedule 3.19(b) and consents that have been obtained.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of the Borrower and each Subsidiary and Joint Venture as of the Effective Date and after giving effect to the Transactions is set forth on Schedule 3.19(c).

SECTION 3.20 Intellectual Property.

(a) Ownership/No Claims. It and each of its Restricted Subsidiaries owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does it nor any of its Restricted Subsidiaries know of any valid basis for any such claim, in each case that could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by it and each of its Restricted Subsidiaries does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by it and each of its Restricted Subsidiaries in the ordinary course of business that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate, on and as of the Effective Date (i) it and each of its Restricted Subsidiaries owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark material to the Borrower’s Business and listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations material to the Borrower’s Business and listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To its Knowledge, on and as of the Effective Date, there is no violation by others of any right of it or any of its Restricted Subsidiaries with respect to any copyright, patent or trademark material to the Borrower’s Business listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of it or any such Restricted Subsidiary except as may be set forth on Schedule 3.20(c) or as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21 Environmental Matters. Neither it nor any of its subsidiaries or Joint Ventures nor any of their respective Facilities or operations for which they are liable (a) has any Environmental Liability or (b) is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, in each case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither it nor any of its subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604) (“CERCLA”) or any comparable state law which it reasonably expects will lead to liability having a Material Adverse Effect. None of its or any of its subsidiaries’ or Joint Ventures’ Real Property, Pipelines or Facilities is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority, including any such listing relating to petroleum, where the inclusion on such list(s) could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, there are and have been no conditions, occurrences or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against it or any of its subsidiaries or Joint Ventures that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with reasonably foreseeable future requirements pursuant to or under Environmental Laws is not reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, no event or condition has occurred or is occurring with respect to it or any of its subsidiaries relating to any Environmental Law, any release of Hazardous Materials, or any Hazardous Materials Activity that individually or in the aggregate has resulted in or could reasonably be expected to have a Material Adverse Effect. No material Lien has been recorded or, to its Knowledge, threatened, under any Environmental Law with respect to any Property, including Real Property and Pipelines, of it or any Restricted Subsidiary. It has made or has caused its Restricted Subsidiaries to make available to the Administrative Agent all material records and files in their possession concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Facilities or Real Property or Pipelines currently or formerly owned, operated, leased or used by it or any of its Restricted Subsidiaries. It has made, has caused its Unrestricted Subsidiaries to make, and has used commercially reasonable efforts to cause its Joint Ventures to make available to the Administrative Agent all records and files in their possession concerning compliance by it and its subsidiaries and Joint Ventures, as applicable, with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Facilities or Real Property or Pipelines currently or formerly owned, operated, leased or used by it or any of its Unrestricted Subsidiaries or Joint Ventures, if the contents of such records and files relate to events or occurrences that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.22 Reserved.

SECTION 3.23 Security Documents. (a) Guarantee and Collateral Agreement. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guarantee and Collateral Agreement), the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case with no other Liens except for Permitted Encumbrances.

(b) Mortgages. Each Mortgage is effective to create, in favor of the Administrative Agent for the benefit of the trustee named therein and the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of its and its Restricted Subsidiaries’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, with no other Liens except for Permitted Encumbrances, and when the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated as of the Effective Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Mortgages shall constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it and its Restricted Subsidiaries in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, with no other Liens except for Permitted Encumbrances and other Liens permitted by such Mortgage.

(c) Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of its and its Restricted Subsidiaries’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements, such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it and its Restricted Subsidiaries in such Collateral, in each case with no other Liens except for Permitted Encumbrances.

SECTION 3.24 Anti-Terrorism Law.

(a) Neither it nor any of its Restricted Subsidiaries nor, to its Knowledge, any of its Affiliates, is in violation of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) Neither it nor any of its Restricted Subsidiaries nor, to its Knowledge, any of its Affiliates or broker or other agent of it or any of its Restricted Subsidiaries acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Neither it nor any of its Restricted Subsidiaries nor, to its Knowledge, any broker or other agent of it or any of its Affiliates acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) Notwithstanding anything in Section 3.24(a) through (c) to the contrary, such representations shall not be deemed breached unless the circumstances giving rise to such breach could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders.

SECTION 3.25 Federal Reserve Regulations. Neither it nor any of its Restricted Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or Letter of Credit will be used directly or indirectly, whether used immediately, incidentally or ultimately, for any purpose that entails a violation of or that is inconsistent with the provisions of the regulations of the Board, including Regulation T, Regulation U or Regulation X. The pledge of the Equity Interests pledged pursuant to the Guarantee and Collateral Agreement does not violate such regulations.

SECTION 3.26 Use of Proceeds. The Borrower has used the proceeds of the Loans in accordance with Section 5.08.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make additional Loans and of any Issuing Bank to issue additional Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b) The Administrative Agent shall have received a duly executed promissory note, dated the date hereof, payable to each Lender that has requested a promissory note pursuant to Section 2.10(e) in a principal amount equal to such Lender’s Committed Amount.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Akin

Gump Strauss Hauer & Feld LLP, counsel for the Borrower Parties, covering such matters relating to the Borrower Parties, this Agreement, the other Loan Documents and the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received the following, in each case in form and substance satisfactory to the Administrative Agent and its counsel: (i) copies of each Organizational Document executed and delivered by each Relevant Party and the General Partner, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Effective Date or a recent date prior thereto, (ii) signature and incumbency certificates of the officers of each Relevant Party and the General Partner executing any Loan Document on behalf of such Relevant Party or the General Partner, (iii) resolutions of the board of directors or similar governing body of each Borrower Party, NEJD SPE 2 or the General Partner or a Borrower Party’s general partner approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Borrower Party, NEJD SPE 2 or the General Partner is a party or by which its assets may be bound as of the Effective Date by its secretary or any assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Relevant Party’s and the General Partner’s jurisdiction of organization or formation and in each jurisdiction in which each such Person is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date; and (v) such other documents as the Administrative Agent may reasonably request.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and certifying compliance with Section 3.17 as of the Effective Date after giving effect to the Loans hereunder made on the Effective Date.

(f) The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower either (i) attaching copies of all consents, licenses and approvals required or, in the discretion of the Administrative Agent, advisable in connection with the execution, delivery and performance by and the validity against each Borrower Party and the General Partner of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

(h) The Administrative Agent shall have received a letter duly executed and delivered by the Process Agent dated on or prior to the Effective Date pursuant to which it accepts its appointment as Process Agent for the General Partner and the Borrower Parties hereunder and under the other Loan Documents.

(i) The Administrative Agent shall have received (i) the Guarantee and Collateral Agreement, (ii) the General Partner Pledge Agreement, (iii) all necessary financing statements and financing statement amendments, (iv) amendments to all existing Mortgages reflecting the increase in the Committed Amounts and the Maturity Date, as applicable, and (v) any other Security Documents or amendments thereto reasonably requested by the Administrative Agent for the creation and perfection of Liens in favor of the Secured Parties as contemplated by the Loan Documents, in each case, duly completed and executed (as applicable) in sufficient number of counterparts and in proper form for recording, if necessary, and for perfecting Liens in favor of the Secured Parties on the Collateral covered thereby and in form and substance satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and executed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(k) The Administrative Agent shall have received the certificates, if any, representing the Equity Interests (if certificated) pledged on the Effective Date pursuant to the Security Documents, together with an undated stock power or equivalent for each such certificate executed in blank by a Responsible Officer of the pledgor thereof.

(l) All other Property which the Administrative Agent shall, at such time, be entitled to have a Lien in its favor for the benefit of the Secured Parties pursuant to any Loan Document shall have been physically delivered to the possession of the Administrative Agent or any bailee accepted by the Administrative Agent to the extent that such possession is necessary or desirable for the purpose of perfecting the Administrative Agent’s Lien in such Collateral for the benefit of the Secured Parties.

(m) The Administrative Agent shall have received (i) a certificate or certificates of insurance coverage evidencing that the Borrower Parties are carrying insurance in accordance with Section 5.12, and the Borrower shall have used commercially reasonable efforts (as determined in the discretion of the Administrative Agent) to cause such certificates to (A) show that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (B) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable, and (ii) a Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which a building or a mobile home is located.

(n) The Borrower and the Subsidiaries shall have paid or made arrangements to pay all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents to be recorded on or about the Effective Date.

(o) The Administrative Agent shall have received pro forma financial statements (giving effect to the use of proceeds, the Transactions and the conversion of General Loans into Inventory Sublimit Financing Borrowings in accordance with Section 4.02(c) on the

Effective Date) for the Borrower and its Subsidiaries for the fiscal quarter ending March 31, 2010, which shall show compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.15 and shall be otherwise reasonably acceptable to the Arrangers.

(p) The Arrangers shall have received financial projections of the Borrower and its Restricted Subsidiaries, including cash distributions expected from Joint Ventures and Unrestricted Subsidiaries, through the Maturity Date, which shall show compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.15 and shall be otherwise reasonably acceptable to the Arrangers.

(q) The Administrative Agent shall have received appropriate Uniform Commercial Code search results for each jurisdiction requested by the Administrative Agent reflecting no prior Liens encumbering the Property of the Borrower Parties, other than Liens being released on or prior to the Effective Date and Permitted Encumbrances.

(r) (i) The Administrative Agent shall have received the Genesis Assignment and Assumption Agreement and the Agency Assignment Documents, in each case, duly completed and executed (as applicable) in sufficient number of counterparts and in proper form for recording, if necessary, and for maintaining the perfection and priority of Liens in favor of the Secured Parties on the Collateral covered thereby, (ii) each Hedging Agreement between Fortis Capital Corp. or an Affiliate thereof and a Borrower Party shall have been terminated, and (iii) the Borrower shall have paid any outstanding fees owed to the Existing Issuing Bank under the Existing Credit Agreement with respect to the Existing Letters of Credit, in the case of (i) and (ii), in form and substance reasonably satisfactory to the Administrative Agent.

(s) The Borrower Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Anti-Terrorism Laws.

(t) The Administrative Agent shall have received a duly executed and delivered Borrowing Request in compliance with Section 2.03 of this Agreement (it being understood that if the Borrower delivers a Borrowing Request (Financed Inventory) to finance New Financed Inventory on the Effective Date, the volumes used in making the calculations required by Section 4.02(c) for such New Financed Inventory will be based on the Borrower’s reasonable good faith estimate with respect to such volumes).

(u) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make additional Loans and of any Issuing Bank to issue additional Letters of Credit under this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02).

Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Arrangers or the Lenders unless the Administrative Agent and the Arrangers shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan (including conversions and continuations of Loans) on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower, the General Partner or any Relevant Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except such representations and warranties that are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) In the case of any Inventory Financing Sublimit Borrowing, (i) all of the Petroleum Products to which such Inventory Financing Sublimit Borrowing relates (the “New Financed Inventory”) shall constitute Eligible Inventory, (ii) the price risk relating to such New Financed Inventory shall have been fully hedged pursuant to a Hedging Agreement or sold forward pursuant to a sales contract (subject to immaterial deficiencies described in Section 5.17(b)), and (iii) the Borrower shall have delivered to the Administrative Agent a Borrowing Request (Financed Inventory), whereby the Borrower certifies (A) as to clauses (i) and (ii) above, and (B) that the amount of such Inventory Financing Sublimit Borrowing does not exceed an amount equal to the product of (1) 90% and (2) an amount equal to the sum of (x) the Sale Value of such New Financed Inventory that is subject to sales contracts measured as of the date of such Borrowing plus (y) the Hedged Value of such New Financed Inventory that is not subject to sales contracts measured as of the date of such Borrowing minus (z) all related storage, transportation and other applicable costs reasonably estimated by the Borrower to be applicable to such New Financed Inventory in the future.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Commencing on the date of this Agreement, until the Committed Amount has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit (other than those that have been fully cash collateralized on customary terms reasonably acceptable to the Issuing Bank) shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; Ratings Change and Other Information. It will furnish to the Administrative Agent:

(a) no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the Borrower, (i) the audited consolidated balance sheet and related statements of operations, partners’ capital and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures from the previous fiscal year, all reported on by Deloitte and Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results and operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (ii) the unaudited consolidated balance sheet and related statements of operations of the Borrower as of the end of and for such year with separate columns indicating amounts attributable to (x) NEJD SPE 2, (y) FS SPE 2, and (z) all Unrestricted Subsidiaries, other than NEJD SPE 2 and FS SPE 2, combined, and (iii) the unaudited consolidated balance sheet and related statements of operations of the Material Exempted Joint Ventures and other financial information related to the Material Exempted Joint Ventures, in each case with respect to this clause (iii), to the extent (and in the form) that any Borrower Party received such financials or financial information;

(b) as soon as available, but in any event within forty-five days of the end of the first three fiscal quarters of the Borrower, (i) the unaudited consolidated balance sheet as of the end of such fiscal quarter, the unaudited consolidated statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year and the unaudited consolidated statements of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the previous fiscal year) and the unaudited consolidated statement of partners’ capital for the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) the unaudited consolidated balance sheet as of the end of such fiscal quarter, the unaudited consolidated statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year and the unaudited consolidated statements of cash flows for the then-elapsed portion of the fiscal year with separate columns indicating amounts attributable to (x) NEJD SPE 2, (y) FS SPE 2, and (z) all Unrestricted Subsidiaries, other than NEJD SPE 2 and FS SPE 2, combined, and (iii) with respect to the Material Exempted Joint Ventures, the unaudited consolidated balance sheet as of the end of such fiscal quarter, the unaudited consolidated statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year and other financial information related to the Material Exempted Joint Ventures, in each case with respect to this clause (iii), to the extent (and in the form) that any Borrower Party received such financials or financial information;

(c) (i) together with the financial statements delivered in clause (a) above, the unaudited balance sheet and related statements of operations, owners’ capital and cash flows of each of NEJD SPE 2 and FS SPE 2 as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and (ii) together with the financial statements delivered in clause (b) above, for each of NEJD SPE 2 and FS SPE 2, the unaudited balance sheet as of the end of such fiscal quarter, the unaudited statements of operations for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the previous fiscal year), in the case of (i) and (ii) all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of NEJD SPE 2 and FS SPE 2 in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.15, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of a Financial Officer of the Borrower either (i) attaching a supplement to the Perfection Certificate showing all changes and updates to the information disclosed in the Perfection Certificate since the later of the date of the Perfection Certificate or the date the Perfection Certificate was last supplemented or (ii) confirming that there has been no change in the information disclosed in the Perfection Certificate since the later of the date of the Perfection Certificate or the date the Perfection Certificate was last supplemented;

(f) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines and such accounting firm’s internal policies and procedures);

(g) by the fifth Business Day of each calendar month, a Borrowing Base Certificate providing information as of the last day of the immediately preceding calendar month;

(h) promptly upon their becoming available, true and correct copies of (i) all financial statements, reports, notices and proxy statements sent by the Borrower to its unitholders and all registration statements, periodic reports and other statements and schedules filed by any

Relevant Party or any Material Exempted Joint Venture with and as required by the SEC and made available on EDGAR, which shall be made available on the Borrower’s website, and (ii) as reasonably requested by the Administrative Agent, all reports, forms and notices filed by any Relevant Party with FERC or any similar Governmental Authority;

(i) promptly upon the receipt thereof by the Borrower or any other Borrower Party, a copy of any “management letter” received by any such Person from its certified public accountants that indicates, in the reasonable good faith judgment of the General Partner’s board of directors, a potential material weakness in such Person’s internal controls or procedures and the management’s responses thereto;

(j) on or before the first day of each fiscal year of the Borrower, a copy of the annual budget and projections for such fiscal year for the Borrower and the Restricted Subsidiaries, including cash distributions expected from Joint Ventures and Unrestricted Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such budget and projections have been prepared on the basis of sound financial planning practice and that such Financial Officer has no reason to believe they are incorrect or misleading in any material respect;

(k) within thirty days after the end of any fiscal quarter of the Borrower, a hedging position report in a form reasonably satisfactory to the Administrative Agent;

(l) at any time upon or after the Borrower or any Restricted Subsidiary having Indebtedness rated by Moody’s or S&P, prompt written notice of such rating or change in such rating;

(m) a notice within the time period required by applicable SEC rules of it or any Restricted Subsidiary entering into or terminating a Material Agreement, including, upon the request of the Administrative Agent, a copy of any new Material Agreement; and

(n) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Relevant Party or the Material Exempted Joint Ventures (including unaudited consolidating financial statements), or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Any information that Borrower is required to deliver to the Administrative Agent or any Lender pursuant to this Section 5.01 shall be deemed delivered if and when such information is filed on EDGAR or the equivalent thereof with the SEC.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority or any other claim (i) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relating to any Loan Document;

(c) if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial Withdrawal Liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take, but only to the extent occurrences described in the preceding clauses (i) through (vii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(d) any Environmental Claim or Environmental Liability that could reasonably be expected to exceed $10,000,000 or more, or any notice of potential liability under Environmental Laws that might reasonably be expected to exceed such amount;

(e) the occurrence of any material Casualty Event relating to Property of the Borrower or any other Relevant Party;

(f) the incurrence of any material Lien against the Collateral unless such Liens are permitted by Section 6.02; and

(g) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business.

(a) It will, and will cause each other Relevant Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.03 or Section 6.06 or, in the case of any other Relevant Party, where the failure to perform such obligation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) (i) It will do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, leases, servitudes, easements, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary for the conduct of its and each other Relevant Party’s business; (ii) it will or will cause each other Relevant Party to maintain and operate such business in substantially the manner in which it is presently conducted and operated; (iii) it will and will cause its subsidiaries and Joint Ventures to comply with all applicable Governmental Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or restrictions of record or agreements affecting the Real Property or Pipelines) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; (iv) it will pay and perform and cause its Restricted Subsidiaries to pay and perform its and their respective obligations under all leases and Loan Documents; and (v) it will at all times and will cause each other Relevant Party at all times to preserve and protect all Property material to the conduct of such business and keep all such Property in good working order and condition (other than wear and tear occurring in the ordinary course of business or caused by Casualty Events) and from time to time make or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in the case of each of clause (i) through (v) above, where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (x) sales of Property, consolidations or mergers by or involving it or any other Relevant Party in accordance with Section 6.03 and Section 6.06, (y) the withdrawal by it or any other Relevant Party of its or their respective foreign qualification in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (z) the abandonment by it or any other Relevant Party of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to such Person’s business or are no longer commercially desirable.

SECTION 5.04 Payment of Obligations and Taxes. It will, and will cause each of its Restricted Subsidiaries to, pay its and their respective material Indebtedness and obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or them or its or their respective income or profits in respect of its or their respective Property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than any Lien permitted by Section 6.02 upon such Properties or any part thereof, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Restricted Subsidiary has set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect. It will and will cause each other Relevant Party to timely file all material Tax returns.

SECTION 5.05 Material Agreements. It will, and will cause each of its Restricted Subsidiaries to (a) maintain in full force and effect each Material Agreement to which it is party except any such Material Agreement as shall expire by its terms, (b) observe and comply with the terms of each such Material Agreement and enforce the observance and compliance thereof by the counterparties thereto, (c) maintain in full force and effect its Organizational Documents including the Partnership Agreement, and (d) observe and comply with the terms of such Organizational Documents and enforce the observance and compliance thereof by the counterparties thereto, except, in each case, where the failure to so maintain, observe or comply, individually or in the aggregate, could not reasonably be expected to have an adverse effect on the Administrative Agent, the Issuing Banks or the Lenders.

SECTION 5.06 Books and Records; Inspection Rights. It will, and will cause each of its Restricted Subsidiaries to, in all material respects, keep proper books of record and account in which full, true and correct entries (in conformity with Governmental Requirements, as applicable) allowing for financial statements to be prepared in conformity with GAAP are made of all dealings and transactions in relation to the Borrower’s Business and the business of each Material Subsidiary. Upon reasonable notice, it will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, to visit and inspect the financial records and Property (including the Eligible Inventory and the Hedging Agreements and sales contracts related thereto) of such Person at reasonable times during normal business hours and as often as reasonably requested and at such time to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of such Person with the officers and employees thereof and advisors thereof (including independent accountants).

SECTION 5.07 Compliance with Laws. It will, and will cause each of its subsidiaries and Joint Ventures to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital and general partnership purposes of the Borrower and the other Borrower Parties (including for distributions to holders of Equity Interests in the Borrower to the extent permitted by Section 6.08, to make Investments to the extent permitted by Section 6.04, and to make Acquisitions to the extent permitted by Section 6.05). The Letters of Credit shall be used for general business purposes in the ordinary course of business. Notwithstanding anything in this Section 5.08 to the contrary, no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

SECTION 5.09 Environmental Laws.

(a) It shall at its sole expense: (i) comply and cause its and its subsidiaries’ and Joint Ventures’ Properties and operations to comply with all Environmental Laws, the violation of which could, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect, (ii) not dispose or permit any of its subsidiaries to dispose of or otherwise release any oil, oil and gas waste, Hazardous Material or solid waste on, under, about or from any of its or its subsidiaries’ or Joint Ventures’ Property or any other Property to the extent caused by its or any of its subsidiaries’ or Joint Ventures’ operations, the disposal or release of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) timely obtain or file and cause each of its subsidiaries and Joint Ventures to timely obtain and file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under Environmental Law to be obtained or filed in connection with operation or use of its or its subsidiaries’ or Joint Ventures’ Properties, which failure to obtain or file could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) promptly commence or cause each of its subsidiaries and Joint Ventures to promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, clean-up, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under Environmental Law because of or in connection with the actual or alleged past, present or future disposal or other release or any oil, oil and gas waste, Hazardous Material or solid waste on, under, about or from any of its or any of its subsidiaries’ or Joint Ventures’ Properties, which failure to commence and diligently prosecute to completion could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) establish and implement and cause each of its subsidiaries and Joint Ventures to establish and implement such procedures as may be necessary to continuously determine and assure that its and its subsidiaries’ and Joint Ventures’ obligations under this Section 5.09(a) are timely and fully satisfied, which failure to establish and implement could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) If a Default caused by reason of a breach of Section 3.21 or Section 5.09(a) shall have occurred and be continuing for more than twenty days after it or its subsidiaries or Joint Ventures become aware of such Default without it or its subsidiaries or Joint Ventures commencing activities reasonably likely to cure such Default or otherwise responding to such Default as required by Environmental Laws, then at the reasonable request of the Administrative Agent or the Required Lenders, it will provide or (to the extent it has the power and right) cause its subsidiaries or Joint Ventures to provide, at its expense, an environmental assessment report regarding the matters that are the subject of such Default, prepared by an environmental consulting firm and in form and substance reasonably acceptable to the Administrative Agent indicating the environmental conditions creating the Default and the estimated cost of any compliance or response to address them; provided, however, that it will not be required to conduct any invasive procedures in connection with any such assessment. If any invasive procedures are performed in connection with any such assessment, it will provide or cause its Subsidiaries to provide information relating to such invasive procedures to the Administrative Agent.

SECTION 5.10 Additional Collateral; Additional Guarantors.

(a) With respect to any right, title or interest of it or any of its Restricted Subsidiaries in (x) Equity Interests, Real Property, Pipelines or other Property of a type subject to the Security Documents and acquired after the date of this Agreement (other than from Organic Growth) or (y) any Property of a type subject to the Security Documents and arising from Organic Growth, in the case of (x) or (y) other than Covered Property or Excluded Property (it being understood that the exception for Excluded Property herein is not intended to prevent the granting or perfection of security interests in Excluded Property to the extent such can be accomplished solely pursuant to the Guarantee and Collateral Agreement and the General Partner Pledge Agreement without amendment thereto (other than joinders and similar documents that may be required as a result of Sections 5.10(b) or (c) below) and the filing of a UCC-1 financing statement), it will, in the case of (x), no later than the date that is 30 calendar days after such acquisition is consummated, or in the case of (y), prior to or concurrently with the next delivery of financial statements under Section 5.01(a) or (b), (i) deliver a certificate similar to that required by Section 5.01(e) solely with respect to any such Property and (ii) grant or cause to be granted to the Administrative Agent for the benefit of the Secured Parties a First Priority Lien of record on all such Equity Interests, Real Property, Pipelines and other Property (with no other Liens other than Permitted Encumbrances), upon terms substantially the same as those set forth in the Security Documents for Property of a similar type, complete such other actions as would have been necessary to satisfy the conditions set forth in Section 4.01 or in the definition of Real Property Requirements had such Property been owned thereby on the date of this Agreement, complete such other actions as may be reasonably requested by the Administrative Agent pursuant to Section 5.11, provide such legal opinions as may be reasonably requested by the Administrative Agent and pay, or cause to be paid, all taxes and fees related to any necessary registration, filing or recording in connection therewith; provided however, that, without limiting the right of the Administrative Agent to request legal opinions as described above, in the case of any New Pipeline, the Borrower and the Restricted Subsidiaries shall be deemed to have caused a Lien of record to have been so granted, and such actions so taken, and any requirement herein otherwise with respect to the creation or perfection of a Lien thereon shall be deemed duly satisfied, in each case so long as a duly completed UCC financing statement indicating such new Pipeline as collateral and specifying the debtor as a “transmitting utility” has been duly filed in the central filing office of the state in which such New Pipeline is located and other jurisdictions as may be reasonably requested by the Administrative Agent, in each case in form and substance reasonably acceptable to the Administrative Agent (but without the filing or recording of a Mortgage in any real property record with respect to such New Pipeline being required).

(b) It will cause each Restricted Subsidiary that is created or acquired subsequent to the date of this Agreement to become a party to each applicable Loan Document, including the Guarantee and Collateral Agreement, and to promptly execute and deliver to the Administrative Agent all such documents, agreements and instruments necessary to accomplish such obligation, including supplements to the Perfection Certificate and legal opinions (if reasonably requested by the Administrative Agent) relating to such Restricted Subsidiary, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. It will, or will cause its Restricted Subsidiaries to, pledge all of the Equity Interests of such newly created or acquired Restricted Subsidiary (including delivery of original stock certificates or other certificates evidencing the Equity Interests of such Restricted Subsidiary, if any, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) to the Administrative Agent. The Borrower shall cause 100% of the Equity Interests owned directly or indirectly by the Borrower or the General Partner in all Restricted Subsidiaries to be pledged to the Administrative Agent at all times pursuant to the Guarantee and Collateral Agreement or, if the pledgor thereof is the General Partner, pursuant to the General Partner Pledge Agreement or a substantially similar agreement reasonably satisfactory to the Administrative Agent.

(c) With respect to each Unrestricted Subsidiary and Joint Venture, it will pledge or cause each Restricted Subsidiary that owns any Equity Interests in any Unrestricted Subsidiary or Joint Venture to pledge all of the Equity Interests that are in a domestic Unrestricted Subsidiary and/or a domestic Joint Venture owned (of record) by it, and 65% of the voting Equity Interests that are in a foreign Unrestricted Subsidiary and/or a foreign Joint Venture owned (of record) by it; provided that a pledge of such Equity Interests shall not be required (i) with respect to the Equity Interests of NEJD SPE 2 owned by NEJD SPE 1, (ii) with respect to the Equity Interests of FS SPE 2 owned by FS SPE 1, or (iii) if (x) such Equity Interests are otherwise required to be pledged in order to secure the Non-Recourse Obligations of such Unrestricted Subsidiary or Joint Venture or to secure the obligations of the Borrower Party that directly owns such Equity Interests pursuant to a Guarantee permitted by Section 6.01(e), or (y) with respect to Joint Ventures, (A) the Organizational Documents of such Joint Venture prohibit such pledge or (B) such Equity Interests are otherwise required to be pledged to secure obligations to the other holders of Equity Interests in such Joint Venture; provided that in the event such Equity Interests are required to be so pledged, the direct parent of the Restricted Subsidiary that owns such pledged Equity Interests shall have pledged (pursuant to the Guarantee and Collateral Agreement) 100% of the Equity Interests of such Restricted Subsidiary.

SECTION 5.11 Security Interests; Further Assurances. Promptly upon the reasonable request of the Administrative Agent or any Lender, at its expense, it will execute, acknowledge and deliver, and cause its Restricted Subsidiaries to execute, acknowledge and deliver and thereafter register, file or record, and cause its Restricted Subsidiaries to register, file or record, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby with no other Liens thereon except for Permitted Encumbrances, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. It will and will cause its Restricted Subsidiaries to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, it will and will cause its Restricted Subsidiaries to execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require. If the Administrative Agent or the Required Lenders determine that they are required by law to have appraisals prepared in respect of the Real Property of any Restricted Subsidiary constituting or about to become Collateral, it shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.12 Insurance. Except as disclosed in Schedule 5.12:

(a) Generally. It will and will cause its Restricted Subsidiaries to keep its and their respective insurable Property adequately insured at all times by reputable insurers that are, to the respective Knowledge of it or such Restricted Subsidiary, financially sound; and maintain other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the Borrower’s Business or material to the business of any Material Subsidiary against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b) Requirements of Insurance. The Borrower shall use commercially reasonable efforts to cause such insurance to (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as mortgagee (in the case of Real Property or, as applicable, Pipeline insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of personal Property insurance), as applicable. All such insurance shall be reasonably satisfactory in all other respects to the Administrative Agent.

(c) Certificates. Concurrently with the annual renewal of the insurance required to be maintained pursuant to this Section 5.12, if requested by the Administrative Agent, the Borrower shall deliver a certificate or certificates of insurance showing that all insurance required to be maintained pursuant to this Section 5.12 has been obtained and is in effect to the Administrative Agent.

(d) Flood Insurance. With respect to each portion of Mortgaged Property (other than Pipelines) on which improvements are located, it will and will cause its Restricted Subsidiaries to obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 5.13 Agreements Respecting Unrestricted Subsidiaries and Foreign Subsidiaries.

(a) It will operate each Unrestricted Subsidiary in such a manner as to make it apparent to all creditors of such Unrestricted Subsidiary that such Unrestricted Subsidiary is a legal entity separate and distinct from the Borrower or any Restricted Subsidiary and as such is solely responsible for its debts and other obligations.

(b) It will, in connection with any Indebtedness or Guarantee obligations incurred by each Unrestricted Subsidiary, except as permitted pursuant to Section 5.13(c) and Section 6.04(g) and except in respect of the NEJD Transaction Documents or the NEJD Intercompany Financing Agreements, (i) cause such Unrestricted Subsidiary to incur such Indebtedness only as a Non-Recourse Obligation, and (ii) cause such Unrestricted Subsidiary to incur any such Indebtedness or Guarantee obligations relating to borrowed money in excess of $5,000,000 only under a loan agreement, note, lease, instrument or other agreement that expressly states that such Indebtedness is being incurred by such Unrestricted Subsidiary as a Non-Recourse Obligation (for the avoidance of doubt, this clause (ii) is not intended to limit the restrictions set forth in Section 5.13 or Section 6.04 or elsewhere in the Loan Documents); provided that no such agreement, note, lease, instrument or other agreement shall be required to include such statement if such agreement, note, lease, instrument or other agreement was in effect on the date such Person became an Unrestricted Subsidiary.

(c) Notwithstanding any provision of the Loan Documents to the contrary, the Borrower and the other Borrower Parties may incur Guarantee obligations in the ordinary course of business consisting of Guarantees of performance obligations of Unrestricted Subsidiaries as long as such Guarantees do not constitute Guarantees of payment or Guarantees of performance of obligations that would result in the payment of any Indebtedness; provided, that the amount that has been or could reasonably be expected to be incurred pursuant to all such performance Guarantees is not greater than $1,000,000 in the aggregate.

(d) It will designate and maintain each Foreign Subsidiary as an Unrestricted Subsidiary.

SECTION 5.14 Disposition of NEJD SPE 2 Property. Without limiting the restrictions set forth in Section 6.03, upon any conveyance, sale, lease, sublease, assignment, transfer or other disposition of any material Property of NEJD SPE 2, it will cause NEJD SPE 1 to cause NEJD SPE 2 to (i) conduct such conveyance, sale, lease, sublease, assignment, transfer or other disposition in all material respects only to the extent permitted by and in compliance with the terms and provisions of the NEJD Transaction Documents, (ii) convey, sell, lease, sublease, assign, transfer or otherwise dispose of such Property in all material respects for fair market value, and (iii) after payment in full of the NEJD Intercompany Note, distribute the net cash proceeds of such conveyance, sale, lease, sublease, assignment, transfer or other disposition to NEJD SPE 1.

SECTION 5.15 Reimbursement for Costs. Until such time as the DG Marine Joint Ventures become Restricted Subsidiaries, it will cause (a) DG Marine Transportation to reimburse the Borrower and/or the General Partner, as applicable, for costs incurred by the Borrower and/or the General Partner in connection with the DG Marine Transportation Employee Benefit Arrangements and (b) the applicable DG Marine Joint Venture to reimburse the Borrower and/or the applicable Affiliate of the Borrower, as applicable, for costs incurred by the Borrower and/or such Affiliate of the Borrower in connection with the DG Marine Joint Ventures Administrative Arrangements.

SECTION 5.16 Compliance with Risk Management Requirements. It will, and will cause each of its Restricted Subsidiaries to, comply with the terms of the requirements set forth on Schedule 5.16 (“Risk Management Requirements”) with respect to all Financed Eligible Inventory and all Hedging Agreements and forward sale contracts related thereto.

SECTION 5.17 Inventory Financing Sublimit Tranche.

(a) It will provide prompt notice of any change, amendment or modification that occurs with respect to a Hedging Agreement or sales contract related to Financed Eligible Inventory to the extent that such change, amendment or modification relates to the timing or amount of payments thereunder or would cause a prepayment to be required under Section 2.11(d).

(b) It will, and will cause each of its Restricted Subsidiaries to, maintain full Hedging Agreements or forward sale contracts at all times with respect to Financed Eligible Inventory; provided that the unavailability of derivatives with respect to the precise type of Petroleum Product that constitutes given Financed Eligible Inventory, basis differentials that cannot be fully hedged, or similar circumstances, shall not result in given Financed Eligible Inventory being considered to be not “fully hedged” for purposes of this clause (b), so long as the Borrower is in good faith attempting to cause its commodity price risk with respect to such Financed Eligible Inventory to be minimized as reasonably possible.

SECTION 5.18 Post-Effective Date Items. It will execute and deliver the documents and complete the tasks set forth on Schedule 5.18, in each case within the time limits specified on such schedule, as such time limits may be extended by the Administrative Agent in its reasonable discretion.

ARTICLE VI

NEGATIVE COVENANTS

Commencing on the date of this Agreement, until the Committed Amount has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit (other than those that have been fully cash collateralized on customary terms reasonably acceptable to the Issuing Bank) have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness and Disqualified Equity. It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness or Disqualified Equity, except:

(a) Indebtedness incurred pursuant to this Agreement (including the Existing Letters of Credit);

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness or Disqualified Equity of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(d) Guarantees by any Borrower Party of obligations of the Borrower or any Restricted Subsidiary that are otherwise permitted hereunder;

(e) Indebtedness pursuant to Hedging Agreements permitted pursuant to Section 6.07;

(f) Indebtedness of any Borrower Party owing in connection with deferred payments of insurance premiums; provided that all such Indebtedness of all Borrower Parties shall not exceed $15,000,000 outstanding at any one time;

(g) Indebtedness or Disqualified Equity of a Restricted Subsidiary assumed by such Restricted Subsidiary in connection with any Acquisition permitted pursuant to Section 6.05 (or, if such Restricted Subsidiary is acquired as part of such Acquisition, existing prior thereto); provided that (i) such Indebtedness or Disqualified Equity shall only be secured to the extent permitted by Section 6.02(h), (ii) such Indebtedness or Disqualified Equity exists at the time of such Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with or subject to such Acquisition, and (iii) no Person, other than the obligor or obligors thereon at the time of such acquisition, shall become liable for such Indebtedness or Disqualified Equity;

(h) Indebtedness in respect of Purchase Money Obligations and refinancings or renewals thereof; provided that (i) such Indebtedness shall only be secured to the extent permitted by Section 6.02(f) and (ii) such Indebtedness, together with all Indebtedness outstanding under clauses (i) and (k) of this Section 6.01, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(i) Indebtedness constituting current trade liabilities; provided that such Indebtedness, together with all Indebtedness outstanding under clauses (h) and (k) if this Section 6.01, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(j) other unsecured Indebtedness thereof or Disqualified Equity issued by one or both of the Borrower and Finance Co and Guarantees thereof by any Restricted Subsidiary; provided that (i) such Indebtedness or Disqualified Equity shall (A) not have a scheduled final maturity date, or require any scheduled amortization or other scheduled payments of principal earlier than six months after the Maturity Date, (B) have no financial maintenance covenants that are more restrictive than those in this Agreement, (C) have no other covenants or events of default that, taken as a whole, are more restrictive than those in this Agreement and (D) have no mandatory prepayment or redemption provisions other than prepayments required as a result of a “change of control” or asset sale, (ii) no Default or Event of Default exists or would exist immediately after the issuance of such Indebtedness or Disqualified Equity, and (iii) no Subsidiary that is not also a Guarantor shall guarantee such Indebtedness;

(k) Guarantees by any Borrower Party of (i) Indebtedness of one or more Joint Ventures and (ii) certain obligations of each of the Borrower and Genesis Marine under the DG

Marine Contribution and Sale Agreement after the DG Marine Agreement Contribution, including the guarantee by the Borrower in connection with such agreement; provided that such Indebtedness, together with all Indebtedness outstanding under clauses (h) and (i) of this Section 6.01, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b); and

(l) such other Indebtedness or Disqualified Equity not otherwise permitted by the foregoing clauses of this Section 6.01; provided, that all such Indebtedness and Disqualified Equity (i) shall not exceed $5,000,000 outstanding at any one time and (ii) shall be unsecured.

SECTION 6.02 Liens. It will not, and will not permit any other Relevant Party to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens entered into under the Loan Documents, including the Security Documents;

(c) any Lien on any Property or asset of it or any other Borrower Party existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens created pursuant to construction, operating, reciprocal easements, farmout and maintenance agreements, space lease agreements, joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Borrower Party in the applicable Joint Venture is required thereunder), division order, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other similar agreements, in each case having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Indebtedness;

(e) Liens (i) represented by the escrow of cash or Permitted Investments securing the obligations of any Borrower Party under any agreement to acquire, or pursuant to which it acquired, any Property, which Liens secure the obligations of such Borrower Party to the seller of such Property, or (ii) on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, provided that such acquisition or agreement is permitted pursuant to the terms of this Agreement;

(f) purchase money Liens on Property to secure Indebtedness permitted by Section 6.01(h), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided, however, that (i) the aggregate amount of such Indebtedness secured by such Liens shall not exceed $25,000,000 in the aggregate at any one time, (ii) no such Lien may extend to or cover (A) Equity Interests or (B) any Property other than the Property being acquired and improvements and accessions thereto and proceeds thereof, (iii) no such renewal or refinancing may extend to or cover any Property not previously subject to the Lien being renewed or refinanced, and (iv) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;

(g) Liens expressly permitted by Section 5.10(c)(iii); and

(h) Liens securing Indebtedness permitted by Section 6.01(g), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided that (i) no such Lien may extend to or cover Equity Interests, (ii) any such Liens attach only to the Property acquired in such acquisition (and improvements and accessions thereto and proceeds thereof) secured by such Indebtedness immediately prior thereto and do not encumber any other Property of any Borrower Party and (iii) neither the aggregate amount of such Indebtedness nor the aggregate fair market value of the Property securing it may exceed $30,000,000 at any one time.

SECTION 6.03 Fundamental Changes; Limitations on Business.

(a) It will not, and will not permit any other Relevant Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, or all or substantially all of the Equity Interests of its Restricted Subsidiaries (taken as a whole) or NEJD SPE 2 (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except (other than in respect of NEJD SPE 2) for transactions permitted by Section 6.05 or 6.06, and except (other than in respect of NEJD SPE 2) that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Borrower Party and (iii) any immaterial Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Issuing Banks or the Lenders.

(b) It will not and will not permit any of its Restricted Subsidiaries to engage to any material extent in any business other than (i) refining services, gathering, transporting (by barge, pipeline, ship, truck or other modes of transportation), terminalling, storing, producing, acquiring, developing, exploring for, processing, dehydrating, marketing, trading, fractionating and otherwise handling hydrocarbons (including crude oil, natural gas, condensate, natural gas liquids, liquefied natural gas, refined petroleum products and petrochemicals), sulfur, sodium chloride, carbon dioxide, sodium hydrosulfide and caustic soda, including constructing pipeline, platform, dehydration, processing and other related facilities, activities, services or derivative products related or ancillary thereto, (ii) businesses of the type conducted by it and its Subsidiaries and Joint Ventures as of the date of this Agreement and businesses reasonably related thereto, and (iii) any other businesses as long as the consolidated total assets principally relating to such other businesses, taken together, would not constitute greater than 5% of consolidated total assets.

(c) It will not permit any Restricted Subsidiary which is a general partner in or owner of a general partnership interest in an Unrestricted Subsidiary or a Joint Venture to acquire any material Property after the Effective Date (or, if later, the date of acquisition or formation of such Joint Venture) except for distributions made to it by such Unrestricted Subsidiary or Joint Venture or other rights or interests relating to such Unrestricted Subsidiary or Joint Venture; or permit any Restricted Subsidiary which is a general partner in or owner of a general partnership interest in an Unrestricted Subsidiary or Joint Venture to engage in any material business or activity other than holding the Equity Interest in and other rights or interests relating to such Unrestricted Subsidiary or Joint Venture held by it on the Effective Date (or, if later, the date of formation or acquisition of such Joint Venture). With respect to Unrestricted Subsidiaries and Joint Ventures formed after the Effective Date, it will not, and will not permit any other Borrower Party to, permit any Restricted Subsidiary to be the general partner in or owner of a general partnership interest in such Joint Venture or Unrestricted Subsidiary, unless such Restricted Subsidiary is a corporation or a limited liability company.

(d) It will not and will not permit any of its subsidiaries or Joint Ventures to Control, or own directly or indirectly any Equity Interests in, the General Partner.

(e) It will not permit NEJD SPE 1 or NEJD SPE 2 to (i) enter into any business or transactions other than the NEJD Transaction, the NEJD Transaction Documents (as in effect on May 30, 2008 or as amended in accordance with the Loan Documents), the NEJD Intercompany Financing Agreements and the Loan Documents related thereto, and activities incidental to the foregoing or (ii) own Property except as is necessary to conduct the business and transactions described in clause (i).

SECTION 6.04 Investments, Loans, Advances, and Guarantees. It will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, except:

(a) Permitted Investments;

(b) Investments by it existing on the date hereof and set forth on Schedule 6.04, and additional Investments in the Equity Interests of its Restricted Subsidiaries;

(c) loans or advances made by the Borrower to any Restricted Subsidiary and by any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary;

(d) performance Guarantees issued by any Borrower Party guaranteeing the obligations of (i) the Borrower or any Restricted Subsidiary and by any Restricted Subsidiary guaranteeing the obligations of the Borrower or any other Restricted Subsidiary, (ii) Unrestricted Subsidiaries as permitted by Section 5.13(c), and (iii) until such time as the DG Marine Joint Ventures become Restricted Subsidiaries, Genesis Marine under the DG Marine Contribution and Sale Agreement or the DG Marine Joint Ventures Administrative Arrangements;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) Permitted Acquisitions;

(g) Investments in Unrestricted Subsidiaries, in an amount not to exceed $25,000,000 in the aggregate outstanding at any one time during the term of this Agreement;

(h) Investments evidenced by Hedging Agreements permitted by Section 6.07;

(i) the contribution by the Borrower or any Restricted Subsidiary of the Equity Interests owned by it in a Joint Venture to another Joint Venture or the investment by the Borrower or any Restricted Subsidiary in another Joint Venture to the extent made with Equity Interests in a Joint Venture owned by it as long as the Borrower or such Restricted Subsidiary receives in exchange equity interests in such transferee Joint Venture;

(j) Investments (i) consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business and Investments by the Borrower or any other Borrower Party in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss or (ii) consisting of the acquisition of securities in connection with the bankruptcy or reorganization of suppliers and customers;

(k) (i) an equity contribution to FS SPE 2 in an aggregate amount not to exceed $50,000,000 during the term of this Agreement and (ii) a term loan made by NEJD SPE 1 to NEJD SPE 2 in a principal amount equal to $175,000,000, made on May 30, 2008 pursuant to the terms of the NEJD Intercompany Note, for the purpose of enabling NEJD SPE 2 to pay an equal amount to Onshore pursuant to the NEJD Transaction Documents on May 30, 2008; provided, that such loan shall at all times be evidenced by the NEJD Intercompany Note and be secured by the NEJD Intercompany Collateral pursuant to the NEJD Intercompany Security Documents;

(l) the DG Marine Agreement Contribution;

(m) until such time as the DG Marine Joint Ventures become Restricted Subsidiaries, Investments in the DG Marine Joint Ventures in an amount not to exceed $60,000,000 at any one time outstanding (which amount shall include any consideration paid for the initial investment in the DG Marine Joint Ventures) in the form of capital contributions or other equity investments, the DG Marine Transportation Subordinated Debt, or a combination of both capital contributions or other equity investments and the DG Marine Transportation Subordinated Debt;

(n) advances to Affiliates with respect to tax distributions in an aggregate amount outstanding at any one time not to exceed $5,000,000;

(o) Investments in Permitted Joint Ventures; provided that, immediately before and immediately after the consummation of, acquisition of or Investment in each such Joint Venture, at least $50,000,000 in aggregate unfunded Committed Amounts is available to be drawn, and if $50,000,000 were to be borrowed at such time (regardless of whether such a Borrowing is contemplated), no Default would occur and the Borrower would be in pro forma compliance with the covenants set forth in Section 6.15 after giving effect to such Borrowing; and

(p) such other Investments not otherwise permitted by the foregoing clauses in this Section 6.04; provided, that all such Investments shall not exceed $5,000,000 outstanding at any one time.

SECTION 6.05 Acquisitions. It will not, and will not permit any of its Restricted Subsidiaries to, purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person outside of the ordinary course of business except (a) acquisitions solely among the Borrower Parties, (b) Permitted Acquisitions, (c) Organic Growth and (d) Investments permitted pursuant to Section 6.04.

SECTION 6.06 Sale of Assets. It will not, and will not permit any of its Restricted Subsidiaries to, enter into any Divestiture or any other conveyance, sale, lease, sublease, assignment, transfer, or other disposition of any Property, or issue or dispose of any Equity Interests of any Subsidiary to any Person other than a Borrower Party, except:

(a) sales of inventory and cash or Permitted Investments in the ordinary course of business;

(b) disposition of used, worn out, obsolete or surplus Property in the ordinary course of business;

(c) leases of Real Property or personal Property to third parties in the ordinary course of business;

(d) any disposition of assets, or issuance or disposition of Equity Interests, by the Borrower to any Restricted Subsidiary (except that the Borrower shall not issue Equity Interests to a Restricted Subsidiary) and by any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary;

(e) transfers of assets into a Joint Venture or Unrestricted Subsidiary so long as such Joint Venture or Unrestricted Subsidiary is permitted pursuant to Section 6.04; provided that the fair market value of the assets transferred shall count against the amount of investments permitted by Section 6.04(g);

(f) the sale or other disposition of any Unrestricted Subsidiary, other than NEJD SPE 2, or any Joint Venture;

(g) dispositions of overdue accounts receivable in the ordinary course of business in connection with the compromise or collection thereof;

(h) the disposition of the Fuel Masters, LLC business (whether directly or indirectly by sale of the applicable assets and/or liabilities or equity interests);

(i) as long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower Parties may sell or otherwise dispose of Property (other than Equity Interests in NEJD SPE 2) if 75% of the consideration therefor is cash or Permitted Investments paid to a Borrower Party; provided, that the aggregate cash proceeds and other consideration therefor (excluding customary fees, expenses, costs and Taxes paid in connection with the consummation of such sale or disposition) received by the Borrower Parties in any twelve month period resulting from all such sales or dispositions, together with the value of all consideration received during such twelve month period pursuant to clause (j) of this Section 6.06, shall not exceed $20,000,000; and

(j) as long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower Parties may sell or otherwise dispose of Property (other than Equity Interests in NEJD SPE 2) if less than 75% of the consideration therefor is cash or Permitted Investments paid to a Borrower Party; provided, that the aggregate cash proceeds and other consideration therefor (excluding customary fees, expenses, costs and Taxes paid in connection with the consummation of such sale or disposition) received by the Borrower Parties in any twelve month period resulting from all such sales or dispositions shall not exceed $5,000,000.

To the extent the Required Lenders waive the provisions of this Section 6.06 with respect to the disposition of any Collateral, or any Collateral is disposed as permitted by this Section 6.06, such Collateral (unless disposed of to a Borrower Party) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent shall take all actions it deems appropriate in order to effect the foregoing.

SECTION 6.07 Hedging Agreements. It will not, and will not permit any of its subsidiaries or Joint Ventures to, enter into any Hedging Agreement, except for Hedging Agreements that are for the sole purpose of hedging in the normal course of business consistent with industry practices and not for speculative purposes.

SECTION 6.08 Restricted Payments. It will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Restricted Subsidiary may declare and make Restricted Payments pro rata to the owners of its Equity Interests, (b) the Borrower may make Restricted Payments to the owners of its Equity Interests to the extent of the amount of “Available Cash” (as defined in the Partnership Agreement) in accordance with the terms of the Partnership Agreement, (c) the Borrower may make and declare Restricted Payments in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (other than Disqualified Equity), and (d) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire (on a pro rata basis with respect to all of its Equity Interests) Equity Interests issued by it with the proceeds received from the substantially concurrent issuance by it of new Equity Interests (other than Disqualified Equity); provided, with respect to each of clauses (a), (b), (c) and (d) above, that no Default has occurred and is continuing or would result therefrom.

SECTION 6.09 Transactions with Affiliates. It will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to it or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided, that the Borrower Parties shall have delivered to the Administrative Agent (i) evidence of the approval of such transaction by the conflicts committee or a majority of the independent directors of the board of directors of the General Partner, in the case of any such transaction with a value of $25,000,000 or more, or (ii) an officer’s certificate duly executed by a Responsible Officer of the Borrower and reasonably satisfactory to the Administrative Agent, in the case of any such transaction with a value equal to or greater than $10,000,000 and less than $25,000,000, (b) transactions between or among the Borrower Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, and (d) (i) pursuant to agreements that are in effect as of the date hereof as set forth on Schedule 6.09; provided, however, that each of (i) the DG Marine Transportation Employee Benefit Arrangements, (ii) the Investments in the DG Marine Joint Ventures as permitted and limited by Section 6.04(m), (iii) advances pursuant to Section 6.04(n), and (iv) the DG Marine Joint Ventures Administrative Arrangements shall each be permitted transactions under this Section 6.09 notwithstanding the restrictions set forth above.

SECTION 6.10 Restrictive Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement, other than the Loan Documents, that prohibits, restricts or imposes any condition upon (a) except for Liens on Equity Interests in Joint Ventures owned by a Restricted Subsidiary created by the customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures or created by agreements evidencing Indebtedness of Joint Ventures, the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien created under a Loan Document upon any of its Property or assets, or (b) the ability of any of its Restricted Subsidiaries to make Restricted Payments with respect to any of its Equity Interests or to make or repay loans or advances to it or any other Restricted Subsidiary or it or any of its Restricted Subsidiaries to Guarantee Indebtedness of it or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to such prohibitions, restrictions and conditions contained in any agreement evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(g), so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (except as to the assets of the applicable Restricted Subsidiary that secure such Indebtedness, if any), (iv) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in any agreement evidencing or governing, or pursuant to which there has been issued, Indebtedness permitted by Section 6.01(h), so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (except as to the Property securing such Indebtedness), (v) clause (a) above shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in the Free State Acquisition Documents applicable to FS SPE 1, subject to the limitations on amendment set forth in the Loan Documents, and so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner, (vii) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in the NEJD Transaction Documents applicable to NEJD SPE 1, subject to the limitations on amendment set forth in the Loan Documents, and so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (other than a condition requiring the execution of the NEJD Consent which was satisfied on May 30, 2008), and (viii) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in any Material Agreements evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(j), subject to the limitations on amendments as set forth in the Loan Documents, so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner.

SECTION 6.11 Limitation on Modifications of Material Agreements. It will not and will not permit any other Relevant Party to (a) amend, modify or change, or consent to any amendment, modification or change to, any of the terms of any Material Agreement or any NEJD Transaction Document, (b) amend, modify or change, or consent to any amendment, modification or change to, any of the terms of its or their Organizational Documents, including the Partnership Agreement (other than as described in clause (c)), or (c) amend “Available Cash” (as defined in the Partnership Agreement) in a manner that would be materially adverse to the Administrative Agent or the Lenders, except, with respect to clauses (a) and (b) above to the extent that (i) amendments to Material Agreements evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(g), 6.01(h) or 6.01(j) do not materially adversely affect the rights of the Administrative Agent or the Lenders, (ii) amendments to any NEJD Transaction Document or the Organizational Documents of NEJD SPE 2 (A) do not have an adverse effect on the Borrower Parties of more than $5,000,000 and (B) are not reasonably expected to have an adverse impact (other than a de minimis impact) on the Administrative Agent or the Lenders and (iii) amendments to Material Agreements other than those covered by (i)-(ii) above do not materially and adversely effect the Borrower or other Borrower Parties.

SECTION 6.12 Creation of Subsidiaries.

(a) It will not, and will not permit any of its Restricted Subsidiaries to, at any time create or acquire any (i) Restricted Subsidiary unless (A) it has caused such Restricted Subsidiary to comply with the requirements of Sections 5.10 and 5.11, and (B) such creation or acquisition complies with Sections 6.04 and 6.05; or (ii) Unrestricted Subsidiary or Joint Venture except as permitted pursuant to Section 6.04. Notwithstanding the foregoing, it will not permit any Unrestricted Subsidiary to own, directly or indirectly, any Equity Interests in any Restricted Subsidiary; and

(b) It will not permit any of its Joint Ventures to at any time create or acquire any Restricted Subsidiary without the prior written consent of the Required Lenders.

SECTION 6.13 Reserved.

SECTION 6.14 Sale and Leasebacks. It will not and will not permit any of its Restricted Subsidiaries to enter into any arrangement, directly or indirectly, with any Person whereby it or any of its Restricted Subsidiaries shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby it or any of its Restricted Subsidiaries shall then or thereafter rent or lease such Property or any part thereof or other Property that it or such Restricted Subsidiary intend to use for substantially the same purpose or purposes as the Property sold or transferred.

SECTION 6.15 Financial Condition Covenants.

(a) Leverage Ratio. The Borrower will not permit its Consolidated Leverage Ratio to be in excess of (i) prior to the consummation of a Notes Offering, 4.50 to 1.00 at any time, or (ii) upon or after the consummation of a Notes Offering, 5.00 to 1.00 at any time; provided that after the consummation of a Notes Offering and upon the consummation of a Material Acquisition that is a Permitted Acquisition, the Borrower will not permit such ratio to exceed 5.50 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the maximum Leverage Ratio permitted to be maintained by the Borrower will automatically revert back to 5.00 to 1.00.

(b) Senior Secured Leverage Ratio. After the consummation of a Notes Offering, the Borrower will not permit its Consolidated Senior Secured Leverage Ratio to be in excess of 3.75 to 1.00 at any time; provided that upon the consummation of a Material Acquisition that is a Permitted Acquisition, the Borrower will not permit such ratio to exceed 4.25 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the maximum Senior Secured Leverage Ratio permitted to be maintained by the Borrower will automatically revert back to 3.75 to 1.00.

(c) Minimum Interest Coverage. The Borrower will not permit its Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00 at any time; provided that after the consummation of a Notes Offering and upon the consummation of a Material Acquisition that is a Permitted Acquisition, the Borrower will not permit such ratio to be less than 2.75 to 1.00 until the end of the last day of the third full fiscal quarter of the Borrower after the consummation of such Material Acquisition, at which time the lowest Consolidated Interest Coverage Ratio permitted to be maintained by the Borrower will automatically revert back to 3.00 to 1.00.

SECTION 6.16 Reserved.

SECTION 6.17 Fiscal Year. It will not and will not permit any of its Restricted Subsidiaries to change the fiscal year of such Person.

SECTION 6.18 Control Agreements. Neither it nor any of its Restricted Subsidiaries shall open any deposit account, securities account or commodities account without subjecting such account to a First Priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, subject to Permitted Encumbrances, pursuant to a Control Agreement in form and substance satisfactory to the Administrative Agent; provided, that the Borrower Parties shall be permitted to maintain operating accounts not subject to the requirements of this Section 6.18 if the aggregate balance of such accounts does not exceed $5,000,000 at any time (the “Excluded Accounts”).

SECTION 6.19 Prepayments on Indebtedness or Disqualified Equity. It will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment, repurchase or redemption as a result of any asset sale, change of control or similar event of, any outstanding Indebtedness or Disqualified Equity, except (a) payments, prepayments, redemptions, repurchases, or acquisitions for value of (i) the Secured Obligations, (ii) immaterial Indebtedness in the ordinary course of business, (iii) Indebtedness or Disqualified Equity issued pursuant to and in accordance with Section 6.01(j) with the net cash proceeds, or in exchange for, other Indebtedness or Disqualified Equity issued pursuant to and in accordance with Section 6.01(j), and (iv) Indebtedness or Disqualified Equity assumed or otherwise incurred pursuant to and in accordance with Section 6.01(g) with the net cash proceeds, or in exchange for, other Indebtedness or Disqualified Equity incurred pursuant to Section 6.01(j), and (b) notices in respect of repurchases (but not the repurchases themselves) pursuant to “change of control” or “asset sale” provisions of Indebtedness or Disqualified Equity permitted by Section 6.01(j).

SECTION 6.20 Reserved.

SECTION 6.21 Anti-Terrorism Law; Anti-Money Laundering.

(a) It will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.24, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and it and its Restricted Subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming their compliance with this Section 6.21).

(b) It will not and will not permit any of its Restricted Subsidiaries to cause or permit any of the funds of any Borrower Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any law.

(c) Notwithstanding anything in Section 6.21(a) or (b) or Section 6.22 to the contrary, such covenants and agreements shall not be deemed breached unless the circumstances giving rise to such breach could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders.

SECTION 6.22 Embargoed Person. It will not and will not permit any of its Restricted Subsidiaries to cause or permit (a) any of the funds or properties of the Borrower Parties that are used to repay the Loans to constitute Property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Borrower Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower Parties, with the result that the investment in the Borrower Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of any law.

SECTION 6.23 Amendments to Risk Management Requirements. It will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or supplement the Risk Management Requirements without providing prior written notice and description of such amendment, modification or supplement to the Administrative Agent.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or the Borrower or any other Borrower Party or the General Partner shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document to which it is a party, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, the General Partner or any Relevant Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence), Section 5.04, the last sentence of Section 5.06, Section 5.08, Section 5.14 or in Article VI;

(e) any Borrower Party or the General Partner shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of thirty days after receipt of written notice thereof from the Administrative Agent or any Lender;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (other than the Secured Obligations);

(g) the Borrower or any Restricted Subsidiary shall fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing Indebtedness, which failure results in, or any event or condition occurs that results in, any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the General Partner, the Borrower, any Guarantor or any Relevant Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the Borrower, any Guarantor or any Relevant Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the General Partner, the Borrower, any Guarantor or any Relevant Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the Borrower, any Guarantor or any Relevant Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the General Partner, the Borrower, any Guarantor or any Relevant Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any other Relevant Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Relevant Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the other Relevant Parties in an aggregate amount exceeding $5,000,000;

(m) a Change in Control shall occur;

(n) any Loan Document or any material provision thereof after delivery thereof shall for any reason, except to the extent permitted by the terms thereof (or as waived by the Lenders in accordance with Section 10.02), cease to be valid, binding and enforceable in accordance with its terms against the Borrower, the General Partner, any Guarantor or any Subsidiary party thereto or shall be repudiated by any of them, or the Borrower, the General Partner, any Guarantor or any Subsidiary shall so state in writing;

(o) any security interest or Lien purported to be created and granted by any Security Document with respect to any Collateral shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected security interest and Lien on all of such Collateral with the priority required by such Security Document or this Agreement) in favor of the Administrative Agent, or shall be asserted by the Borrower or any other Borrower Party or the General Partner not to be a valid, perfected, First Priority (with no other Liens except for Permitted Encumbrances) security interest in or Lien on such Collateral;

(p) the Borrower Parties shall be collectively subject to any Environmental Liability that has a Material Adverse Effect;

(q) the General Partner shall voluntarily liquidate or dissolve;

(r) (i) any event or condition occurs as a result of any action or failure to act by NEJD SPE 2 or any Borrower Party that would enable Onshore or its assignee to exercise any of the NEJD Onshore Purchase Rights (as defined in the NEJD Consent); or (ii) Denbury, Onshore, any Borrower Party or NEJD SPE 2 shall fail to observe or perform the terms, covenants, conditions or agreements contained in the NEJD Consent in any material respect;

(s) (i) NEJD SPE 2 shall fail to make any payment (whether of principal or interest or any other amount and regardless of amount) in respect of any NEJD Intercompany Financing Agreement, within two days after the same shall become due and payable; or (ii) NEJD SPE 2 shall fail to observe or perform any term, covenant, condition or agreement contained in any NEJD Intercompany Financing Agreement or the NEJD Intercompany Consent, which failure results in, or any event or condition occurs that results in, the NEJD Intercompany

Note becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of the NEJD Intercompany Note or any trustee or agent on its or their behalf to cause the NEJD Intercompany Note to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(t) any security interest or Lien purported to be created and granted by any NEJD Intercompany Security Document with respect to any NEJD Intercompany Collateral shall cease to be in full force and effect, or shall cease to give NEJD SPE 1 the Liens, rights, powers and privileges purported to be created and granted under such NEJD Intercompany Security Document (including a perfected First Priority security interest and Lien on all of such NEJD Intercompany Collateral (except as otherwise expressly provided in the NEJD Intercompany Note or such NEJD Intercompany Security Document)) in favor of NEJD SPE 1, or shall be asserted by NEJD SPE 2 or any Borrower Party or the General Partner not to be a valid, perfected, First Priority (except as otherwise expressly provided in the NEJD Intercompany Note or such NEJD Intercompany Security Document) security interest in or Lien on such NEJD Intercompany Collateral; provided, that notwithstanding the foregoing, the circumstances described in this Section 7.01(t) shall not constitute an Event of Default unless they affect NEJD Intercompany Collateral with a value, in the aggregate, exceeding $5,000,000;

(it being understood that any event or occurrence described in clauses (s) through (u) above (other than failures to promptly pay amounts due that do not constitute principal or interest under the NEJD Intercompany Note) shall not be deemed an Event of Default if payment in full of the NEJD Intercompany Note has occurred in accordance with the terms thereof, and any Event of Default pursuant to clauses (s) through (u) above (other than failures to promptly pay amounts due that do not constitute principal or interest under the NEJD Intercompany Note) may be immediately cured by payment in full of the NEJD Intercompany Note in accordance with the terms thereof)

then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Committed Amounts, and thereupon the Committed Amounts shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) enforce any and all security interests, Liens and other remedies pursuant to the Security Documents; and in case of any event described in clause (h) or (i) of this Article, the Committed Amounts shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, and the Administrative Agent may, and at the request of the Required Lenders shall, enforce any and all security interests, Liens and other remedies pursuant to the Security Documents.

SECTION 7.02 Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or an Arranger in connection therewith and all amounts for which the Administrative Agent or such Arranger is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Lenders and their agents and counsel and all costs, liabilities and advances made or incurred by the other Lenders in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting obligations hereunder (other than principal and reimbursement obligations hereunder) and any fees, premiums and scheduled periodic payments due under Secured Hedging Agreements and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the obligations hereunder (including reimbursement obligations) and any breakage, termination or other payments under Secured Hedging Agreements and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Borrower Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.02, the Borrower Parties shall remain liable, jointly and severally, for any deficiency. Each Borrower Party acknowledges the relative rights, priorities and agreements of the Administrative Agent, the Arrangers, the Lenders and counterparties to Secured Hedging Agreements, as set forth in this Agreement, including as set forth in this Section 7.02.

ARTICLE VIII

Reserved.

ARTICLE IX

THE ADMINISTRATIVE AGENT; THE ARRANGERS

SECTION 9.01 Appointment. Each Lender hereby irrevocably designates and appoints BNP Paribas as Administrative Agent of such Lender under this Agreement and the other Loan Documents and as Administrative Agent of the Secured Parties under and pursuant to the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Arrangers in their capacity as such under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Arrangers, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Arrangers by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, none of the Administrative Agent, the Co-Syndication Agents, the Documentation Agent or the Arrangers shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, the Co-Syndication Agents, the Documentation Agent or the Arrangers.

SECTION 9.02 Delegation of Duties. The Administrative Agent and the Arrangers may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Arrangers shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 9.03 Exculpatory Provisions. None of the Administrative Agent or the Arrangers nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower Party or the General Partner or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Arrangers under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower Party or the General Partner to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Arrangers shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower Party or the General Partner.

SECTION 9.04 Reliance by the Administrative Agent and the Arrangers. The Administrative Agent and the Arrangers shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower Parties), independent accountants and other experts selected by the Administrative Agent or the Arrangers. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Arrangers shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent or the Arrangers, as applicable, shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as the Administrative Agent or the Arrangers, as applicable, deem appropriate or the Administrative Agent or the Arrangers, as applicable, shall first be indemnified to their respective satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Arrangers shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.05 Notice of Default. Neither the Administrative Agent nor any Arranger shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or such Arranger, respectively, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent or any Arranger receives such a notice, the Administrative Agent or such Arranger shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06 Non-Reliance on Administrative Agent or the Arrangers and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or the Arrangers, nor any of their respective officers, directors, employees, agents, attorneys-in-

fact or Affiliates, has made any representations or warranties to it and that no act by the Administrative Agent or the Arrangers hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower Party and made its own decision to make Loans and issue Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Borrower Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Arrangers hereunder, none of the Administrative Agent nor the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower Party which may come into the possession of the Administrative Agent or the Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 9.07 Indemnification. The Lenders agree to indemnify the Administrative Agent and the Arrangers in their capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation the Borrower to do so), ratably according to their respective Committed Amounts in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the obligations under this Agreement) be imposed on, incurred by or asserted against the Administrative Agent or the Arrangers in any way relating to or arising out of, the Committed Amounts, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Arrangers under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s or the Arrangers’ gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of all obligations under this Agreement and all other amounts payable hereunder.

SECTION 9.08 Administrative Agent and Arrangers in Their Respective Individual Capacities. The Administrative Agent and the Arrangers and its or their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower Party as though the Administrative Agent were not the Administrative Agent, and the Arrangers were not the Arrangers, hereunder and under the other Loan Documents. With respect to the Loans made and Letters of Credit issued by it, the Administrative Agent and the Arrangers shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though the Administrative Agent was not the Administrative Agent, and the Arrangers were not the Arrangers, and the terms “Lender” and “Lenders” shall include each of the Administrative Agent and each Arranger in its individual capacity.

SECTION 9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents (or as Administrative Agent for the Secured Parties under the Security Documents), then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder and or thereunder, as applicable. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement, any holders of the Loans or any Secured Party. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. The Administrative Agent may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or the Committed Amount of the Administrative Agent), provided that on the effectiveness of such removal the Secured Obligations owing to such Administrative Agent as a Lender are repaid in full and as an Issuing Bank are cash collateralized or otherwise secured. If the Administrative Agent is removed, the procedures set forth in this Section 9.09 shall apply in appointing a successor Administrative Agent.

SECTION 9.10 Successor Arranger. Any Arranger may resign as Arranger upon thirty days’ notice to the Lenders. If an Arranger shall resign as Arranger under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor arranger for the Lenders, which successor arranger, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of such Arranger hereunder and or thereunder, as applicable. Effective upon such appointment and approval, the term “Arranger” shall include such successor arranger, and the former Arranger’s rights, powers and duties as Arranger shall be terminated, without any other or further act or deed on the part of such former Arranger or any of the parties to this Agreement, any holders of the Loans or any Secured Party. After any retiring Arranger’s resignation as Arranger, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Arranger under this Agreement and the other Loan Documents. Any Arranger may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or the Committed Amount of such Arranger), provided that on the effectiveness of such removal the Secured Obligations owing to such Arranger as a Lender are repaid in full and as an Issuing Bank are cash collateralized or otherwise secured. If any Arranger is removed, the procedures set forth in this Section 9.10 shall apply in appointing a successor Arranger.

SECTION 9.11 Issuing Bank. The provisions of this Article IX applicable to the Administrative Agent shall apply to any Issuing Bank in the performance of its duties under the Loan Documents, mutatis mutandis.

SECTION 9.12 Collateral Matters.

(a) Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Loan or Committed Amount (or any note evidencing a Loan) by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the NEJD Intercompany Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Security Documents, or the NEJD Intercompany Collateral or the NEJD Intercompany Security Documents, which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral and the NEJD Intercompany Collateral granted pursuant to the Security Documents and the NEJD Intercompany Security Documents, respectively.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral or the NEJD Intercompany Collateral (i) upon termination of the Committed Amounts and payment and satisfaction of all of the Secured Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and the Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.06, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 10.02) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the NEJD Intercompany Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral or NEJD Intercompany Collateral pursuant to this Section 9.12.

(c) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral or the NEJD Intercompany Collateral exists or is owned by any Borrower Party or any other grantor of a Lien under the Security Documents or the NEJD Intercompany Security Documents) or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 9.12 or in any of the Security Documents or the NEJD Intercompany Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral and the NEJD Intercompany Collateral as one of the Lenders, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.13 Hedging Arrangements. To the extent any Affiliate of a Lender is a party to a Secured Hedging Agreement with the Borrower, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent, and to act for and on behalf of such Affiliate in connection with the Security Documents and to be bound by this Article IX.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or any other Borrower Party, to it at 919 Milam, Suite 2100, Houston, Texas 77002, (713) 860-2640;

(ii) if to the Administrative Agent, to BNP Paribas at 787 Seventh Ave., New York, New York 10019, Attention: Larry Robinson, Telephone: (713) 982-1103, Facsimile: (713) 659-6915, Email: larry.robinson@us.bnpparibas.com, with a copy to, BNP Paribas RCC, Inc., as agent for BNP Paribas, 525 Washington Blvd., Jersey City, New Jersey 07310, Attention: Dina Wilson, Telephone: (201) 850-6807, Facsimile: (201) 850-4020, Email: agency_ls_support@us.bnpparibas.com;

(iii) if to the Arrangers, to (A) BNP Paribas Securities Corp. at 787 Seventh Ave., New York, New York 10019, Attention: Larry Robinson, Telephone: (713) 982-1103, Facsimile: (713) 659-6915, Email: larry.robinson@us.bnpparibas.com, with a copy to, BNP Paribas RCC, Inc., as agent for BNP Paribas, 525 Washington Blvd., Jersey City, New Jersey 07310, Attention: Dina Wilson, Telephone: (201) 850-6807, Facsimile: (201) 850-4020, Email: agency_ls_support@us.bnpparibas.com; (B) Banc of America Securities LLC at 214 North Tryon Street, 14th Floor, Mailstop NC1-027-14-01, Charlotte, North Carolina 28255, Attention: Jeffrey J. Bloomquist, Telephone: (704) 683-4389, Email: jeffrey.j.bloomquist@baml.com, and (C) BMO Capital Markets, U.S. Energy and Power at 700 Louisiana St., Suite 4400, Houston, Texas 77002, Attention: Kevin Utsey, Telephone: (713) 546-9720, Email: kevin.utsey@bmo.com;

(iv) if to BNP Paribas, in its capacity as Issuing Bank, to it at 787 Seventh Ave., New York, New York 10019, Attention: Larry Robinson, Telephone: (713) 982-1103, Facsimile: (713) 659-6915, Email: larry.robinson@us.bnpparibas.com, with a copy to, BNP Paribas RCC, Inc., as agent for BNP Paribas, 525 Washington Blvd., Jersey City, New Jersey 07310, Attention: Dina Wilson, Telephone: (201) 850-6807, Facsimile: (201) 850-4020, Email: agency_ls_support@us.bnpparibas.com;

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank, any Arranger or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Banks, the Arrangers and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Arranger, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any Loan Document nor any provision hereof or thereof may be waived, amended or modified (except as expressly set forth herein or therein) except pursuant to an agreement or agreements in writing entered into by the Borrower and any affected Borrower Party and the General Partner, as applicable, on the one hand, and the Required Lenders, on the other hand, or by the Borrower and any affected Borrower Party and the General Partner, as applicable, on the one hand, and the Administrative Agent with the consent of the Required Lenders, on the other hand; provided that no such agreement shall (i) increase the Committed Amount of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than the definition of “Consolidated

Leverage Ratio” and the other defined terms that are components thereof whether or not the effect of such waiver, amendment or modification could reasonably be expected to result in reducing the amount of interest or fees payable hereunder) without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Committed Amount, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Borrower Party from its Guarantee obligations pursuant to the Security Documents (except if such entity, other than the Borrower, is no longer a Restricted Subsidiary in compliance with this Agreement), without the consent of each Lender, or (vii) release all or substantially all of the Collateral, without the consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Arrangers or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Arrangers or such Issuing Bank, as the case may be and (B) any amendment, waiver, or modification which has an adverse effect on a Lender or Affiliate thereof in its capacity as party to a Secured Hedging Agreement and expressly impacts such Lender or Affiliate in such capacity in a different manner than the Lenders are impacted generally shall require the consent of each such Lender or Affiliate; provided further that the Borrower may amend, modify or supplement Schedule 5.16 in accordance with Section 6.23 upon providing prior written notice and description of such amendment, modification or supplement to the Administrative Agent (without the consent of the Administrative Agent or any Lender).

(c) Without the consent of any other Person, the applicable Borrower Party or Borrower Parties or the General Partner, as applicable, and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any waiver, amendment or modification of any Loan Document, or enter into any new agreement or instrument, in each case to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable Governmental Requirements.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, each Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and each Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any

Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, by the Borrower, by any other Borrower Party or by the General Partner, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Arranger or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Arranger or such Issuing Bank, as the case may be, such Lender’s Ratable Portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Arranger or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable Governmental Requirements, no Borrower Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable no later than three Business Days after written demand therefor.

SECTION 10.04 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Arrangers, all future holders of the Loans and any notes hereunder and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in accordance with applicable Governmental Requirements and at no cost or expense to the Borrower, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Committed Amount of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) in any proceeding under the Bankruptcy Code, the Lender shall be, to the extent permitted by Governmental Requirements, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified the first proviso to Section 10.02(b) if it affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Committed Amounts and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said section and provided further that no Participant shall be entitled to receive any greater amount pursuant to any such section than the transferor Lender would have been entitled to receive in respect of such amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in accordance with applicable Governmental Requirements, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the prior written consent of the Administrative Agent, the Borrower and each Issuing Bank (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (other than a Borrower Party or an Affiliate thereof) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents including its Committed Amount, Loans and Letters of Credit pursuant to an Assignment and Assumption executed by such Assignee and such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate of a Lender, by the Borrower, the Administrative Agent and each Issuing Bank) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) (unless the Borrower and the Administrative Agent otherwise consent in writing) no such transfer to any Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $5,000,000 in the aggregate (or, if less, the full amount of such assigning Lender’s Committed Amount, Loans and Letters of Credit), and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s, the Administrative Agent’s and each Issuing Bank’s prior written consent shall be required for such assignment (which shall not be unreasonably withheld). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (A) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Committed Amount as set forth therein, and (B) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Section 10.04(c) or Section 10.04(e) to the contrary, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or assigning Lender, new notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any Default shall have occurred and be continuing.

(d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 10.01 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Committed Amounts of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and in the case of any Loan or obligation hereunder not evidence by a note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Notwithstanding anything in this Agreement to the contrary, no assignment under Section 10.04(c) of any rights or obligations under or in respect of any Loans, any notes or the Letters of Credit shall be effective unless the Administrative Agent shall have recorded the assignment pursuant to Section 10.04(d). Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower, the Administrative Agent and each Issuing Bank) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (other than in the case of an assignment by a Lender to an Affiliate of such Lender), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding notes of the assigning Lender) a new note to such Assignee in an amount equal to the amount of such Assignee’s Committed Amount after giving effect to such Assignment and Assumption and, if the assigning Lender has retained a Committed Amount hereunder, a new note to the assigning Lender in an amount equal to the amount of such Lender’s Committed Amount after giving effect to such Assignment and Assumption. Any such new notes shall be dated the Effective Date and shall otherwise be in the form of the note replaced thereby. Any notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “canceled.”

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferees any and all financial information in such Lender’s possession concerning the Borrower Parties and their Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower Parties and their Affiliates prior to becoming a party to this Agreement.

(g) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.04 concerning assignments of Loans and notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender or any Loan or note to any Federal Reserve Bank in accordance with applicable Governmental Requirements.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (and has not been fully cash collateralized on customary terms reasonably acceptable to the Issuing Bank) and so long as the Committed Amounts have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Committed Amounts or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower Party against any of and all the obligations of any Borrower Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Borrower Parties hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New

York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower Party or its Properties in the courts of any jurisdiction.

(c) Each of the Borrower Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Borrower Party hereby agrees that the service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York against it may be made upon CT Corporation System (the “Process Agent”), at 111 Eighth Avenue, New York, New York 10011, and each Borrower Party hereby irrevocably agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or any judgment based thereon. Each Borrower Party hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts against it by the mailing thereof by the Administrative Agent by registered or certified mail, postage prepaid, at its address set forth in Section 10.01.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. Each of the Administrative Agent, the Arrangers, any Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its

Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party will be responsible for any unpermitted disclosures by the receiving party), (b) to the extent requested by any regulatory authority or self regulatory authority, (c) to the extent required by applicable Governmental Requirements or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and the disclosing party will be responsible for any unpermitted disclosures by the receiving party), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to any Borrower Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Borrower Party relating to such Borrower Party or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the such Borrower Party; provided that, in the case of information received from such Borrower Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Governmental Requirements (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Governmental Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), hereby notifies the Borrower that pursuant to the requirements of the

Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower Parties and other information that will allow such Lender to identify the Borrower Parties in accordance with the Patriot Act.

SECTION 10.15 Limitation of Liability. Except as set forth in the Loan Documents or in the case of fraud or intentional misrepresentation, neither the General Partner nor any other owner of Equity Interests in the Borrower (if such owner is not owned directly or indirectly, in whole or in part, by the Borrower) shall be liable for the obligations of the Borrower Parties under the Loan Documents including, in each case, by reason of any payment obligation imposed by governing state partnership statutes, or be subject to claims, judgments, or suits against them or their assets for the purpose of obtaining satisfaction and payments of amounts owed under any Loan Document.

SECTION 10.16 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent, the Arrangers nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower Parties on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the Transactions among the Lenders or among the Borrower Parties and the Lenders.

SECTION 10.17 Certain Permitted Transactions. Notwithstanding anything to the contrary set forth in the Loan Documents, the Borrower and the other Borrower Parties shall have the right from time to time to consummate the following:

(a) the Planned Reorganization; provided that, (i) after giving effect thereto, the Borrower Parties shall be in compliance with Section 5.10 and Section 5.11 and (ii) the Planned Reorganization shall not have an adverse effect on the Lenders or their rights with respect to the Collateral;

(b) the acquisition of the remaining Equity Interests in the DG Marine Joint Ventures; provided that, (i) after giving effect thereto, the Borrower Parties shall be in compliance with Section 5.10 and Section 5.11 and (ii) such acquisition shall not have an adverse effect on the Lenders or their rights with respect to the Collateral; and

(c) the disposition of Fuel Masters, LLC.

SECTION 10.18 Genesis Assignment and Assumption Agreement; Amendment and Restatement; Binding Effect; Master Assignment Agreement; Release of Certain Liens.

(a) Pursuant to the Genesis Assignment and Assumption Agreement effective contemporaneously herewith, the OLP assigned to the Borrower, and the Borrower assumed from the OLP, all of the OLP’s rights, interests, liabilities and obligations as borrower under the Existing Credit Agreement, and pursuant to the Guarantee and Collateral Agreement dated as of the date hereof, the OLP confirms that it is a Guarantor.

(b) On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrower, the Administrative Agent and the Lenders agree that (i) the incurrence by the Borrower of “Indebtedness” under and as defined in the Existing Credit Agreement (whether or not such “Indebtedness” is contingent as of the Effective Date) shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (ii) the Borrower shall pay any breakage costs incurred on the Effective Date under Section 2.16 of the Existing Credit Agreement, (iii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Effective Date, (iv) except as expressly stated herein or amended, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Secured Obligations, and (v) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(c) The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Issuing Banks’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Indebtedness incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.

(d) On and after the Effective Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).

(e) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.

(f) Each Lender hereby (i) acknowledges the Master Assignment Agreement executed by the Existing Agent, the Administrative Agent, the Borrower, the OLP and certain subsidiaries and trustees party thereto, (ii) directs the Administrative Agent to execute the Master Assignment Agreement, and (iii) ratifies and affirms the execution thereof by such parties and the replacement of the Existing Agent by BNP Paribas as the Administrative Agent. Each Lender hereby also deems the assignment and assumption by and between the Existing Agent and the Administrative Agent in the Master Assignment Agreement to have occurred pursuant to, and to have satisfied the requirements of, Section 9.09 of the Existing Credit Agreement.

(g) Each Lender hereby (i) acknowledges the Genesis Assignment and Assumption Agreement entered into by the OLP and the Borrower, as consented to and acknowledged by the Existing Agent and the Administrative Agent, respectively, (ii) directs the Administrative Agent and, to the extent such Lender is a lender under the Existing Credit Agreement, the Existing Agent to execute the Genesis Assignment and Assumption Agreement, (iii) ratifies and affirms the execution thereof by such parties, and (iv) ratifies and affirms and, to the extent such Lender is a lender under the Existing Credit Agreement, consents to the replacement of the OLP by the Borrower as the borrower.

(h) Each Lender hereby authorizes the Administrative Agent and the Borrower Parties to take all such actions necessary to release any Liens on any vehicles or aircraft of the Borrower Parties that were granted by such Borrower Parties to the Existing Agent pursuant to the Security Documents (as defined in the Existing Credit Agreement).

SECTION 10.19 CONSENTS. EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO EACH OF (a) THE NEJD CONSENT AND THE NEJD INTERCOMPANY CONSENT AND (b), IN THE EVENT THE EXCHANGE CONSENT IS EXECUTED AND DELIVERED PURSUANT TO SECTION 2(b) OF THE NEJD CONSENT, THE EXCHANGE CONSENT (COLLECTIVELY, THE “CONSENTS”) ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE CONSENTS AND EACH LENDER AGREES TO BE BOUND BY THE TERMS AND PROVISIONS OF THE CONSENTS.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	GENESIS ENERGY, L.P.
	By:	GENESIS ENERGY, LLC, its general partner

	By:	/s/ R. V. Deere
Robert V. Deere
Chief Financial Officer

[Signature Page- Credit Agreement]

BNP PARIBAS, as Administrative Agent and a Lender

By:	/s/ Chris Lyons
Name:	Chris Lyons
Title:	Managing Director

By:	/s/ Andrew Ostrov
Name:	Andrew Ostrov
Title:	Director

[Signature Page- Credit Agreement]

BNP PARIBAS SECURITIES CORP., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Daniel W. Whalen
Name:	Daniel W. Whalen
Title:	Managing Director

By:	/s/ Helene Perido
Name:	Helene Perido
Title:	Head of Loan Sales

[Signature Page- Credit Agreement]

BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Jeffrey Bloomquist
Name:	Jeffrey Bloomquist
Title:	Managing Director

[Signature Page- Credit Agreement]

BANK OF AMERICA, N.A. as Syndication Agent and a Lender

By:	/s/ Christopher T. Renyi
Name:	Christopher T. Renyi
Title:	Vice President

[Signature Page- Credit Agreement]

BMO CAPITAL MARKETS, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Vice President

[Signature Page- Credit Agreement]

BANK OF MONTREAL, as Lender

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Vice President

[Signature Page- Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Monte E. Deckerd
Name:	Monte E. Deckerd
Title:	Senior Vice President

[Signature Page- Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:	/s/ Enrique Landeata
Name:	Enrique Landaeta
Title:	Vice President

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Director

[Signature Page- Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Leanne S. Phillips
Name:	Leanne S. Phillips
Title:	Director

[Signature Page- Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

[Signature Page- Credit Agreement]

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Charles W. Patterson
Name:	Charles W. Patterson
Title:	Senior Vice President

[Signature Page- Credit Agreement]

COMPASS BANK, as Lender

By:	/s/ Greg Determann
Name:	Greg Determann
Title:	Senior Vice President

[Signature Page- Credit Agreement]

UBS Loan Finance LLC, as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Omar Musule
Name:	Omar Musule
Title:	Associate Director

[Signature Page- Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Charles De Lacey
Name:	Charles De Lacey
Title:	SVP

[Signature Page- Credit Agreement]

SCHEDULE 2.01

Committed Amounts

Name of Lender	Committed Amount
BNP Paribas	$60,000,000.00
Bank of America, N.A.	$60,000,000.00
Bank of Montreal	$60,000,000.00
U.S. Bank National Association	$60,000,000.00
Wells Fargo Bank, National Association	$45,000,000.00
Deutsche Bank Trust Company Americas	$45,000,000.00
Royal Bank of Canada	$45,000,000.00
UBS Loan Finance LLC	$45,000,000.00
Regions Bank	$45,000,000.00
Amegy Bank National Association	$30,000,000.00
Compass Bank	$30,000,000.00

Total	$525,000,000,000.00

Credit Agreement Schedule 2.01-1

SCHEDULE 2.06

Existing Letters of Credit

ISSUED BY	PARTY	AMOUNT	ISSUE DATE	EXPIRATION DATE
Bank of America	Liberty Mutual Insurance Company H.O. Financial – Credit 175 Berkeley Street Boston, MA 02117	$1,770,000	January 6, 2010	January 5, 2011
BNP Paribas	Hilcorp Energy Company 1201 Louisiana, Suite 1400, Houston, TX 77002	$1,400,000	June 1, 2010	July 26, 2010
BNP Paribas	Palmer Petroleum, Inc. 401 Edwards Street, Suite 1400 Shreveport, LA 71101	$1,100,000	June 1, 2010	July 26, 2010

Credit Agreement Schedule 2.06-1

SCHEDULE 3.05

Certain Obligations

None.

Credit Agreement Schedule 3.05-1

SCHEDULE 3.06(a)

Properties

None.

Credit Agreement Schedule 3.06(a)-1

SCHEDULE 3.07

Disclosed Matters

None.

Credit Agreement Schedule 3.07-1

SCHEDULE 3.14

Insurance

1.	General Liability/Marine Terminal Operators

Limit: $500,000 per occurrence for non-spill claims, $2 million aggregate

Period: 11/1/09 – 11/1/10

Carrier: Zurich Subsidiary – Steadfast Insurance Company

2.	Excess Liability – First Layer

Limit: $15 million excess of underlying liability policies

Period: 11/1/09 – 11/1/10

Carrier: AIG Subsidiary – Steadfast Insurance Company

3.	Excess Liability – Second Layer

Limit: $20 million excess of underlying $15 million layer

Period: 11/1/09 – 11/1/10

Carrier: Zurich Subsidiary – Westchester Surplus Lines Insurance

4.	Excess Liability – Third Layer

Limit: $40 million excess of underlying $35 million layer

Period: 11/1/09 – 11/1/10

Carrier: Allied World Assurance Company (US) Inc. and Axis Surplus Insurance Company

5.	Auto Liability

Limit: $1 million

Period: 11/1/09 – 11/1/10

Carrier: Liberty Mutual Insurance Company

6.	Truckers’ Liability

Limit: $1 million

Period: 11/1/09 – 11/1/10

Carrier: Liberty Mutual Insurance Company

7.	Open Marine Cargo/Motor Truck Cargo

Limit: Varies with cargo shipment – maximum $4.5 million per conveyance

Period: 11/1/09 – 11/1/10

Carrier: Starr Indemnity & Liability Company

8.	Charterers Legal Liability

Limit: $1,000,000

Period: 11/1/09 – 11/1/10

Carrier: Starr Indemnity & Liability Company

Credit Agreement Schedule 3.14-1

9.	Stevedore’s Liability

Limit: $1,000,000

Period: 11/1/09 – 11/1/10

Carrier: Starr Indemnity & Liability Company

10.	Excess Marine Liabilities

Limit: $4,000,000

Period: 11/1/09 – 11/1/10

Carrier: Starr Indemnity & Liability Company

11.	Foreign Liability Package

Limit: $4,000,000 GL, $1,000,000 AL and EL

Period: 11/1/09 – 11/1/10

Carrier: AIG Subsidiary – Insurance Company of the State of PA

12.	Pollution Legal Liability

Limit: $5,000,000

Period: 7/25/07 – 7/25/10

Carrier: AIG Subsidiary – American International Specialty Lines

13.	Workers’ Compensation and Employer’s Liability

Limit: Statutory

Period: 1/1/10 – 11/1/11

Carrier: Liberty Mutual Insurance Company

14.	Property Damage

Limit: Scheduled estimated replacement cost for above-ground assets

Period: 11/1/09 – 11/1/10

Carrier: Max Specialty Insurance Company

15.	OSFR (Oil Spill Financial Responsibility)

Limit: $35 million (face policy that relies on A, B & C above for actual coverage)

Period: 11/1/09 – 11/1/10

Carrier: Lloyd’s Syndicates

16.	Aircraft Liability

Limit: $250 million

Period: 07/25/09 –07/25/10

Carrier: Federal Insurance Company

17.	General Partners’ Liability

Limit: $5 million

Period: 2/5/10 – 2/5/11

Carrier: Associated Electric and Gas Insurance Services Ltd. (Aegis)

Credit Agreement Schedule 3.14-2

18.	Excess General Partners’ Liability

Limit: $5 million excess of underlying $5 million

Period: 2/5/10 – 2/5/11

Carrier: Twin City Fire Insurance Company (The Hartford)

19.	Excess General Partners’ Liability

Limit: $5 million excess of underlying $10 million

Period: 2/5/10 – 2/5/11

Carrier: Zurich American Insurance Company

20.	Excess General Partners’ Liability

Limit: $5 million excess of underlying $15 million

Period: 2/5/10 – 2/5/11

Carrier: U.S. Specialty Insurance Company

21.	Excess General Partners’ Liability

Limit: $5 million excess of underlying $20 million

Period: 2/5/10 – 2/5/11

Carrier: Illinois National Insurance Company (Chartis)

22.	Excess General Partners’ Liability

Limit: $5 million excess of underlying $25 million

Period: 3/15/10 – 2/5/11

Carrier: Federal Insurance Company (Chubb)

23.	Excess General Partners’ Liability

Limit: $5 million excess of underlying $30 million

Period: 3/15/10 – 2/5/11

Carrier: AXIS Insurance Company

24.	Excess General Partners’ Liability

Limit: $5 million excess of underlying $35 million

Period: 3/15/10 – 2/5/11

Carrier: Arch Insurance Company

25.	Excess General Partners’ Liability-A-Side Management Liability

Limit: $10 million excess of underlying $40 million

Period: 3/15/10 – 02/5/11

Carrier: XL Specialty Insurance Company

26.	Excess General Partners’ Liability – A-Side Management Liability

Limit: $5 million excess of underlying $50 million

Period: 3/15/10 – 02/5/11

Carrier: Federal Insurance Company (Chubb)

Credit Agreement Schedule 3.14-3

27.	Excess General Partners’ Liability – A-Side Management Liability

Limit: $5 million excess of underlying $55 million

Period: 3/15/10 – 02/5/11

Carrier: Berkley Insurance Company

28.	Fiduciary Liability

Limit: $5 million

Period: 1/1/10 – 1/1/11

Carrier: Executive Risk Indemnity Inc.

29.	Crime

Limit: $5 million

Period: 1/1/10 – 1/1/11

Carrier: Executive Risk Indemnity Inc.

30.	General Partners’ Liability – Run-off

Limit: $5 million

Period: 2/5/10 – 2/5/16

Carrier: Associated Electric and Gas Insurance Services Ltd. (Aegis)

31.	Excess General Partners’ Liability – Run-off

Limit: $5 million excess of underlying $5 million

Period: 2/5/10 – 2/5/16

Carrier: Twin City Fire Insurance Company (The Hartford)

32.	Excess General Partners’ Liability – Run-off

Limit: $5 million excess of underlying $10 million

Period: 2/5/10 – 2/5/16

Carrier: Zurich American Insurance Company

33.	Excess General Partners’ Liability – Run-off

Limit: $5 million excess of underlying $15 million

Period: 2/5/10 – 2/5/16

Carrier: U.S. Specialty Insurance Company

34.	Excess General Partners’ Liability – Run-off

Limit: $5 million excess of underlying $20 million

Period: 2/5/10 – 2/5/16

Carrier: Illinois National Insurance Company (Chartis)

35.	Excess General Partners’ Liability-A-Side Management Liability – Run-off

Limit: $10 million excess of underlying $40 million

Period: 3/15/10 – 02/5/16

Carrier: XL Specialty Insurance Company

Credit Agreement Schedule 3.14-4

36.	Excess General Partners’ Liability – A-Side Management Liability – Run-off

Limit: $5 million excess of underlying $50 million

Period: 3/15/10 – 02/5/16

Carrier: Federal Insurance Company (Chubb)

37.	Boiler and Machinery

Limit: $20 million

Period: 11/1/09 – 11/1/10

Carrier: Continental Casualty Company

Credit Agreement Schedule 3.14-5

SCHEDULE 3.15

Material Agreements

1.	Certificate of Limited Partnership of Genesis Energy, L.P.

2.	Fourth Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P.

3.	Amendment No. 1 to Fourth Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P.

4.	Amendment No. 2 to the Fourth Amended and Restated Partnership Agreement of Genesis Energy, L.P., dated March 1, 2010

5.	Certificate of Limited Partnership of Genesis Crude Oil, L.P.

6.	Fourth Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P.

7.	Certificate of Conversion of Genesis Energy, Inc., a Delaware corporation, into Genesis Energy, LLC, a Delaware limited liability company

8.	Certificate of Formation of Genesis Energy, LLC

9.	Amended and Restated Limited Liability Company Agreement of Genesis Energy, LLC dated February 5, 2010

10.	Form of Unit Certificate of Genesis Energy, L.P.

11.	Contribution and Sale Agreement by and among Davison Petroleum Products, L.L.C., Davison Transport, Inc., Transport Company, Davison Terminal Service, Inc., Sunshine Oil & Storage, Inc., T&T Chemical, Inc. Fuel Masters, LLC, TDC, L.L.C. and Red River Terminals, L.L.C. dated April 25, 2007

12.	Amendment No. 1 to the Contribution and Sale Agreement dated July 25, 2007

13.	Amendment No. 2 to the Contribution and Sale Agreement dated October 15, 2007

14.	Amendment No. 3 to the Contribution and Sale Agreement dated March 3, 2008

15.	Registration Rights Agreement dated as of July 25, 2007

16.	Amendment No. 1 to the Registration Rights Agreement dated November 16, 2007

17.	Amendment No. 2 to the Registration Rights Agreement dated December 6, 2007

18.	Unitholder Rights Agreement dated July 25, 2007

Credit Agreement Schedule 3.15-1

19.	Amendment No. 1 to the Unitholder Rights Agreement dated October 15, 2007

20.	Pledge and Security Agreement dated July 25, 2007

21.	Pipeline Financing Lease Agreement by and between Genesis NEJD Pipeline, LLC, as Lessor and Denbury Onshore, LLC, as Lessee for the North East Jackson Dome Pipeline dated May 30, 2008

22.	Purchase and Sale Agreement between Denbury Onshore, LLC and Genesis Free State Pipeline, LLC dated May 30, 2008

23.	Transportation Services Agreement between Genesis Free State Pipeline, LLC and Denbury Onshore, LLC dated May 30, 2008

24.	Contribution and Sale Agreement by and Among Grifco Transportation, Ltd., Grifco Transportation Two, Ltd., and Shore Thing, Ltd. and Genesis Marine Investments, LLC and Genesis Energy, L.P. and TD Marine, LLC

25.	Omnibus Agreement dated as of June 11, 2008 by and among TD Marine, LLC, James E. Davison, Steven K. Davison, Todd A Davison and Genesis Energy, L.P.

26.	Registration Rights Agreement among Denbury Resources, Inc., Denbury Gathering & Marketing, Inc., Denbury Onshore, LLC and Genesis Energy, L.P. dated February 5, 2010

27.	Genesis Energy, LLC First Amended and Restated Stock Appreciation Rights Plan effective February 24, 2009

28.	Form of Stock Appreciation Rights Plan Grant Notice

29.	Genesis Energy, LLC Amended and Restated Severance Protection Plan dated December 12, 2006

30.	Amendment to the Genesis Energy Severance Protection Plan dated December 31, 2008

31.	Genesis Energy, Inc. 2007 Long Term Incentive Plan dated September 18, 2007

32.	Form of 2007 Phantom Unit Grant Agreement (3-Year Graded)

33.	Form of 2007 Phantom Unit Grant Agreement (3-Year Cliff)

34.	Employment Agreement by and between Genesis Energy, LLC and Grant E. Sims dated December 31, 2008

35.	Employment Agreement by and between Genesis Energy, LLC and Robert V. Deere dated December 31, 2008

36.	Employment Agreement by and between Genesis Energy, Inc. and Steve Nathanson dated July 25, 2007

Credit Agreement Schedule 3.15-2

37.	Waiver Agreement (Sims) dated February 5, 2010

38.	Waiver Agreement (Deere) dated February 5, 2010

39.	Restricted Unit Agreement (Sims) dated February 5, 2010

40.	Restricted Unit Agreement (Deere) dated February 5, 2010

41.	Restricted Unit Agreement (Pape) dated February 5, 2010

42.	Restricted Unit Agreement (Nathanson) dated February 5, 2010

43.	Form of Indemnity Agreement, among Genesis Energy, L.P., Genesis Energy, LLC and Quintana Energy Partners II, L.P. and each of the Directors of Genesis Energy, LLC dated March 4, 2010

44.	2010 Long-Term Incentive Plan

Credit Agreement Schedule 3.15-3

SCHEDULE 3.18

Force Majeure

None.

Credit Agreement Schedule 3.18-1

SCHEDULE 3.19(a)

Subsidiaries and Joint Ventures

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by outstanding options, warrants, rights of conversion, etc.
Subsidiaries
Genesis Crude Oil, L.P.	Limited Partnership	Delaware	Restricted	Not applicable	GP interest 100% Limited Partner Interest	Not applicable

Genesis Pipeline Texas, L.P.	Limited Partnership	Delaware	Restricted	Not applicable	GP interest and 100% Limited Partner Interest	Not applicable

Genesis Pipeline USA, L.P.	Limited Partnership	Delaware	Restricted	Not applicable	GP interest and 100% Limited Partner Interest	Not applicable

Genesis CO2 Pipeline, L.P.	Limited Partnership	Delaware	Restricted	Not applicable	GP interest and 100% Limited Partner Interest	Not applicable

Genesis Natural Gas Pipeline, L.P.	Limited Partnership	Delaware	Restricted	Not applicable	GP interest and 100% Limited Partner Interest	Not applicable

Genesis Syngas Investments, L.P.	Limited Partnership	Delaware	Restricted	Not applicable	GP interest and 100% Limited Partner Interest	Not applicable

Genesis Energy Finance Corporation	Corporation	Delaware	Restricted	Common Stock, 100 shares authorized	100 shares Common Stock	Not applicable

Genesis Pipeline Alabama, LLC	Limited Liability Company	Alabama	Restricted	Not applicable	Member Interests	Not applicable

Genesis Davison, LLC	Limited Liability Company	Delaware	Restricted	Not applicable	Member Interests	Not applicable

Credit Agreement Schedule 3.19(a)-1

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by outstanding options, warrants, rights of conversion, etc.
Davison Transportation Services, Inc.	Corporation	Delaware	Restricted	Common Stock, 100 shares authorized	100 shares Common Stock	Not applicable

Davison Petroleum Supply, LLC	Limited Liability Company	Delaware	Restricted	Not applicable	Member Interests	Not applicable

Davison Transportation Services, LLC	Limited Liability Company	Delaware	Restricted	Not applicable	Member Interests	Not applicable

TDC Services Corporation, Inc.	Corporation	Delaware	Restricted	Common Stock, 100 shares authorized	100 shares Common Stock	Not applicable

TDC Genesis Corp.	Corporation	Delaware	Restricted	Common Stock, 100 shares authorized	100 shares Common Stock	Not applicable

TDC Davison Corp.	Corporation	Delaware	Restricted	Common Stock, 100 shares authorized	100 shares Common Stock	Not applicable

Fuel Masters, LLC	Limited Liability Company	Texas	Restricted	Not applicable	Member Interests	Not applicable

Red River Terminals, L.L.C.	Limited Liability Company	Louisiana	Restricted	Not applicable	Member Interests	Not applicable

TDC, L.L.C.	Limited Liability Company	Louisiana	Restricted	Not applicable	Member Interests	Not applicable

Genesis TDC Texas, LLC	Limited Liability Company	Texas	Restricted	Not applicable	Member Interests	Not applicable

Red River Terminals, L.L.C.	Limited Liability Company	Delaware	Restricted	Not applicable	Member Interests	Not applicable

TDC Americas, LLC	Limited Liability Company	Delaware	Unrestricted	Not applicable	Member Interests	Not applicable

TDC South America, LLC	Limited Liability Company	Delaware	Unrestricted	Not applicable	Member Interests	Not applicable

TDC Energy Canada Ltd.	Company	Canada	Unrestricted	Unlimited	101 Class “A” Voting Common Shares	Not applicable

Credit Agreement Schedule 3.19(a)-2

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by outstanding options, warrants, rights of conversion, etc.
TDC Peru S.A.C.	Corporation	Peru	Unrestricted	418,067 of the Peruvian equivalent of shares of Common Stock	418,067 of the Peruvian equivalent of shares of Common Stock	Not applicable

TDC Chile, SpA	Limited Partnership	Chile	Unrestricted	1,000 shares	1,000 shares	Not applicable

Genesis NEJD Holdings, LLC	Limited Liability Company	Delaware	Restricted	Not Applicable	Member Interests	Not applicable

Genesis NEJD Pipeline, LLC	Limited Liability Company	Delaware	Unrestricted	Not Applicable	Member Interests	Not applicable

Genesis Free State Holdings, LLC	Limited Liability Company	Delaware	Restricted	Not Applicable	Member Interests	Not applicable

Genesis Free State Pipeline, LLC	Limited Liability Company	Delaware	Unrestricted	Not Applicable	Member Interests	Not applicable

Genesis Marine Investments, LLC	Limited Liability Company	Delaware	Restricted	Not Applicable	Member Interests	Not applicable

Joint Ventures

T&P Syngas Supply Company	Joint- Venture - General Partnership	Delaware	Not applicable	Not applicable	General Partner Interests	Not applicable

Sandhill Group, L.L.C.	Joint Venture – Limited Liability Company	Mississippi	Not applicable	Not applicable	Membership Interests	Not applicable

Credit Agreement Schedule 3.19(a)-3

Legal Name	Type of Entity	Jurisdiction of Organization	Restricted or Unrestricted Subsidiary	Class and Number Equity Interests Authorized	Class and Number Equity Interests Outstanding	Shares Covered by outstanding options, warrants, rights of conversion, etc.
Faustina Hydrogen Products LLC	Joint Venture – Limited Liability Company	Delaware	Not applicable	15,000,000 Common Units, 100,000,000 Preferred Units of which 6,000,000 are Class A Preferred Units, 4,950,000 are Class B Preferred Units and 89,050,000 are Class C Preferred Units*	10,000,000 Common Units, 70,072620 Preferred Units of which 6,000,000 are Class A Preferred Units, 4,545,000 are Class B Preferred Units and 59,527,620 are Class C Preferred Units.	Equity interest subject to conversion, preemptive rights and other rights.

DG JV, LLC	Limited Liability Company	Delaware	Not applicable	Not applicable	Member Interests	Not applicable

DG Marine Holdings, LLC	Limited Liability Company	Delaware	Not applicable	Not applicable	Member Interests	Not applicable

DG Marine Transportation, LLC	Limited Liability Company	Delaware	Not applicable	Not applicable	Member Interests	Not applicable

DGMT Holdings, LLC	Limited Liability Company	Delaware	Not applicable	Not applicable	Member Interests	Not applicable

Grifco Transportation Two, Ltd.	Limited Partnership	Texas	Not applicable	Not applicable	1% GP interest and 99% Limited Partner Interest	Not applicable

*	Unlimited number of Class “A” Voting Common Shares without par value; an unlimited number of Class “B” Non-Voting Common shares without par value; an unlimited number of Class “C” Voting Non-Participating shares without par value; an unlimited number of Class “D” Non-Voting Preference shares with a par value of $0.01 each; an unlimited number of Class “E” Non-Voting Preference shares with a par value of $0.01 each; an unlimited number of Class “F” Non-Voting Preference Shares without par value; an unlimited number of Class “G” Voting Common shares without par value; an unlimited number of Class “H” Non-Voting Common shares without par value.

Credit Agreement Schedule 3.19(a)-4

SCHEDULE 3.19(b)

Consents

1.	Praxair Hydrogen Supply, Inc. consent to pledge all (or any portion) of Genesis Crude Oil, L.P.’s interests in T&P Syngas Supply Company and the T&P Syngas Supply Company Partnership Agreement.

2.	The Magna Carta Group, L.L.C. consent to pledge of all (or any portion) of Genesis Crude Oil, L.P.’s interests in Sandhill Group, L.L.C., the Sandhill Group, L.L.C. Operating Agreement, other organizational documents of the Sandhill Group, L.L.C. and any other Sandhill Group, L.L.C. related agreements.

Credit Agreement Schedule 3.19(b)-1

SCHEDULE 3.19(c)

Organizational Chart

Credit Agreement Schedule 3.19(c)-1

SCHEDULE 3.20(c)

Copyright Violations

None.

Credit Agreement Schedule 3.20(c)-1

SCHEDULE 5.12

Insurance

Insurance is not maintained on the NEJD Pipeline and the assets and operations related thereto.

Credit Agreement Schedule 5.12-1

SCHEDULE 5.16

Risk Management Requirements

Genesis Energy, L.P. will not have any Open Positions in Petroleum Inventory (crude oil or other products that Genesis Energy, L.P. markets). Open Position means (i) any physical Petroleum Inventory or (ii) any purchase or sale contract for Petroleum Inventory that does not have an Offsetting Position. Offsetting Position means any offsetting sale or purchase agreement, an offsetting NYMEX contract, an offsetting physical inventory position (excluding Minimum Inventories) or an offsetting swap, collar or option contract, in each case substantially eliminating price risk.

Genesis Energy, L.P. will not write (i.e. sell) or otherwise participate in any swap, collar or similar agreement relating to Petroleum Inventory, or write (i.e. sell) any option, unless it (i) has an Offsetting Position in Petroleum Inventory volumes and (ii) the counter-party (or guarantor to the obligations of such counter-party) at the time such financial instrument is made has one or more long term unsecured debt obligations rated A or A2 or better, respectively, by either S&P or Moody’s.

Credit Agreement Schedule 5.16-1

SCHEDULE 6.01

Indebtedness

Description	Amount
Surety Bonds (not supported by a Letter of Credit)	$5,250,100

Credit Agreement Schedule 6.01-1

SCHEDULE 6.02

Liens

1.	Option granted to Denbury Resources, Inc. to purchase Mississippi pipeline contained in Fourth Amended and Restated Partnership Agreement of Genesis Energy, L.P.

2.	Restriction on encumbrance or pledge pursuant to Production Payment Purchase and Sale Agreement between Genesis Crude Oil, L.P. and Denbury Resources Inc. dated November 14, 2003

3.	Restriction on encumbrance or pledge pursuant to Carbon Dioxide Transportation Agreement between Genesis Crude Oil, L.P. and Denbury Resources Inc. dated September 1, 2003

4.	Restriction on encumbrance or pledge pursuant to Second Production Payment Purchase and Sale Agreement between Genesis Crude Oil, L.P. and Denbury Onshore LLC dated August 26, 2004

5.	Restriction on encumbrance or pledge pursuant to Second Carbon Dioxide Transportation Agreement between Genesis Crude Oil, L.P. and Denbury Onshore LLC dated July 1, 2004

6.	Restriction on encumbrance or pledge pursuant to Third Production Payment Purchase and Sale Agreement between Genesis Crude Oil, L.P. and Denbury Onshore LLC dated October 11, 2005

7.	Restriction on encumbrance or pledge pursuant to Third Carbon Dioxide Transportation Agreement between Genesis Crude Oil, L.P. and Denbury Onshore LLC dated September 1, 2005

8.	Option granted to Denbury Onshore LLC to purchase Brookhaven Carbon Dioxide Transportation Agreement made and entered into effective as of December 1, 2004, by and between Genesis CO2 Pipeline, L.P. and Denbury Onshore, LLC

9.	Right of first refusal pursuant to T&P Syngas Supply Company Partnership Agreement

10.	Right of first refusal pursuant to First Amended and Restated Limited Liability Company Operating Agreement of Sandhill Group, L.L.C. dated April 4, 2006

11.	Consent to assign or transfer pursuant to Amended and Restated Limited Liability Agreement of Faustina Hydrogen Products LLC Agreement

12.	Consent to assign or transfer pursuant to Faustina Investment and Development Agreement

Credit Agreement Schedule 6.02-1

13.	Consent to assign pursuant to Olive McComb Field Transportation Agreement made and entered into effective as of November 15, 2004, by and between Genesis Pipeline USA, L.P. and Denbury Onshore, LLC

14.	Consent to assign pursuant to Brookhaven Field Transportation Agreement made and entered into effective as of January 1, 2004, by and between Genesis Pipeline USA, L.P. and Denbury Onshore, LLC

Credit Agreement Schedule 6.02-2

SCHEDULE 6.04

Investments

238 shares of LyondellBasell Industries N.V. (“Lyondell”) Class A Common Stock held by Genesis Crude Oil, L.P. received in connection with Lyondell’s reorganization.

Credit Agreement Schedule 6.04-1

SCHEDULE 6.09

Transactions with Affiliates

1.	Fourth Amended and Restated Agreement of Limited Partnership of Genesis Energy, L.P. as amended by Amendment No. 1 thereto

2.	Fourth Amended and Restated Agreement of Limited Partnership of Genesis Crude Oil, L.P.

3.	Purchase and Sale Agreement for Membership Interest in Sandhill Group, L.L.C. between The Magna Carta Group, L.L.C. and Genesis Crude Oil, L.P.

4.	Earnout Agreement by and between the Magna Carta Group, L.L.C. and Genesis Crude Oil, L.P.

5.	Commercial Guaranty with Sandhill Group, L.L.C. as Borrower, Community Trust Bank as Lender and Genesis Crude Oil, L.P. as Guarantor

6.	First Amended and Restated Limited Liability Company Operating Agreement of Sandhill Group, L.L.C. dated April 4, 2006

7.	T&P Supply Company Partnership Agreement

8.	Contract for Sale of Carbon Dioxide to Sandhill Group LLC by Denbury Onshore LLC dated August 1, 2005, assigned to Genesis Crude Oil, L.P. effective September 1, 2005

9.	Registration Rights Agreement, dated July 25, 2007 and as amended from time to time, by and among the Parent, Davison Petroleum products, L.L.C., a Louisiana limited liability company (“DPP”), Davison Transport, Inc., a Louisiana corporation (“DT”), Transport Company, an Arkansas corporation (“Transport”), Davison Terminal Service, Inc., a Louisiana corporation (“DTS”), Sunshine Oil & Storage, Inc., a Louisiana corporation (“Sunshine”) and T&T Chemical, Inc., an Arkansas corporation (“T&T”)

10.	Unitholder Rights Agreement, dated July 25, 2007 and as amended from time to time, by and among the Parent, the General Partner, Genesis Davison, DPP, DT, Transport, DTS, Sunshine and T&T

11.	Pledge and Security Agreement, dated July 25, 2007 and as amended from time to time, by and among the Parent, the General Partner, Genesis Davison, DPP, DT, Transport, DTS, Sunshine and T&T

12.	Aircraft Interchange Agreement among Genesis Crude Oil, L.P. and Division Petroleum Supply, L.L.C., Ruston Aviation, LLC and DT, dated December 28, 2007

Credit Agreement Schedule 6.09-1

13.	Intercompany Note, made by Genesis NEJD Pipeline, LLC, a Delaware limited liability company, in favor of Genesis NEJD Holdings, LLC, a Delaware limited liability company, dated May 30, 2008

14.	NEJD Intercompany Collateral Agreement made by Genesis NEJD Pipeline, LLC, a Delaware limited liability company, in favor of Genesis NEJD Holdings, LLC, a Delaware limited liability company, dated as of May 30, 2008

15.	Consent and Agreement, dated as of May 30, 2008, among Genesis NEJD Pipeline, LLC, a Delaware limited liability company, Genesis NEJD Holdings, LLC, a Delaware limited liability company, Genesis Energy, L.P., Delaware limited partnership, and Fortis Capital Corp., as Administrative Agent

16.	Omnibus Agreement dated as of June 11, 2008 by and among TD Marine, LLC, James E. Davison, Steven K. Davison, Todd A Davison and Genesis Energy, L.P.

Credit Agreement Schedule 6.09-2

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower:	Genesis Energy, L.P.

4.	Administrative Agent:	BNP Paribas, as the Administrative Agent under the Credit Agreement

Exhibit A

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of June 29, 2010 among Genesis Energy, L.P., as borrower, BNP Paribas, as administrative agent, and the lenders party thereto

6.	Assigned Interest:

Committed Amount Assigned	Aggregate Committed Amounts/Loans for all Lenders	Amount of Committed Amount/Loans Assigned	Percentage Assigned of Committed Amounts/Loans[1]

	$	$	%

	$	$	%

	$	$	%

Effective Date:                  , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Committed Amounts/Loans of all Lenders thereunder.

Exhibit A

[Consented to and]2 Accepted:

BNP PARIBAS, as

Administrative Agent

By:
Title:

[Consented to:]3

[NAME OF RELEVANT PARTY]

By:
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A

ANNEX 1

TO

ASSIGNMENT AND ASSUMPTION

[                    ] 4

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including pursuant to Section 2.17 thereof, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and

[4]	Describe Credit Agreement at option of Administrative Agent.

Exhibit A

without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A

EXHIBIT B

FORM OF COMMITTED AMOUNT DECREASE CERTIFICATE

[Date]

BNP Paribas

[Address]

Attn:

Ladies and Gentlemen:

This Committed Amount Decrease Certificate is being delivered to you pursuant to Sections 2.05(b) and 2.09(b) of that certain Second Amended and Restated Credit Agreement dated as of June 29, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and BNP Paribas, as administrative agent for the Lenders (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement. The undersigned, Chief Financial Officer of the General Partner, hereby requests on behalf of the Borrower pursuant to Sections 2.05(b) and 2.09(b) of the Credit Agreement that the Committed Amount be decreased as set forth below:

Current Committed Amount:	$

Requested Decreased Committed Amount:	$

Effective Date for Decrease:		[1]

Each Lender’s Ratable Portion of the decrease to the aggregate Committed Amounts is set forth on Schedule A hereto.

[signature page follows]

[1]

For decreases to the Committed Amount, the effective date shall be third Business Day after receipt of this Certificate by the Administrative Agent. The Borrower may request a later effective date for decreases, but in no event shall such date be later than ten Business Days after the receipt of this Certificate by the Administrative Agent.

Exhibit B

IN WITNESS WHEREOF, the undersigned has executed this Committed Amount Decrease Certificate as of the date first written above.

BORROWER:

GENESIS ENERGY, L.P.

By: GENESIS ENERGY, LLC,
its general partner

By:
Name:
Title:

Exhibit B

SCHEDULE A

TO

COMMITTED AMOUNT DECREASE CERTIFICATE

EACH LENDER’S RATABLE PORTION OF THE DECREASE TO THE AGGREGATE

COMMITTED AMOUNTS

LENDER	CURRENT COMMITTED AMOUNT	DECREASE TO COMMITTED AMOUNT	COMMITTED AMOUNT AFTER GIVING EFFECT TO DECREASE

Exhibit B

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

[Date]

[Issuing Bank]

[Address]

BNP Paribas, as Administrative Agent

[Address]

Attn:

Ladies and Gentlemen:

The undersigned, Genesis Energy, L.P., a Delaware limited partnership (the “Borrower”), refers to that certain Second Amended and Restated Credit Agreement dated as of June 29, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders party thereto from time to time (the “Lenders”), and BNP Paribas, as administrative agent for the Lenders (in such capacity, and together with its permitted successors, the “Administrative Agent”) (unless otherwise defined herein, each capitalized term used herein has the meaning assigned to it in the Credit Agreement) and hereby gives you (the “Issuing Bank”) irrevocable notice pursuant to Section 2.06(b) of the Credit Agreement that:

[The Borrower hereby requests that the Issuing Bank issue a Letter of Credit, substantially in the form of Form 1 attached hereto, as follows:

Effective Date:	_______________
Stated Amount:	$_______________
Account Party:	_______________
Beneficiary Name:	_______________
Beneficiary Address:	_______________
_______________
Beneficiary Primary Contact:	_______________
Beneficiary Phone Number:	_______________
Expiry Date[6]:	_______________]

[6]	The Expiry Date shall not be later than the earlier of (i) the date one year after the Effective Date and (ii) the date that is five Business Days prior to the Maturity Date.

Exhibit C

[The Borrower hereby requests that the Issuing Bank increase the Stated Amount of an existing Letter of Credit as follows:

Effective Date:	_______________
Existing Letter of Credit No.	_______________
Existing Stated Amount:	$_______________
Account Party:	_______________
Beneficiary Name:	_______________
Beneficiary Address:	_______________
_______________

Beneficiary Primary Contact:	_______________
Beneficiary Phone Number:	_______________
Expiry Date[7]:	_______________

New Stated Amount:	$_______________]

[The Borrower hereby requests that the Issuing Lender extend the expiry date of an existing Letter of Credit as follows:

Effective Date:	_______________
Existing Letter of Credit No.	_______________
Stated Amount:	$_______________
Account Party:	_______________
Beneficiary Name:	_______________
Beneficiary Address:	_______________

Beneficiary Primary Contact:	_______________
Beneficiary Phone Number:	_______________
Existing Expiry Date:	_______________

New Expiry Date[8]:	_______________]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the [issuance][increase][extension] of the Letter of Credit requested herein:

(i)	the representations and warranties of the Borrower, the General Partner or any Relevant Party set forth in the Loan Documents are true and correct in all material respects (except such representations and warranties that are stated to relate to a specific earlier date, which representations and warranties are true and correct in all material respects as of such earlier date);

[7]	The Expiry Date shall not be later than the earlier of (i) the date one year after the Effective Date and (ii) the date that is five Business Days prior to the Maturity Date.
[8]	The Expiry Date shall not be later than the earlier of (i) the date one year after the date of the extension and (ii) the date that is five Business Days prior to the Maturity Date.

Exhibit C

(ii)	no Default or Event of Default has occurred and is continuing; and

(iii)	after giving effect to such [issuance][increase][extension], (a) the LC Exposure shall not exceed $100,000,000 and (b) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Committed Amounts.

[signature page follows]

Exhibit C

The undersigned certifies that he/she is the [                    ] of the General Partner, and that as such he/she is authorized to execute this certificate on behalf of the Borrower as of the date first written above.

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC, its general partner

By:
Name:
Title:

Exhibit C

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

[Date]

BNP Paribas, as Administrative Agent

[Address]

Attn:

Ladies and Gentlemen:

The undersigned, Genesis Energy, L.P, a Delaware limited partnership (the “Borrower”), is a party to that certain Second Amended and Restated Credit Agreement dated as of June 29, 2010 (as the same may be amended, modified, or supplemented from time to time, the “Credit Agreement”) among the Borrower, the lenders from time to time party thereto (the “Lenders”), and BNP Paribas, as administrative agent for the Lenders (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement. The undersigned hereby gives you irrevocable notice pursuant to Section 2.08 of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] of outstanding Borrowings, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.08 of the Credit Agreement:

(a) The Borrowing to which this Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing is [                    ].

(b) The Business Day of the Proposed Borrowing is [            , 20__].

(c) The aggregate amount of the existing Borrowing to be converted or continued is $                     and the existing Borrowing is [an ABR Borrowing] [a Eurodollar Borrowing] (the “Existing Advance”).

(d) The Proposed Borrowing consists of [a conversion of the Existing Advance to [an ABR Borrowing] [a Eurodollar Borrowing]] [a continuation of the Existing Advance].

[(e) The Interest Period for the Proposed Borrowing is [one, two, three or six] month[s].]9

[9]	Applicable only if the requested continuation or conversion is a Eurodollar Borrowing.

Exhibit D

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	the representations and warranties of the Borrower, the General Partner or any Relevant Party set forth in the Loan Documents are true and correct in all material respects (except such representations and warranties that are stated to relate to a specific earlier date, which representations and warranties are true and correct in all material respects as of such earlier date);

(ii)	no Default or Event of Default has occurred and is continuing;

(iii)	after giving effect to such Proposed Borrowing, there will be no more than six Interest Periods applicable to outstanding Eurodollar Borrowings; and

(iv)	after giving effect to such Proposed Borrowing, the aggregate Revolving Credit Exposures will not exceed the aggregate Committed Amounts.

[signature page follows]

Exhibit D

The undersigned certifies that he/she is the [                    ] of the General Partner, and that as such he/she is authorized to execute this certificate on behalf of the Borrower as of the date first written above.

Very truly yours,

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC, its general partner

By:
Name:
Title:

Exhibit D

EXHIBIT E

FORM OF PERFECTION CERTIFICATE

[Date]

Reference is hereby made to that certain (a) Second Amended and Restated Credit Agreement, dated as of June 29, 2010 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P., a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and BNP Paribas, as administrative agent (in such capacity, and together with its permitted successors, the “Administrative Agent”), (b) Second Amended and Restated Guarantee and Collateral Agreement, dated as of June 29, 2010 (as amended, modified, supplemented or restated from time to time, the “Guarantee and Collateral Agreement”), by and among the Borrower, each of the other Grantors listed therein and the Administrative Agent, and (c) First Amended and Restated General Partner Pledge Agreement, dated as of June 29, 2010, by and between Genesis Energy, LLC, a Delaware limited liability company (the “General Partner”), and the Administrative Agent (as amended, modified, supplemented or restated from time to time, the “General Partner Pledge Agreement”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

As used herein, the term “Companies” means, collectively, the Borrower, the General Partner (or any other general partner of the Borrower), and each of the Restricted Subsidiaries and the term “Company” means, individually, any one of them.

The undersigned hereby certifies as of the date hereof to the Administrative Agent as follows:

1.	Names.

(a) The exact legal name of each Company as such name appears in its respective certificate of formation or any other equivalent organizational document is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Schedule 1(b) contains a true and correct list of any other corporate, limited liability company, limited partnership or other organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Schedule 1(c) contains a true and correct list of all other names (including trade names or similar appellations) used by each Company or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization, or otherwise, at any time between July 1, 2005 and the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

Exhibit E

2.	Current Locations.

(a) The chief executive office of each Company is located at the address set forth in Schedule 2(a).

(b) Set forth in Schedule 2(b) are all locations where each Company maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) are all other places of business of each Company.

(d) Set forth in Schedule 2(d) are all other locations where each Company maintains any of the Collateral consisting of inventory or equipment not identified above.

(e) Set forth in Schedule 2(e) are the names and addresses of all Persons other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, that have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

3. Prior Locations. Set forth in Schedule 3 is the information required by Section 2(a), Section 2(b) and Section 2(c) with respect to each location or place of business previously maintained by each Company at any time during the past four months.

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a Person in the business of selling goods of that kind, provided, that Schedule 4 shall not be required to list (a) transactions that occurred prior to July 1, 2005 or (b) transactions (together with all other transactions that are part of a series of transactions) in respect of which the aggregate Acquisition Consideration was less than $25,000,000.

5. Schedule 5 contains a true and accurate summary of file search reports from (a) the Uniform Commercial Code filing offices (i)(a) with respect to the certificate delivered on the Effective Date, in each jurisdiction identified in Schedule 1(a) with respect to each legal name set forth in Schedule 1(a) and (b) otherwise, in each jurisdiction identified in Schedule 1(a) with respect to each legal name set forth in Schedule 1 and (ii) except with respect to the certificate delivered on the Effective Date, in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c), if any, or Schedule 4, if any, with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (b) except with respect to the certificate delivered on the Effective Date, each filing officer in each real estate recording office identified on Schedule 8 with respect to real estate on which Collateral consisting of fixtures is or is to be located. Except with respect to the certificate delivered on the Effective Date, a true copy of each financing statement, including judgment and Tax Liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Administrative Agent.

Exhibit E

6. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the Collateral, attached as Schedule 6 are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6.

7. Schedule of Filings. Schedule 7 lists (a) the appropriate filing offices for the financing statements attached as Schedule 6 and (b) the appropriate filing offices for the filings described in Schedule 12(c) and (c) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Security Documents.

8. Real Property. Schedule 8(a) lists all Mortgages and amendments and supplements thereto that have been filed or will be filed substantially contemporaneously with the execution of this certificate (noting filing offices for such Mortgages), and a general description of each parcel of or other interest in Real Property owned or leased by any Borrower Party that is not subject to such a Mortgage, including, with respect to any Real Property acquired after the Effective Date, the approximate fair market value of such parcel or interest and the county or counties and state or states where such parcel or interest is located (it being understood that such parcels or interests that are part of substantially contiguous Real Property may be described in the aggregate); provided, that, Schedule 8(a) shall not be required to list parcels of or interests in Real Property to the extent that such parcels or interests are not Mortgaged Property solely because of provisions of the Mortgages that expressly exclude such parcels or interests from the Lien created by such Mortgage because of a consent to assignment or Lien (or similar) provision in the underlying agreement(s) governing such parcel or interest. Except as described on Schedule 8(b), no Borrower Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the Real Property described, or subject to a Mortgage described, on Schedule 8(a) for which the annual rental or similar payment exceeds $10,000 per month per arrangement, and no Borrower Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as lessee, sublessee, licensee, franchisee or grantee for which the annual rental or similar payment exceeds $10,000 per month per arrangement which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Credit Agreement.

9. Termination Statements and Releases of Liens. Attached as Schedule 9(a) are the duly authorized termination statements and releases of liens in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) with respect to each Lien described therein.

10. Stock Ownership and Other Equity Interests. Schedule 10 contains a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other Equity Interest owned by each Company and its subsidiaries and Joint Ventures and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests.

11. Instruments and Tangible Chattel Paper. Schedule 11 contains a true and correct list of all Instruments (including all intercompany notes between or among any two Borrower Parties or

Exhibit E

between or among any Borrower Party and a subsidiary or Joint Venture thereof), Chattel Paper, Tangible Chattel Paper and Electronic Chattel Paper (each such capitalized term as defined in the Guarantee and Collateral Agreement); provided, that Schedule 11 shall only be required to list such Instruments, Chattel Paper, Tangible Chattel Paper and Electronic Chattel Paper if the aggregate value of all such Instruments and Chattel Paper held by the Borrower Parties exceeds $1,000,000.

12.	Intellectual Property.

(a) Schedule 12(a) contains a true and correct list of all of the Borrower Parties’ Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Guarantee and Collateral Agreement) registered with the United States Patent and Trademark Office, and all other Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner and the registration number of each Patent, Patent License, Trademark and Trademark License owned by each Borrower Party.

(b) Schedule 12(b) sets forth all of the Borrower Parties’ United States Copyrights and Copyright Licenses (each as defined in the Guarantee and Collateral Agreement), and all other Copyrights and Copyright Licenses, including the name of the registered owner and the registration number of each Copyright or Copyright License owned by any Borrower Party.

(c) Attached as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings, if any, necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedule 12(a) and Schedule 12(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

13. Commercial Tort Claims. Schedule 13 contains a true and correct list of all Commercial Tort Claims (as defined in the Guarantee and Collateral Agreement) in excess of $2,000,000 held by any Borrower Party, including a brief description thereof.

14. Deposit Accounts, Securities Accounts and Commodity Accounts. Schedule 14 contains a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Guarantee and Collateral Agreement) maintained by any Borrower Party, other than the Excluded Accounts, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, and whether such account is a Deposit Account, a Securities Account or a Commodity Account.

[Signature page follows]

Exhibit E

IN WITNESS WHEREOF, the undersigned has executed this Perfection Certificate as of the first date written above.

BORROWER:

GENESIS ENERGY, L.P.
By:	GENESIS ENERGY, LLC,
its general partner

By:
Name:
Title:

Exhibit E

EXHIBIT F

FORM OF BORROWING REQUEST

[Date]

BNP Paribas, as Administrative Agent

[Address]

Attn:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of June 29, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P., a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and BNP Paribas, as administrative agent for the Lenders (in such capacity, and together with its permitted successors, the “Administrative Agent”) (unless otherwise defined herein, each capitalized term used herein has the meaning assigned to it in the Credit Agreement).

(a) The Borrower hereby requests pursuant to Section 2.03 of the Credit Agreement a Borrowing as follows:

(i) the aggregate amount of the requested Borrowing is $[            ];

(ii) the date of the requested Borrowing is [            ], 20[             ]10;

(iii) the requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) [the initial Interest Period applicable thereto is [one, two, three or six] months]11;

(v) the requested Borrowing [is] [is not] an Inventory Financing Sublimit Borrowing;

(vi) the current total Revolving Credit Exposures (without giving effect to the requested Borrowing) is $[            ];

(vii) the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[            ]; and

(viii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07 of the Credit Agreement, are as follows:

[10]	The date must be a Business Day
[11]	To be included if the requested Borrowing is a Eurodollar Borrowing

Exhibit F

[                         ]

[                         ]

[                         ]

[                         ].

(b) The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the requested Borrowing:

(i)	the representations and warranties of the Borrower, the General Partner or any Relevant Party set forth in the Loan Documents are true and correct in all material respects (except such representations and warranties that are stated to relate to a specific earlier date, which representations and warranties are true and correct in all material respects as of such earlier date);

(ii)	at the time of and immediately after giving effect to such requested Borrowing, no Default or Event of Default has occurred and is continuing; and

(iii)	after giving effect to such requested Borrowing, the sum of the total Revolving Credit Exposures will not exceed the aggregate Committed Amounts.

[(c) The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the requested Inventory Financing Sublimit Borrowing:

(i)	all of the Petroleum Products to which such requested Inventory Financing Sublimit Borrowing relates (the “New Financed Inventory”) constitutes Eligible Inventory;

(ii)	the price risk relating to such New Financed Inventory has been fully hedged pursuant to a Hedging Agreement or sold forward pursuant to a sales contract (subject to immaterial deficiencies described in Section 5.17(b) of the Credit Agreement); and

(iii)

the amount of such requested Inventory Financing Sublimit Borrowing does not exceed an amount equal to the product of (1) 90% and (2) an amount equal to the sum of (x) the Sale Value of such New Financed Inventory that is subject to sales contracts measured as of the date of such Borrowing plus (y) the Hedged Value of such New Financed Inventory that is not subject to sales contracts measured as of the date of such Borrowing minus (z) all related storage, transportation and other applicable costs reasonably estimated by the Borrower to be applicable to such New Financed Inventory in the future.] [12]

[signature page follows]

[12]	This section should be included in the Borrowing Request only if the Borrowing Request covers an Inventory Financing Sublimit Borrowing.

Exhibit F

The undersigned certifies that he/she is the [                                ] of the General Partner, and that as such he/she is authorized to execute this certificate on behalf of the Borrower as of the date first written above.

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC, its general partner
By:
Name:
Title:

Exhibit F

EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE

[Date]

BNP Paribas

[Address]

Attn:

This Borrowing Base Certificate is being delivered13 pursuant to Section 5.01(g) of that certain Second Amended and Restated Credit Agreement dated as of June 29, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and BNP Paribas, as administrative agent (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement. The undersigned, Financial Officer of the General Partner, hereby certifies that he/she has carefully reviewed the contents of this Borrowing Base Certificate and, in connection herewith, has made or caused to be made such investigation and inquiries as he/she deems necessary and prudent with respect to the certifications herein made and, based upon the foregoing, the undersigned has concluded and represents on behalf of the Borrower the following:

1. The Inventory Financing Sublimit Borrowing Base Date to which this Certificate applies is [                 , 20    ]14 (the “Inventory Financing Sublimit Borrowing Base Date”).

[2. The Borrower hereby requests the conversion of General Loans to, and designation of such Loans as, Inventory Financing Sublimit Borrowings as of the Inventory Financing Sublimit Borrowing Base Date in a principal amount equal to $[            ]. The Borrower hereby certifies that the following statements are true as of such Inventory Financing Sublimit Borrowing Base Date:

(i)	all of the Petroleum Products to which such requested Inventory Financing Sublimit Borrowing relates (the “New Financed Inventory”) constitute Eligible Inventory;

(ii)	the price risk relating to such New Financed Inventory has been fully hedged pursuant to a Hedging Agreement or sold forward pursuant to a sales contract (subject to immaterial deficiencies described in Section 5.17(b) of the Credit Agreement); and

[13]	This Certificate must be delivered by the fifth Business Day of the calendar month.
[14]	The Inventory Financing Sublimit Borrowing Base Date shall be the last day of the calendar month immediately preceding the month in which this Certificate is delivered.

Exhibit G

(iii)

the principal amount of such requested Inventory Financing Sublimit Borrowing does not exceed an amount equal to the product of (1) 90% and (2) an amount equal to the sum of (x) the Sale Value of such New Financed Inventory that is subject to sales contracts measured as of the date of such Borrowing plus (y) the Hedged Value of such New Financed Inventory that is not subject to sales contracts measured as of the date of such Borrowing minus (z) all related storage, transportation and other applicable costs reasonably estimated by the Borrower to be applicable to such New Financed Inventory in the future.][15]

2.16 The aggregate principal amount borrowed and outstanding under the Inventory Financing Sublimit Tranche on the Inventory Financing Sublimit Borrowing Base Date, after giving effect to any Inventory Financing Sublimit Borrowings designated on such Inventory Financing Sublimit Borrowing Base Date [pursuant to clause 2. above], but without giving effect to any prepayment required to be made contemporaneously with the delivery of this Certificate pursuant to Section 2.11(e) of the Credit Agreement, is equal to $[            ].

3. The Inventory Financing Sublimit Availability as of the Inventory Financing Sublimit Borrowing Base is equal to $[             ].17

4. The calculation of the Inventory Financing Sublimit Borrowing Base as of the Inventory Financing Sublimit Borrowing Base Date is set forth on Exhibit A hereto. Such Inventory Financing Sublimit Borrowing Base is equal to $[            ].

5. The amount calculated pursuant to clause 2. above that is in excess of the lower of the amounts calculated pursuant to each of clauses 3. and 4. above (if any) is equal to $[            ]. This is the Inventory Sublimit Prepayment Amount for the Inventory Financing Sublimit Borrowing Base Date. Contemporaneously with the delivery of this Certificate, the Borrower hereby notifies the Administrative Agent pursuant to Section 2.11(e) of the Credit Agreement that the Borrower has made [a prepayment of Inventory Financing Sublimit Borrowings] [conversion of Inventory Financing Sublimit Borrowings to General Loans] in the Inventory Sublimit Prepayment Amount (if any) in accordance with Section 2.11(e) of the Credit Agreement.

6. The aggregate principal amount borrowed and outstanding under the Inventory Financing Sublimit Tranche, after giving effect to any Inventory Financing Sublimit Borrowings designated on the Inventory Financing Sublimit Borrowing Base

[15]	Include if plan to deem an Inventory Financing Sublimit Borrowing as of the Inventory Financing Sublimit Borrowing Base Date.
[16]	If the bracketed clause 2. above is included, the numbering of the clauses and cross-references thereto should be adjusted accordingly.
[17]

The lower of (a) the then effective aggregate Committed Amounts (net of the principal amount of any then outstanding General Loans (other than General Loans to be converted into Inventory Financing Sublimit Borrowings pursuant to clause 2.) and LC Exposure) and (b) the then current Inventory Financing Sublimit Amount (i.e., $75,000,000 on the Effective Date).

Exhibit G

Date (if any) [pursuant to clause 2. above] and after giving effect to any prepayment or conversion to General Loans required to be made contemporaneously with the delivery of this Certificate pursuant to Section 2.11(e) of the Credit Agreement and pursuant to clause 5. above, does not exceed the lesser of (x) the Inventory Financing Sublimit Borrowing Base as of the Inventory Financing Sublimit Borrowing Base Date and (y) the Inventory Financing Sublimit Availability as of the Inventory Financing Sublimit Borrowing Base Date.

7. The following table sets forth true, complete and correct information related to Financed Eligible Inventory owned by the Borrower or any Restricted Subsidiary on the Inventory Financing Sublimit Borrowing Base Date.

Total Volume of Financed Eligible Inventory:
Location of Financed Eligible Inventory:
State	County		Volume (Barrels/MMBTU)

Financed Eligible Inventory Subject to Sales Contracts:
Counterparty	Contract Number	Contract Date (i.e., End Date)	Volume (Barrels/MMBTU)	Sale Price	Sale Value
Financed Eligible Inventory Subject to Hedging Agreements:
Counterparty	Contract Number	Contract Date (i.e., End Date)	Volume (Barrels/MMBTU)	Hedge Price	Hedge Value

[signature page follows]

Exhibit G

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Certificate as of the first date written above.

BORROWER:

GENESIS ENERGY, L.P.

By: GENESIS ENERGY, LLC,
its general partner

By:
Name:
Title:

Exhibit G

Exhibit A

Inventory Financing Sublimit Borrowing Base Calculation

1.	Sale Value

A. Volume of Eligible Financed Inventory subject to sales contracts
B. Sale price of such Eligible Financed Inventory
Sale Value = A * B

II.	Hedged Value

A. Volume of Eligible Financed Inventory not subject to sales contracts
B. Prices fixed with respect thereto in corresponding Hedging Agreements
C. A* B
D. Amount secured by any Liens in favor of a counterparty or broker securing obligations of any Borrower Party under a Hedging Agreement with respect to such Financed Eligible Inventory
Hedged Value = C - D

III.	Inventory Financing Sublimit Borrowing Base

A. Sale Value (from I. above)
B. Hedged Value (from II. Above)
C. All storage, transportation and other applicable costs related to such Financed Eligible Inventory
D. A + B - C
Inventory Financing Sublimit Borrowing Base = D * 90%

Exhibit G

EXHIBIT H

FORM OF COMMITTED AMOUNT INCREASE CERTIFICATE

[Date]

BNP Paribas

[Address]

Attn:

This Committed Amount Increase Certificate is being delivered pursuant to Section 2.05(c)(ii)(D) of that certain Second Amended and Restated Credit Agreement dated as of June 29, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and BNP Paribas, as administrative agent (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement. The undersigned, Responsible Officer of the General Partner, hereby certifies on behalf of the Borrower that, as of the date hereof, no Default or Event of Default has occurred and is continuing and requests on behalf of the Borrower that the aggregate Committed Amount be increased by increasing the Committed Amount of [                                ] (the “Increasing Lender”) by the amount and on the date set forth below:

Current aggregate Committed Amount for all Lenders:	$___________________
Current Committed Amount of the Increasing Lender:	$___________________
Requested Increase in the Committed Amount of the Increasing Lender (the “Increase Amount”):	$___________________[18]
Total Committed Amount for the Increasing Lender:	$___________________
Effective Date for Increase (the “Increase Date”):	____________________

[18]

Any increase in the aggregate Committed Amounts shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if, after giving effect thereto, the aggregate increases pursuant to Section 2.05(c) of the Credit Agreement would exceed $125,000,000.

Exhibit H

By signing below, the Increasing Lender agrees (a) that its Committed Amount will be increased by the Increase Amount effective as of the Increase Date, (b) after giving effect to such increase, its total Committed Amount will be $[            ], and (c) that it shall continue to be a Lender under the Credit Agreement. The Borrower shall pay the fee payable to the Administrative Agent pursuant Section 2.05(c)(ii)(D) of the Credit Agreement.

[signature page follows]

Exhibit H

IN WITNESS WHEREOF, each of the undersigned has executed this Committed Amount Increase Certificate as of the date first written above.

BORROWER:

GENESIS ENERGY, L.P.

By: GENESIS ENERGY, L.L.C.,
its general partner

By:
Name:
Title:

LENDER:

[ ]

By:
Name:
Title:

Consented to and Accepted:

ADMINISTRATIVE AGENT

BNP PARIBAS

By:
Name:
Title:

Exhibit H

EXHIBIT I

FORM OF ADDITIONAL LENDER CERTIFICATE

[Date]

To:	BNP Paribas,

as Administrative Agent

This Additional Lender Certificate is being delivered pursuant to Section 2.05(c)(ii)(E) of that certain Second Amended and Restated Credit Agreement dated as of June 29, 2010 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Genesis Energy, L.P, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and BNP Paribas, as administrative agent (in such capacity, and together with its permitted successors, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Please be advised that the undersigned (the “Additional Lender”) has agreed, and does hereby agree, (a) to become a Lender under the Credit Agreement effective [             ], 20[    ] with a Committed Amount of $[            ] and (b) that it shall be a party in all respects to, and bound as a Lender in all respects by, the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. The Borrower shall pay the fee payable to the Administrative Agent pursuant to Section 2.05(c)(ii)(E) of the Credit Agreement.

Very truly yours,

GENESIS ENERGY, L.P.

By:	GENESIS ENERGY, LLC, its general partner

By:
Name:
Title:

Exhibit I

Accepted and Agreed:

BNP PARIBAS,

  as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[ADDITIONAL LENDER]

By:
Name:
Title:

Exhibit I